Exhibit 1

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Statements of Income

(Millions of U.S. Dollars, except for earnings per share)

		Years ended December 31,
	Notes	2024	2023	2022
Revenues	3	$16,200	16,554	14,706
Cost of sales	5	(10,761)	(10,979)	(10,221)

Gross profit		5,439	5,575	4,485

Operating expenses	6	(3,611)	(3,616)	(3,124)

Operating earnings before other expenses, net	2	1,828	1,959	1,361
Other expenses, net	7	(7)	(211)	(488)

Operating earnings		1,821	1,748	873

Financial expense	8.1, 17	(555)	(539)	(505)
Financial income and other items, net	8.2	(379)	16	172
Share of profit of equity accounted investments	14.1	93	98	30

Earnings before income tax		980	1,323	570

Income tax	20	(67)	(1,204)	(168)

Net income from continuing operations		913	119	402

Discontinued operations	4.2	47	80	483

CONSOLIDATED NET INCOME		960	199	885
Non-controlling interest net income		21	17	27

CONTROLLING INTEREST NET INCOME		$939	182	858

Basic earnings per share	23	$0.0217	0.0042	0.0197
Basic earnings per share from continuing operations	23	$0.0206	0.0023	0.0086

Diluted earnings per share	23	$0.0213	0.0041	0.0193
Diluted earnings per share from continuing operations	23	$0.0202	0.0023	0.0085

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Millions of U.S. Dollars)

		Years ended December 31,
	Notes	2024	2023	2022
CONSOLIDATED NET INCOME		$960	199	885

Items that will not be reclassified subsequently to the statement of income
Net actuarial gains (losses) from remeasurements of defined benefit pension plans	19	74	(45)	176
Effects from strategic equity investments	14.2	1	(2)	(9)
Income tax benefit (expense) recognized directly in other comprehensive income	20	(11)	5	(32)

		64	(42)	135

Items that are or may be reclassified subsequently to the statement of income
Results from derivative financial instruments designated as cash flow hedges	17.4	(140)	(7)	80
Currency translation results of foreign subsidiaries	21.2	(206)	255	(326)
Income tax benefit recognized directly in other comprehensive income	20	(37)	1	18

		(383)	249	(228)

Total items of other comprehensive income (loss), net		(319)	207	(93)

CONSOLIDATED COMPREHENSIVE INCOME		641	406	792
Non-controlling interest comprehensive income (loss)		(31)	31	(36)

CONTROLLING INTEREST COMPREHENSIVE INCOME		$672	375	828

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Statements of Financial Position

(Millions of U.S. Dollars)

		As of December 31,
	Notes	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	9	$864	624
Trade accounts receivable	10	1,582	1,751
Other accounts receivable	11	715	650
Inventories	12	1,485	1,789
Assets held for sale and other current assets	13	370	191

Total current assets		$5,016	5,005

NON-CURRENT ASSETS
Investments in associates and joint ventures	14.1	753	729
Other investments and non-current accounts receivable	14.2	256	340
Property, machinery and equipment, net and assets for the right-of-use, net	15	11,240	12,466
Goodwill and intangible assets, net	16	9,361	9,530
Deferred income tax assets	20.2	673	363

Total non-current assets		22,283	23,428

TOTAL ASSETS		$27,299	28,433

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current debt	17.1	189	25
Other current financial obligations	17.2	927	950
Trade accounts payable	18.1	3,090	3,109
Income tax payable	20.4	469	1,082
Other current liabilities	18.2	1,326	1,620
Liabilities related to assets held for sale	13	91	—

Total current liabilities		$6,092	6,786

NON-CURRENT LIABILITIES
Non-current debt	17.1	5,340	6,203
Other non-current financial obligations	17.2	902	986
Pensions and other post-employment benefits	19	559	735
Deferred income tax liabilities	20.2	548	443
Other non-current liabilities	18.3	1,381	1,164

Total non-current liabilities		8,730	9,531

TOTAL LIABILITIES		$14,822	16,317

STOCKHOLDERS’ EQUITY
Controlling interest:
Common stock and additional paid-in capital	21.1	7,699	7,699
Other equity reserves and subordinated notes	21.2	(770)	(363)
Retained earnings	21.3	5,247	4,428

Total controlling interest		12,176	11,764
Non-controlling interest	21.4	301	352

TOTAL STOCKHOLDERS’ EQUITY		12,477	12,116

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$27,299	28,433

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Statements of Cash Flows

(Millions of U.S. Dollars)

		Years ended December 31,
	Notes	2024	2023	2022
OPERATING ACTIVITIES
Consolidated net income		$960	199	885
Discontinued operations		47	80	483

Net income from continuing operations		913	119	402
Adjustments for:
Depreciation and amortization of assets	5, 6	1,250	1,190	1,072
Impairment losses of longed-lived assets	7	122	43	442
Share of profit of equity accounted investments	14.1	(93)	(98)	(30)
Results on sale of associates, fixed assets and others		(172)	(41)	(120)
Financial expense, financial income and other financial items, net		934	523	333
Income taxes	20	67	1,204	168
Decrease (increase) in working capital, excluding income taxes		231	192	(390)

Cash flows provided by operating activities from continuing operations		3,252	3,132	1,877

Interest paid		(621)	(549)	(493)
Income taxes paid	20.4	(878)	(515)	(136)

Net cash flows provided by operating activities from continuing operations		1,753	2,068	1,248
Net cash flows provided by operating activities from discontinued operations		141	154	120

Net cash flows provided by operating activities after interest and income taxes		1,894	2,222	1,368

INVESTING ACTIVITIES
Investment in property, machinery and equipment, net	15	(1,000)	(865)	(755)
Investment in intangible assets, net	16.1	(296)	(207)	(151)
Disposal (acquisition) of subsidiaries and associates, net	4,14.1	1,020	(189)	341
Non-current assets and others, net		35	22	(14)

Cash flows used in investing activities from continuing operations		(241)	(1,239)	(579)
Net cash flows used in investing activities from discontinued operations		(87)	(83)	(61)

Net cash flows used in investing activities		(328)	(1,322)	(640)

FINANCING ACTIVITIES
Proceeds from new debt instruments	17.1	5,048	2,938	2,006
Debt repayments	17.1	(5,497)	(3,840)	(2,420)
Issuance of subordinated notes	21.2	—	992	—
Other financial obligations, net	17.2	(292)	(274)	(197)
Own shares repurchase program	21.1	—	—	(111)
Dividends paid	21.1	(90)	—	—
Shares in trust for future deliveries under share-based compensation	22	(52)	(45)	(36)
Changes in non-controlling interests	21.4	(2)	(62)	(14)
Derivative financial instruments	17.4	(37)	(189)	34
Coupons on subordinated notes	21.2,21.4	(143)	(120)	(51)
Non-current liabilities, net		(188)	(101)	(172)

Net cash flows used in financing activities		(1,253)	(701)	(961)

Increase (decrease) in cash and cash equivalents from continuing operations		259	128	(292)
Increase in cash and cash equivalents from discontinued operations		54	71	59
Foreign currency translation effect on cash		(73)	(70)	115
Cash and cash equivalents at beginning of period		624	495	613

CASH AND CASH EQUIVALENTS AT END OF PERIOD	9	$864	624	495

Changes in working capital, excluding income taxes:
Trade accounts receivable		$56	(27)	(208)
Other accounts receivable and other assets		(45)	21	(23)
Inventories		196	68	(464)
Trade accounts payable		159	(45)	290
Other accounts payable and accrued expenses		(135)	175	15

Decrease (increase) in working capital, excluding income taxes		$231	192	(390)

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

				Other equity
			Additional	reserves and		Total		Total
		Common	paid-in	subordinated	Retained	controlling	Non-controlling	stockholders’
	Notes	stock	capital	notes	earnings	interest	interest	equity
Balance as of December 31, 2021		$318	7,492	(1,371)	3,388	9,827	444	10,271
Net income for the period		—	—	—	858	858	27	885
Other comprehensive loss for the period		—	—	(30)	—	(30)	(63)	(93)

Total of other comprehensive income (loss) for the period	21.2	—	—	(30)	858	828	(36)	792
Own shares purchased under shares repurchase program	21.1	—	—	(111)	—	(111)	—	(111)
Shares in trust for future deliveries under share-based compensation	22	—	—	(36)	—	(36)	—	(36)
Share-based compensation	22	—	—	47	—	47	—	47
Coupons accrued on subordinated notes	21.2	—	—	(54)	—	(54)	—	(54)

Balance as of December 31, 2022		318	7,492	(1,555)	4,246	10,501	408	10,909
Net income for the period		—	—	—	182	182	17	199
Other comprehensive income for the period		—	—	193	—	193	14	207

Total of other comprehensive income for the period	21.2	—	—	193	182	375	31	406
Cancellation of own shares by shareholders’ resolution	21.1	—	(111)	111	—	—	—	—
Shares in trust for future deliveries under share-based compensation	22	—	—	(45)	—	(45)	—	(45)
Issuance of subordinated notes	21.2	—	—	992	—	992	—	992
Changes in non-controlling interest	21.4	—	—	—	—	—	(87)	(87)
Share-based compensation	22	—	—	61	—	61	—	61
Coupons accrued on subordinated notes	21.2	—	—	(120)	—	(120)	—	(120)

Balance as of December 31, 2023		318	7,381	(363)	4,428	11,764	352	12,116
Net income for the period		—	—	—	939	939	21	960
Other comprehensive income for the period		—	—	(267)	—	(267)	(52)	(319)

Total of other comprehensive income for the period	21.2	—	—	(267)	939	672	(31)	641
Dividends declared	21.1	—	—	—	(120)	(120)	—	(120)
Shares in trust for future deliveries under share-based compensation	22	—	—	(52)	—	(52)	—	(52)
Changes in non-controlling interest	21.4	—	—	—	—	—	(20)	(20)
Share-based compensation	22	—	—	55	—	55	—	55
Coupons accrued on subordinated notes	21.2	—	—	(143)	—	(143)	—	(143)

Balance as of December 31, 2024		$318	7,381	(770)	5,247	12,176	301	12,477

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

1)	DESCRIPTION OF BUSINESS

Cemex, S.A.B. de C.V., originated in 1906, is a publicly traded variable stock corporation (Sociedad Anónima Bursátil de Capital Variable) organized under the laws of Mexico, and is the parent company of entities whose main activities are oriented to the construction industry, through the production, marketing, sale and distribution of cement, ready-mix concrete, aggregates, urbanization solutions and other construction materials and services. In addition, Cemex, S.A.B. de C.V. performs significant business and operational activities in Mexico.

The shares of Cemex, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”) (Certificados de Participación Ordinaria) under the symbol “CemexCPO.” Each CPO represents two series “A” shares and one series “B” share of the common stock of Cemex, S.A.B. de C.V. In addition, Cemex, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The terms “Cemex, S.A.B. de C.V.” and/or the “Parent Company” used in these accompanying notes to the financial statements refer to Cemex, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “Cemex” refer to Cemex, S.A.B. de C.V. together with its consolidated subsidiaries.

The issuance of these consolidated financial statements was authorized by the Board of Directors of the Parent Company on February 5, 2025 considering the favorable recommendation of its Audit Committee. These financial statements will be submitted for approval to the annual general ordinary shareholders’ meeting of the Parent Company on March 25, 2025.

2)	BASIS OF PRESENTATION AND DISCLOSURE

The consolidated financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024, 2023 and 2022, were prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Note 29 includes Cemex’s material accounting policies. Accounting policy information is material if, when considered together with other information included in an entity’s financial statements, it can be reasonably expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements.

Presentation currency and definition of terms

The consolidated financial statements and the accompanying notes are presented in Dollars of the United States of America (the “United States”), except when specific reference is made to a different currency. When reference is made to “U.S. Dollar,” “Dollar,” “Dollars” or “$” it means Dollars of the United States. All amounts in the financial statements and the accompanying notes are stated in millions, except when references are made to earnings per share and/or prices per share. When reference is made to “Ps” or “Pesos,” it means Mexican Pesos. When reference is made to “€” or “Euros,” it means the currency in circulation in a considerable number of European Union (“EU”) countries. When reference is made to “£” or “Pounds,” it means British Pounds sterling. Previously reported Dollar amounts of prior years are restated when the underlying transactions in other currencies remain unsettled using the closing exchange rates as of the reporting date. Amounts reported in Dollars should not be construed as representations that such amounts represented those Dollars or could be converted into Dollars at the rates indicated.

Amounts disclosed in the notes in connection with outstanding tax and/or legal proceedings (notes 20.4 and 25), which are originated in jurisdictions where currencies are different from the Dollar, are presented in Dollar equivalents as of the closing of the most recent year presented. Consequently, without any change in the original currency, such Dollar amounts will fluctuate over time due to changes in exchange rates.

Discontinued operations (note 4.2)

Cemex reports as discontinued operations the disposal of entire geographical reportable operating segments regardless of size, the sale of a considerable portion of a significant reportable operating segment, as well as the sale of a major line of business. The statements of income and the statements of cash flows of prior periods were represented to consider the effects of additional discontinued operations occurred in 2024.

Statements of income

Cemex includes the line item titled “Operating earnings before other expenses, net” considering that it is a subtotal relevant for the determination of Cemex’s “Operating EBITDA” (Operating earnings before other expenses, net plus depreciation and amortization) as described below in this note. The line item of “Operating earnings before other expenses, net” allows for easy reconciliation of the amount in these financial statements under IFRS to the non-IFRS measure of Operating EBITDA by adding back depreciation and amortization. The line item “Other expenses, net” consists primarily of revenues and expenses not directly related to Cemex’s main activities or which are of a non-recurring nature, including impairment losses of long-lived assets, results on disposal of assets, as well as restructuring costs, among others (note 7). Under IFRS, the inclusion of certain subtotals such as “Operating earnings before other expenses, net” and the display of the statement of income vary significantly by industry and company according to specific needs.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Basis of presentation and disclosure – Statements of income – continued

Although Operating EBITDA is not a measure of operating performance, an alternative to cash flows or a measure of financial position under IFRS, Operating EBITDA is the financial measure used by Cemex’s chief executive officer to review operating performance and profitability, for decision-making purposes and to allocate resources. Moreover, Operating EBITDA is a measure used by Cemex’s creditors to review its capacity to internally fund capital expenditures, to service or incur debt and to comply with financial covenants under its financing agreements. Cemex presents “Operating EBITDA” in notes 4.3 (selected financial information by reportable segment and line of business) and 17.1 (Financial instruments–Financial covenants). Cemex’s Operating EBITDA may not be comparable to other similarly titled measures of other companies.

Statements of cash flows

The statements of cash flows exclude the following transactions that did not represent sources or uses of cash:

Financing activities:

•	In 2024, 2023 and 2022, the increases in other financing obligations in connection with lease contracts negotiated during the year for $290, $341 and $296, respectively (note 17.2);

•	In 2024, the portion of dividends declared during the year that is still payable as of December 31, 2024 for $30 (notes 21.1 and 21.3); and

Investing activities:

•

In 2024, 2023 and 2022, in connection with the leases negotiated during the year, the increases in assets for the right-of-use related to lease contracts for $290, $341 and $296, respectively (note 15.2).

Newly issued IFRS adopted in 2024

Beginning January 1, 2024, Cemex adopted IFRS amendments that did not result in any material impact on its results of operation or financial position, and which are explained as follows:

Standard	Main topic
Amendments to IAS 7, Statement of Cash Flows and IFRS 7, Financial Instruments: Disclosures – Supplier Finance Arrangements

The amendments require disclosure of supplier finance arrangements and their effects on an entity’s liabilities, cash flows and exposure to liquidity risk. As a result of the adoption of the amendments to IAS 7 and IFRS 7, the Company provides new disclosures for trade accounts payable under supplier finance arrangements in note 18.1.

Amendment to IAS 1 – Presentation of Financial Statement

Clarifies the requirements to be applied in classifying liabilities as current and non-current for non-current liabilities that are subject to covenants within 12 months after the reporting period. The adoption of the amendments to IAS 1 did not impact Cemex´s financial statements.

Amendments to IFRS 16, Leases – Lease Liability in a Sale and Leaseback

The amendments mention that on initial recognition, the seller-lessee would include variable payments when it measures a lease liability arising from a sale-and-leaseback transaction. In addition, the amendments establish that the seller-lessee could not recognize gains or losses relating to the right of use it retains after initial recognition. There are no sale and leaseback transactions during the reported periods.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

3)	REVENUES

Cemex’s revenues are mainly originated from the sale and distribution of cement, ready-mix concrete, aggregates and other construction materials and services, including urbanization solutions, and are recognized at a point in time or over time in the amount of the price, before tax on sales, expected to be received for goods and services supplied due to ordinary activities, as contractual performance obligations are fulfilled, and control of goods and services passes to the customer. Cemex grants credit for terms ranging generally from 15 to 90 days depending on the type and risk of each customer. For the years ended December 31, 2024, 2023 and 2022, revenues were as follows:

	2024	2023	2022
From the sale of goods associated to Cemex’s main activities [1]	$15,732	16,103	14,293
From maritime trade and the sale of other goods and services [2]	468	451	413

	$16,200	16,554	14,706

1	During the reported periods, revenues recognized over time under construction contracts were not significant.
2

Refers mainly to trade maritime transactions of cement and clinker carried by Cemex’s trading unit, among other minor revenues generated by subsidiaries not individually significant operating in different lines of business.

Information of revenues by reportable segment and line of business for the years 2024, 2023 and 2022 is presented in note 4.3.

As of December 31, 2024 and 2023, amounts receivable for progress billings and advances received from customers of construction contracts were not significant. Moreover, for the years 2024, 2023 and 2022, revenues and costs related to construction contracts in progress were not significant.

Certain promotions and/or discounts and rebates offered as part of the sale transaction, result in that a portion of the transaction price should be allocated to such commercial incentives as separate performance obligations, recognized as contract liabilities with customers, and deferred to the statement of income during the period in which the incentive is exercised by the customer or until it expires. For the years ended December 31, 2024, 2023 and 2022 changes in the balance of contract liabilities with customers were as follows:

	2024	2023	2022
Opening balance of contract liabilities with customers	$384	293	257
Increase during the period for new transactions	476	801	1,083
Decrease during the period for exercise or expiration of incentives	(576)	(717)	(1,045)
Currency translation effects	(15)	7	(2)

Closing balance of contract liabilities with customers	$269	384	293

For the years 2024, 2023 and 2022, any costs capitalized as contract fulfillment assets and released over the contract life according to IFRS 15, Revenues from contracts with customers were not significant.

4)	BUSINESS COMBINATIONS, DIVESTITURES AND DISCONTINUED OPERATIONS AND SELECTED FINANCIAL INFORMATION BY REPORTABLE SEGMENT AND LINE OF BUSINESS

4.1)	BUSINESS COMBINATIONS

On September 3, 2024, Cemex acquired from the Heim Group in Germany for a price of $4 a 51% controlling interest in RC-Baustoffe Berlin GmbH & Co. KG (“RC-Baustoffe Berlin”), a Berlin-based recycling company that processes mineral construction, demolition, excavation materials and operates one plant to permanently store biogenic CO2 in recycled mineral waste. The acquired recycling facility should process up to 0.4 million tons of materials per year to turn into repurposed aggregates for concrete production, reintroducing them into the construction value chain. In connection with the excess of the purchase price and the fair value of the net assets acquired, Cemex determined goodwill of $5.

On November 1, 2023, Cemex completed in Germany the acquisition of a 100% controlling interest in Kiesel, a mortars and adhesives technological leader in the construction industry that serves the German, French, Polish, and Czech markets, consisting of a production facility and five distribution locations for a total consideration of $13. Cemex determined goodwill of $5.

On May 11, 2023, Cemex completed the asset acquisition of Atlantic Minerals Limited in Newfoundland and Labrador, Canada, consisting mainly of an aggregates quarry and maritime port operations for a price of $75. With this investment, Cemex secured a long-term aggregates reserve for its operations in Florida and the east coast of the United States, as well as a source for chemical-grade stone serving broader base of customers. Cemex did not determine goodwill.

On January 30, 2023, for a price of $13, Cemex acquired a 51% controlling interest in Israel-based SHTANG Recycle LTD (“SHTANG”), a construction demolition and excavation waste recycling company. The acquisition is aligned with the strategy of strengthening Cemex’s business in developed markets through bolt-on acquisitions in businesses with strong circular and sustainable attributes. SHTANG holds a 13-year license to build and operate the facility. The state-of-the-art facility should be processing 600,000 tons of waste annually. The facility’s production is used as raw materials for aggregate production, reintegrating them into the construction value chain. Cemex determined goodwill of $3.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Business combinations – continued

On July 11, 2022, Cemex completed the acquisition of a 53% controlling interest in the German aggregates company ProStein for a total consideration of $21. The investment expands Cemex’s aggregates business in the region and the estimated life of aggregates reserves in Central Europe for at least 25 years. The majority stake in ProStein’s assets adds a full range of fine and hardstone aggregates to Cemex’s aggregates portfolio. In addition to supplying the greater Berlin area, the additional capacity should supply several urban centers in Poland and the Czech Republic. ProStein’s assets include six active hardstone plants and six CDEW recovery sites. Cemex did not determine goodwill. On December 30, 2024, a sale option of the owners of the remaining 47% was activated in two tranches, a 21% in 2025 and a 26% in 2026, consequently, Cemex recognized a current liability of $8 and a non-current liability of $10 and cancelled the non-controlling interest in consolidated equity.

The following table presents the combined condensed fair value information of the assets acquired and liabilities assumed that were integrated into Cemex in connection with the acquisition of RC-Baustoffe Berlin in 2024 and of Kiesel, Atlantic Minerals and SHTANG in 2023.

	2024	2023
Current assets	$2	30
Property, machinery and equipment	8	89
Other non-current assets and goodwill	5	25

Total assets	15	144
Current liabilities	1	17
Non-current liabilities	9	19

Total liabilities	10	36

Net assets acquired	$5	108

4.2)	DIVESTITURES AND DISCONTINUED OPERATIONS

On December 2, 2024, considering separate agreements with each counterparty and the satisfaction of closing conditions, which included the approval by the Philippine Competition Commission and the fulfillment of other requirements by the purchasers to the shareholders of Cemex Holdings Philippines, Inc. (“CHP”), including the non-controlling interest owned by third parties in CHP, Cemex concluded the sale of its operations and assets in the Philippines to DACON Corporation, DMCI Holdings, Inc. and Semirara Mining & Power Corporation, for a total consideration related to the Cemex’s controlling interest of $798 including the sale of minority investments in land ownership and mineral extraction activities, as well as debt assumed by the purchaser. The divested assets mainly consisted of two cement plants with an installed capacity of around 5.7 million metric tons per year, six marine distributions terminals and 18 land distribution centers, among other assets and investments in extracting entities. For the period from January 1 to December 2, 2024 and for the years ended December 31, 2023 and 2022, Cemex’s operations in the Philippines are reported in the statements of income, net of income tax, in the single line item “Discontinued operations,” including in 2024 a loss on sale of $119, net of the reclassification of foreign currency translation effects accrued in equity until the date of loss of control and goodwill cancellation of $79.

On November 1, 2024, Cemex sold its non-controlling interest of 34.8% in Neoris N.V. (“Neoris”) (note 14.1) to EPAM Systems, Inc. for a total of $215 resulting in a gain of $139 recognized within Other expenses, net. Neoris operates in the digital solutions sector and, after the sale, remains a services supplier for Cemex. Previously, on October 25, 2022, Cemex sold to Advent International a 65% controlling interest in Neoris for a total of $119 and retained such non-controlling interest of 34.8%. The remaining non-controlling interest was remeasured at fair value upon loss of control, was subsequently accounted for under the equity method and was presented within the line item “Investments in associates and joint ventures.” Neoris’ results for the period from January 1 to October 25, 2022 are reported in the statements of income, net of income tax, in the single line item “Discontinued operations,” including in 2022 a gain on sale of $117, net of the reclassification of foreign currency translation effects accrued in equity until the date of loss of control.

On September 10, 2024, Cemex sold its operations in Guatemala to a subsidiary of Holcim Ltd, for a total consideration of $212. The divested assets mainly consist of one grinding mill with an installed capacity of around 0.6 million metric tons per year, three ready mix plants and five distribution centers. For the period from January 1 to September 10, 2024 and for the years ended December 31, 2023 and 2022, Cemex’s operations in Guatemala are reported in the statements of income, net of income tax, in the single line item “Discontinued operations,” including in 2024 a gain on sale of $163, net of the reclassification of foreign currency translation effects accrued in equity until the date of loss of control.

On August 5, 2024, Cemex announced an agreement with Cementos Progreso Holdings, S.L. and its strategic partners, for the sale of its operations in the Dominican Republic, for a total consideration of $950, subject to final adjustments. The assets for divestment mainly consist of one cement plant in the Dominican Republic with two integrated production lines and related cement, concrete, aggregates and marine terminal assets. As of December 31, 2024, Cemex’s assets and liabilities in the Dominican Republic are presented in the line items “Assets held for sale” and “Liabilities related to assets held for sale,” respectively (note 13). For the years ended December 31, 2024, 2023 and 2022, Cemex’s operations in the Dominican Republic are reported in Cemex’s income statements, net of income tax, in the single line item “Discontinued operations.” See note 28 for subsequent events related to this disposal.

On August 31, 2022, through subsidiaries, Cemex concluded the sale with affiliates of Cementos Progreso Holdings, S.L. of its entire operations in Costa Rica and El Salvador for a total of $325, related to Cemex’s aggregate controlling interest. The assets sold consisted of one cement plant, one grinding station, seven ready-mix plants, one aggregates quarry, one distribution center in Costa Rica and one distribution center in El Salvador. Cemex’s results of these operations for the period from January 1 to August 31, 2022 are reported in the statements of income, net of income tax, in the single line item “Discontinued operations,” including in 2022 a gain on sale of $240 which includes the reclassification of foreign currency translation effects accrued in equity until the disposal date.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Discontinued operations – continued

The following table presents combined condensed information of the statement of financial position of the operations held for sale in the Dominican Republic as of December 31, 2024, and as of the date of sale in 2024 of Guatemala and the Philippines.

2024
Current assets	$326
Property, machinery and equipment	733
Other non-current assets and goodwill	161

Total assets	1,220
Current liabilities	291
Non-current liabilities	113

Total liabilities	404

Net assets sold or held for sale	$816

The following table presents condensed combined information of the statements of income of: a) the operations in the Philippines for the period from January 1 to December 2, 2024 and the years 2023 and 2022; b) the operations in Guatemala for the period from January 1 to September 10, 2024 and the years 2023 and 2022; c) the operations in the Dominican Republic for the years 2024, 2023 and 2022; d) Neoris’ operations for the period from January 1 to October 25, 2022; and e) the operations in Costa Rica and El Salvador for the period from January 1 to August 31, 2022.

	2024	2023	2022
Revenues	$737	833	1,127
Cost of sales, operating expenses and other expenses, net	(633)	(732)	(882)
Financial expenses, net, and others	9	25	(22)

Earnings before income tax	113	126	223
Income tax	(109)	(46)	(44)

Result of discontinued operations	4	80	179
Net disposal result	43	—	304

Net result of discontinued operations	$47	80	483

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

4.3)	SELECTED FINANCIAL INFORMATION BY REPORTABLE SEGMENT AND LINE OF BUSINESS

Reportable segments

The Company’s operating segments represent the components of Cemex that engage in business activities from which Cemex earns revenues and incurs expenses, whose operating results are reviewed by Cemex’s Chief Executive Officer (“CEO”) and senior management to make decisions about resources to be allocated to the segments and assess their performance, and for which discrete financial information is available. A reportable segment represents an operating segment or an aggregation of operating segments considering certain thresholds, under which entities must report separately any operating segments which account for 10% or more of combined revenues, both internal and external, 10% or more of combined net profit or loss, depending on the individual result of the operating segment, and/or 10% or more of the combined assets of all operating segments. In addition, despite the described 10% threshold not being met individually, entities must report as many individual operating segments as needed to cover at least 75% of the entity’s revenue. Cemex operates by geography and line of business. Cemex discloses its segment information presenting 12 reportable segments. After discontinued operations, Cemex’s operations are organized in four regions, each under the supervision of a regional president, as follows: 1) Mexico, comprised of one operating and reportable segment, 2) United States, comprised of one operating and reportable segment, 3) Europe, Middle East and Africa (“EMEA”), comprised of 10 operating segments, of which four were aggregated into a single reportable operating segment as described below, and 4) South, Central America and the Caribbean (“SCA&C”), comprised of 10 operating segments, of which six were aggregated into two reportable operating segments as described below.

The material accounting policies applied to determine the financial information by reportable segment are consistent with those described in note 29.

Aggregation criteria

Considering materiality, as well as similar regional and/or economic characteristics, such as: (a) the nature of the products and services, all related to construction materials and the construction industry, (b) the nature of the production processes, which are the same for cement, ready-mix concrete, aggregates and urbanization solutions across geographies, (c) the type of customers for their products or services, in all cases construction materials distributors and wholesalers, governments and big construction firms, and (d) the methods used to distribute their products or provide their services, which are very similar among the Company’s geographies using both third-party transportation for cement and aggregates and our own mixers fleet for ready-mix, certain operating segments have been aggregated and presented as single reportable segments. These reportable segments are as follows: a) the “Rest of EMEA” reportable segment refers to Cemex’s operating segments in the Czech Republic, Croatia, Egypt and the United Arab Emirates; b) the “Rest of SCA&C” reportable segment refers to Cemex’s operating segments in Puerto Rico, Nicaragua, Jamaica and the Caribbean, excluding the operations of Trinidad Cement Limited (“TCL”); and c) the “Caribbean TCL” reportable segment refers to the operating segments of TCL and subsidiaries in Trinidad and Tobago, Jamaica, Guyana and Barbados. The line item “Other activities,” included to reconcile the total of reportable segments with the consolidated amounts from continuing operations, refers to the following combined transactions: 1) cement trade maritime operations, 2) the non-operating transactions of the Parent Company, other corporate entities and finance subsidiaries, and 3) other minor subsidiaries with different lines of business.

Selected information of the consolidated statements of income by reportable segment for the years 2024, 2023 and 2022, excluding the share of profits of equity accounted investments by reportable segment that is included in note 14.1, was as follows:

2024	Sales (including intragroup transactions)		Less: Intragroup transactions	External revenues	Operating EBITDA	Less: Depreciation and amortization	Operating earnings before other expenses, net	Other expenses, net	Financial expense	Financial income and other items, net
Mexico		$4,881	(136)	4,745	1,475	207	1,268	(26)	(38)	(269)
United States		5,194	—	5,194	1,031	514	517	(4)	(74)	(33)
EMEA
United Kingdom		953	—	953	186	91	95	(6)	(14)	15
France		756	—	756	34	42	(8)	(56)	(16)	1
Germany		476	(52)	424	23	34	(11)	2	(3)	(5)
Poland		543	(1)	542	100	27	73	(1)	(3)	—
Spain		455	(46)	409	60	29	31	(13)	(4)	(1)
Israel		724	—	724	79	37	42	(1)	(8)	1
Rest of EMEA		784	—	784	155	47	108	(8)	(7)	(5)
SCA&C
Colombia [1]		468	(2)	466	65	27	38	(11)	(4)	(15)
Panama [1]		148	(23)	125	29	17	12	(2)	(1)	—
Caribbean TCL [2]		330	(21)	309	87	20	67	(18)	(3)	(4)
Rest of SCA&C [1]		302	(1)	301	54	16	38	(5)	(2)	—

Reportable segments				15,732	3,378	1,108	2,270	(149)	(177)	(315)
Other activities [3]				468	(300)	142	(442)	142	(378)	(64)

Consolidated	$			16,200	3,078	1,250	1,828	(7)	(555)	(379)

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Selected information of the consolidated statements of income by reportable segment – continued

2023	Sales (including intragroup transactions)		Less: Intragroup transactions	External revenues	Operating EBITDA	Less: Depreciation and amortization	Operating earnings before other expenses, net	Other expenses, net	Financial expense	Financial income and other items, net
Mexico		$5,060	(205)	4,855	1,488	221	1,267	(59)	(39)	105
United States		5,338	—	5,338	1,040	483	557	(31)	(75)	(30)
EMEA
United Kingdom		992	—	992	193	72	121	(6)	(14)	(17)
France		842	—	842	53	54	(1)	(39)	(15)	(1)
Germany		497	(50)	447	37	32	5	(3)	(2)	(5)
Poland		467	(1)	466	72	24	48	1	(2)	2
Spain		449	(38)	411	71	31	40	3	(2)	1
Israel		794	—	794	90	33	57	5	(6)	1
Rest of EMEA		770	(4)	766	147	48	99	(7)	(6)	(6)
SCA&C
Colombia [1]		458	—	458	62	25	37	(19)	(6)	(1)
Panama [1]		158	(26)	132	35	17	18	(2)	—	—
Caribbean TCL [2]		329	(12)	317	78	20	58	(17)	(2)	(2)
Rest of SCA&C [1]		285	—	285	54	11	43	(10)	(1)	1

Reportable segments				16,103	3,420	1,071	2,349	(184)	(170)	48
Other activities [3]				451	(271)	119	(390)	(27)	(369)	(32)

Consolidated	$			16,554	3,149	1,190	1,959	(211)	(539)	16

2022	Sales (including intragroup transactions)		Less: Intragroup transactions	External revenues	Operating EBITDA	Less: Depreciation and amortization	Operating earnings before other expenses, net	Other expenses, net	Financial expense	Financial income and other items, net
Mexico		$3,842	(200)	3,642	1,133	172	961	(69)	(28)	32
United States		5,038	(4)	5,034	762	455	307	(205)	(55)	(21)
EMEA
United Kingdom		982	—	982	195	60	135	(8)	(8)	(8)
France		781	—	781	63	50	13	1	(10)	2
Germany		485	(46)	439	40	28	12	2	(2)	(3)
Poland		419	(4)	415	64	22	42	1	(2)	4
Spain		382	(36)	346	6	28	(22)	(113)	(2)	2
Israel		840	—	840	112	46	66	5	(4)	—
Rest of EMEA		707	(1)	706	116	55	61	(10)	(4)	2
SCA&C
Colombia [1]		429	—	429	61	24	37	12	(7)	22
Panama [1]		149	(34)	115	28	16	12	(2)	—	—
Caribbean TCL [2]		302	(8)	294	74	17	57	(19)	(4)	(1)
Rest of SCA&C [1]		271	(1)	270	53	11	42	(2)	(2)	(5)

Reportable segments				14,293	2,707	984	1,723	(407)	(128)	26
Other activities [3]				413	(274)	88	(362)	(81)	(377)	146

Consolidated	$			14,706	2,433	1,072	1,361	(488)	(505)	172

1

Until June 2023, after the conclusion of a tender offer and delisting process, Cemex Latam Holdings, S.A. (“CLH”), a company incorporated in Spain, traded its ordinary shares on the Colombian Stock Exchange. CLH is the indirect holding company of Cemex’s operations in Colombia, Panama, Nicaragua and, until September 10, 2024, of the operations in Guatemala and, until August 31, 2022, of the operations in Costa Rica and El Salvador. As of December 31, 2024 and 2023, there was a non-controlling interest in CLH of 0.16% and 0.50%, respectively (note 21.4).

2

The shares of TCL trade on the Trinidad and Tobago Stock Exchange. As of December 31, 2024 and 2023, there was a non-controlling interest in TCL of 30.17% of its ordinary shares in both years (note 21.4).

3

In regards of external revenues, refers mainly to trade maritime transactions of cement and clinker carried by Cemex’s trading unit and, in the rest of the captions, refers to Cemex’s corporate activities.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Selected information of the consolidated statements of financial position by reportable segment

As of December 31, 2024 and 2023, the selected statement of financial position information by reportable segment was as follows:

2024	Associates and joint ventures	Other segment assets	Total assets	Total liabilities	Net assets by segment	Capital expenditures [1]
Mexico	$—	4,155	4,155	1,693	2,462	315
United States	285	12,700	12,985	2,903	10,082	486
EMEA
United Kingdom	6	1,386	1,392	848	544	65
France	38	820	858	412	446	52
Germany	3	487	490	279	211	36
Poland	—	426	426	138	288	38
Spain	—	637	637	234	403	41
Israel	—	895	895	540	355	57
Rest of EMEA	10	732	742	316	426	79
SCA&C
Colombia	—	954	954	280	674	105
Panama	—	281	281	73	208	13
Caribbean TCL	—	511	511	238	273	50
Rest of SCA&C	—	234	234	85	149	21

Reportable segments	342	24,218	24,560	8,039	16,521	1,358
Other activities	411	2,063	2,474	6,692	(4,218)	22
Assets held for sale	—	265	265	91	174	—

Consolidated	$753	26,546	27,299	14,822	12,477	1,380

2023	Associates and joint ventures	Other segment assets	Total assets	Total liabilities	Net assets by segment	Capital expenditures [1]
Mexico	$—	5,381	5,381	2,052	3,329	264
United States	216	12,782	12,998	2,770	10,228	521
EMEA
United Kingdom	6	1,484	1,490	960	530	107
France	41	922	963	467	496	44
Germany	3	506	509	289	220	47
Poland	—	415	415	153	262	44
Spain	—	666	666	212	454	38
Philippines	—	795	795	135	660	85
Israel	—	808	808	507	301	41
Rest of EMEA	11	852	863	329	534	75
SCA&C
Colombia	—	1,007	1,007	308	699	76
Panama	—	292	292	78	214	13
Caribbean TCL	—	478	478	207	271	18
Dominican Republic	—	233	233	95	138	16
Rest of SCA&C	—	280	280	111	169	25

Reportable segments	277	26,901	27,178	8,673	18,505	1,414
Other activities	452	754	1,206	7,644	(6,438)	3
Assets held for sale	—	49	49	—	49	—

Consolidated	$729	27,704	28,433	16,317	12,116	1,417

1

Capital expenditures represent: a) the purchases of property, machinery and equipment, b) stripping costs, as well as c) assets for the right-of-use incurred during the respective period (notes 15.1 and 15.2) and exclude increases in assets related to asset retirement obligations (note 18.3).

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Revenue information by line of business and reportable segment

The Company’s main activities are oriented to the construction industry, mainly through the production, marketing, sale and distribution of cement, ready-mix concrete, aggregates, urbanization solutions and other construction materials and services. Revenues including intragroup transactions and external customers by line of business and reportable segment for the years ended December 31, 2024, 2023 and 2022, were as follows:

2024	Cement		Concrete	Aggregates	Urbanization solutions	Others	Eliminations	External revenues
Mexico		$3,207	1,434	393	1,077	10	(1,376)	4,745
United States		1,905	2,905	1,374	658	1	(1,649)	5,194
EMEA
United Kingdom		285	292	379	208	24	(235)	953
France		—	568	339	17	—	(168)	756
Germany		210	141	84	67	54	(132)	424
Poland		381	197	52	8	1	(97)	542
Spain		325	117	45	27	—	(105)	409
Israel		—	592	190	113	—	(171)	724
Rest of EMEA		540	318	57	18	19	(168)	784
SCA&C
Colombia		318	178	50	56	24	(160)	466
Panama		112	33	8	15	4	(47)	125
Caribbean TCL		316	5	9	1	3	(25)	309
Rest of SCA&C		269	9	5	25	1	(8)	301

Reportable segments		7,868	6,789	2,985	2,290	141	(4,341)	15,732
Other activities		—	—	—	—	468	—	468

Consolidated	$							16,200

2023	Cement		Concrete	Aggregates	Urbanization solutions	Others	Eliminations	External revenues
Mexico		$3,378	1,397	399	1,163	13	(1,495)	4,855
United States		1,988	3,070	1,347	694	14	(1,775)	5,338
EMEA
United Kingdom		315	344	376	201	22	(266)	992
France		—	656	356	17	—	(187)	842
Germany		227	171	91	38	62	(142)	447
Poland		331	169	44	6	—	(84)	466
Spain		326	119	41	25	—	(100)	411
Israel		—	662	200	116	2	(186)	794
Rest of EMEA		551	288	52	17	23	(165)	766
SCA&C
Colombia		316	163	48	54	22	(145)	458
Panama		128	30	9	12	4	(51)	132
Caribbean TCL		316	5	8	1	4	(17)	317
Rest of SCA&C		253	9	5	25	1	(8)	285

Reportable segments		8,129	7,083	2,976	2,369	167	(4,621)	16,103
Other activities		—	—	—	—	451	—	451

Consolidated	$							16,554

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Information related to revenue by line of business and reportable segment – continued

2022	Cement		Concrete	Aggregates	Urbanization solutions	Others	Eliminations	External revenues
Mexico		$2,663	925	261	843	14	(1,064)	3,642
United States		2,017	2,871	1,202	697	12	(1,765)	5,034
EMEA
United Kingdom		312	329	371	206	27	(263)	982
France		—	622	332	15	—	(188)	781
Germany		220	186	81	32	71	(151)	439
Poland		282	160	41	4	1	(73)	415
Spain		281	99	34	25	—	(93)	346
Israel		—	718	213	97	21	(209)	840
Rest of EMEA		504	260	48	18	26	(150)	706
SCA&C
Colombia		296	137	40	62	19	(125)	429
Panama		119	27	7	13	2	(53)	115
Caribbean TCL		297	4	6	2	5	(20)	294
Rest of SCA&C		245	9	3	19	1	(7)	270

Reportable segments		7,236	6,347	2,639	2,033	199	(4,161)	14,293
Other activities		—	—	—	—	413	—	413

Consolidated	$							14,706

5)	COST OF SALES

Represents the production cost of inventories at the moment of sale and includes depreciation, amortization and depletion of assets involved in production, expenses related to storage in production plants, freight expenses of raw material in plants and delivery expenses of Cemex’s ready-mix concrete business.

The detail of the consolidated cost of sales by nature for the years 2024, 2023 and 2022 is as follows:

	2024	2023	2022
Raw materials and goods for resale	$4,994	5,228	4,885
Payroll	1,798	1,711	1,452
Electricity, fuels and other services	1,457	1,593	1,439
Depreciation and amortization	1,023	985	894
Maintenance, repairs and supplies	959	918	770
Transportation costs	527	456	661
Other production costs and change in inventory	3	88	120

	$10,761	10,979	10,221

6)	OPERATING EXPENSES

Administrative and selling expenses represent the expenses associated with personnel, services and equipment, including depreciation and amortization, related to managerial and back-office activities of the Company’s management, as well as selling activities, respectively. Distribution and logistics expenses refer to expenses of storage at points of sales, including depreciation and amortization, as well as freight expenses of finished products between plants and points of sale and freight expenses between points of sales and the customers’ facilities.

Consolidated operating expenses by function during 2024, 2023 and 2022 are as follows:

	2024	2023	2022
Administrative expenses [1,2]	$1,336	1,354	1,046
Selling expenses [2]	438	393	344

Administrative and selling expenses	1,774	1,747	1,390
Distribution and logistics expenses	1,837	1,869	1,734

Operating expenses	$3,611	3,616	3,124

1

All significant research and development activities are executed by several internal areas of Cemex as part of their daily activities. In 2024, 2023 and 2022, the total combined expenses of these departments recognized within administrative expenses were $59, $55, and $42, respectively.

2

In 2024, 2023 and 2022, administrative expenses include depreciation and amortization of $173, $161 and $138, respectively, and selling expenses include depreciation and amortization of $54 in 2024, $44 in 2023 and $40 in 2022.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Operating expenses – continued

Consolidated operating expenses during 2024, 2023 and 2022 by nature are as follows:

	2024	2023	2022
Transportation costs	$1,667	1,715	1,592
Payroll	1,125	1,096	935
Professional legal, accounting and advisory services	274	277	185
Depreciation and amortization	227	205	178
Maintenance, repairs and supplies	111	98	83
Office supplies, utilities and rental expenses	80	85	71
Expected credit losses	15	11	9
Other operating expenses	112	129	71

	$3,611	3,616	3,124

7)	OTHER EXPENSES, NET

The detail of the caption “Other expenses, net” for the years 2024, 2023 and 2022 is as follows:

	2024	2023	2022
Impairment losses (notes 15.1, 16.1 and 16.2)	$(122)	(43)	(442)
Results from the sale of assets and others [1]	125	(166)	(26)
Restructuring costs [2]	(10)	(2)	(20)

	$(7)	(211)	(488)

1

In 2024, includes a gain of $139 related to the sale of Cemex’s 34.8% equity interest in Neoris. In 2024, 2023 and 2022, includes expenses of $9, $3 and $1, respectively, in connection with property damage related to natural disasters (note 25.1). In addition, in 2022 includes a gain of $48 resulting from the remeasurement at fair value of Cemex’s previous controlling interest in Neoris after the loss of control.

2	Restructuring costs mainly refer to severance payments and expenses related to the definitive closing of operating sites.

8)	FINANCIAL ITEMS

8.1)	FINANCIAL EXPENSE

Consolidated financial expenses represent the interest on Cemex’s debt instruments measured using the effective interest rate and, in 2024, 2023 and 2022, include $74, $70 and $62 of interest expense related to lease contracts (notes 15.2 and 17.2).

8.2)	FINANCIAL INCOME AND OTHER ITEMS, NET

The detail of financial income and other items, net in 2024, 2023 and 2022 was as follows:

	2024	2023	2022
Foreign exchange results	$(353)	130	96
Financial income	36	37	25
Results from financial instruments, net (notes 14.2 and 17.4)	(4)	(65)	99
Net interest cost of defined benefit liabilities (note 19)	(40)	(44)	(28)
Effects of amortized cost on assets and liabilities	(53)	(42)	(32)
Others	35	—	12

	$(379)	16	172

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

9)	CASH AND CASH EQUIVALENTS

The balance in this caption is comprised of available amounts of cash and cash equivalents, represented by low-risk, highly liquid short-term investments readily convertible into known amounts of cash, including overnight investments, which yield fixed returns and have maturities of less than three months from the investment date. These fixed-income investments are recorded at cost plus accrued interest. Accrued interest is included in the statement of income as part of “Financial income and other items, net.”

As of December 31, 2024 and 2023, consolidated cash and cash equivalents consisted of:

	2024	2023
Cash and bank accounts	$330	363
Fixed-income securities and other cash equivalents	534	261

	$864	624

10)	TRADE ACCOUNTS RECEIVABLE

As of December 31, 2024 and 2023, consolidated trade accounts receivable consisted of:

	2024	2023
Trade accounts receivable	$1,659	1,841
Allowances for expected credit losses	(77)	(90)

	$1,582	1,751

As of December 31, 2024 and 2023, trade accounts receivable include receivables of $755 and $848, respectively, sold in several countries under outstanding trade accounts receivable securitization programs and/or factoring programs with recourse, in which generally, Cemex effectively does not surrender full control or the majority of risks and rewards associated with the trade accounts receivable sold. Therefore, the trade accounts receivable sold were not derecognized from the statement of financial position and the funded amounts to Cemex as of December 31, 2024 and 2023 of $658 and $678, respectively, were recognized within the line item of “Other financial obligations” (note 17.2).

The discount granted to the acquirers of the trade accounts receivable is recorded as financial expense and amounted to $52 in 2024, $52 in 2023 and $24 in 2022. Cemex’s securitization programs are usually negotiated for periods of one to two years and are usually renewed at their maturity.

Additionally, as of December 31, 2024, there are trade accounts receivable sold under factoring programs that qualify for derecognition for $54 which, considering that Cemex surrendered control and the majority of risks and rewards associated with the amount sold, the balance was derecognized from the statement of financial position

As of December 31, 2024, the balances of trade accounts receivable and the allowance for Expected Credit Losses (“ECL”) were as follows:

	Accounts receivable	ECL allowance	ECL average rate
Mexico	$332	29	8.7%
United States	542	8	1.5%
EMEA	701	34	4.9%
SCA&C	72	6	8.3%
Others	12	—	—

	$1,659	77

Changes in the allowance for ECL in 2024, 2023 and 2022, were as follows:

	2024	2023	2022
Allowances for expected credit losses at beginning of period	$90	91	101
Charged to selling expenses	15	11	9
Deductions	(17)	(15)	(21)
Reclassification to assets held for sale	(6)	—	—
Foreign currency translation effects	(5)	3	2

Allowances for expected credit losses at end of period	$77	90	91

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

11)	OTHER ACCOUNTS RECEIVABLE

As of December 31, 2024 and 2023, consolidated other accounts receivable consisted of:

	2024	2023
Advances of income taxes and refundable taxes	$494	472
Non-trade accounts receivable [1]	87	102
Current portion of assets from valuation of derivative financial instruments	64	6
Interest and notes receivable	56	54
Loans to employees and others	14	16

	$715	650

1	Non-trade accounts receivable are mainly attributable to the sale of assets.

12)	INVENTORIES

Inventories are valued using the lower of cost or net realizable value. The weighted average cost of inventories includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. Inventory balances are subject to impairment. When an impairment situation arises, the related inventory is adjusted to its net realizable value against “Cost of sales.” Advances to suppliers of inventory are presented as part of other current assets.

As of December 31, 2024 and 2023, the consolidated balances of inventories were summarized as follows:

	2024	2023
Finished goods	$392	461
Materials and spare parts	383	537
Raw materials	377	370
Work-in-process	266	330
Inventory in transit	67	91

	$1,485	1,789

For the years ended December 31, 2024, 2023 and 2022, Cemex recognized within “Cost of sales” in the statements of income, inventory impairment losses of $7, $7 and $10, respectively.

13)	ASSETS HELD FOR SALE AND OTHER CURRENT ASSETS

As of December 31, 2024 and 2023, assets held for sale and other current assets were detailed as follows:

	2024	2023
Assets held for sale	$265	49
Other current assets	105	142

	$370	191

As of December 31, 2024 and 2023, other current assets presented above are mainly comprised of advance payments to inventory suppliers.

As of December 31, 2024 and 2023, the caption of assets held for sale in the table above, which are measured at the lower of their estimated realizable value, less costs to sell, and their carrying amounts, as well as liabilities directly related with such assets are detailed as follows:

	2024			2023
	Assets	Liabilities	Net Assets	Assets	Liabilities	Net Assets
Dominican Republic (note 4.2)	$229	91	138	$—	—	—
Other assets held for sale	36	—	36	49	—	49

	$265	91	174	$49	—	49

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

14)	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES, OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

14.1)	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

As of December 31, 2024 and 2023, the investments in common shares of associates and joint ventures, which are accounted under the equity method, were as follows:

Associates	Activity	Country	%	2024	2023
Camcem, S.A. de C.V.	Cement	Mexico	40.1	$393	364
Concrete Supply Co. LLC	Concrete	United States	40.0	111	103
Lehigh White Cement Company	Cement	United States	36.8	85	83
Couch Aggregates, LLC [1]	Aggregates	United States	49.0	55	—
Neoris N.V. [2]	Technology	The Netherlands	34.8	—	69
Joint ventures
Société d’Exploitation de Carrières	Aggregates	France	50.0	23	24
Société Méridionale de Carrières	Aggregates	France	33.3	12	13
Other companies	—	—	—	74	73

				$753	729

Out of which:
Acquisition cost				$388	330
Equity method recognition				365	399

1

On July 12, 2024, Cemex acquired a non-controlling interest in a newly formed entity which specializes in aggregates production and marine distribution in the Mid-South region of the United States and operates seven aggregate pits and four marine terminals. This transaction is part of Cemex’s ongoing strategy to accelerate growth and expand its aggregates business in the country, increasing Cemex’s presence in this growing market.

2	On November 1, 2024, Cemex sold its 34.8% equity interest in Neoris (note 4.2)

The combined condensed statements of financial position of associates and joint ventures as of December 31, 2024 and 2023 are set forth below:

	2024	2023
Current assets	$1,755	1,761
Non-current assets	2,108	1,877

Total assets [1]	3,863	3,638

Current liabilities	492	468
Non-current liabilities	859	850

Total liabilities [1]	1,351	1,318

Total net assets	$2,512	2,320

1

Out of total assets in 2024 and 2023 of the table above, Camcem, S.A. de C.V. (“Camcem”), holding company of GCC, S.A.B. de C.V., represented 78% and 76%, respectively. In addition, out of total liabilities, Camcem represented 79% in 2024 and 77% in 2023.

Combined selected information of the statements of income of associates and joint ventures in 2024, 2023 and 2022 is set forth below:

	2024	2023	2022
Revenues	$2,098	2,410	2,319
Operating earnings	440	535	398
Income before income tax	320	394	268
Net income [1]	211	268	186

1	Out of net income in the table above, caption that Cemex accounts under the equity method, Camcem represented 68% in 2024, 59% in 2023 and 53% in 2022.

The share of associates and joint ventures by reportable segment in the statements of income for 2024, 2023 and 2022 are detailed as follows:

	2024	2023	2022
Mexico	$68	65	39
United States	17	21	17
EMEA	8	10	8
Corporate and others	—	2	(34)

	$93	98	30

As of December 31, 2024 and 2023, Cemex did not have written put options for the acquisition of associates and joint ventures.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

14.2)	OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

As of December 31, 2024 and 2023, consolidated other investments and non-current accounts receivable were summarized as follows:

	2024	2023
Non-current accounts receivable [1]	$191	272
Non-current portion of assets from valuation of derivative financial instruments (note 17.4)	60	64
Investments in strategic equity securities	4	3
Investments at fair value through the statements of income	1	1

	$256	340

1

Includes, among other items: a) accounts receivable from equity investments and joint ventures of $44 in 2024 and $78 in 2023, b) advances to suppliers of fixed assets of $28 in 2024 and $41 in 2023, c) employee prepaid compensation of $11 in 2024 and $8 in 2023 and, d) warranty deposits of $11 in 2024 and $24 in 2023.

15)	PROPERTY, MACHINERY AND EQUIPMENT, NET AND ASSETS FOR THE RIGHT-OF-USE, NET

As of December 31, 2024 and 2023, property, machinery and equipment, net and assets for the right-of-use, net were summarized as follows:

	2024	2023
Property, machinery and equipment, net	$10,152	11,272
Assets for the right-of-use, net	1,088	1,194

	$11,240	12,466

15.1)	PROPERTY, MACHINERY AND EQUIPMENT, NET

As of December 31, 2024, the average useful lives by category of fixed assets, which are reviewed at each reporting date, were as follows:

Years
Administrative buildings	31
Industrial buildings	25
Machinery and equipment in plant	17
Ready-mix trucks and motor vehicles	11
Office equipment and other assets	7

As of December 31, 2024, to the best of its knowledge, management considers that its commitments and actions in relation to climate change currently do not affect the estimated average useful lives of its property, machinery and equipment described above (note 24.3).

As of December 31, 2024 and 2023, consolidated property, machinery and equipment, net and the changes in this line item during 2024 and 2023, were as follows:

	2024
	Land and mineral reserves	Building	Machinery and equipment	Construction in progress [2]	Total
Cost at beginning of period	$5,295	2,636	12,702	1,931	22,564
Accumulated depreciation and depletion	(1,495)	(1,657)	(8,140)	—	(11,292)

Net book value at beginning of period	3,800	979	4,562	1,931	11,272
Capital expenditures	65	99	695	182	1,041
Stripping costs [1]	49	—	—	—	49

Total capital expenditures	114	99	695	182	1,090
Ordinary sales [3]	(42)	(4)	(44)	—	(90)
Divestitures and reclassifications [4]	(67)	(62)	(205)	(359)	(693)
Business combinations (note 4.1)	—	—	2	—	2
Depreciation and depletion for the period	(34)	(33)	(738)	—	(805)
Impairment losses (note 7)	(36)	(26)	(60)	—	(122)
Asset retirement obligations (note 18.3)	—	15	48	—	63
Foreign currency translation effects	(244)	(77)	112	(356)	(565)

Cost at end of period	5,120	2,426	11,962	1,398	20,906
Accumulated depreciation and depletion	(1,629)	(1,535)	(7,590)	—	(10,754)

Net book value at end of period	$3,491	891	4,372	1,398	10,152

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Property, machinery and equipment, net – continued

	2023
	Land and mineral reserves	Building	Machinery and equipment	Construction in progress [2]	Total
Cost at beginning of period	$4,843	2,342	11,663	1,668	20,516
Accumulated depreciation and depletion	(1,337)	(1,513)	(7,510)	—	(10,360)

Net book value at beginning of period	3,506	829	4,153	1,668	10,156
Capital expenditures	33	86	720	200	1,039
Stripping costs [1]	37	—	—	—	37

Total capital expenditures	70	86	720	200	1,076
Ordinary sales [3]	(31)	(2)	(75)	—	(108)
Business combinations (note 4.1)	13	4	22	—	39
Depreciation and depletion for the period	(140)	(74)	(628)	—	(842)
Impairment losses (note 7)	(16)	(2)	(18)	—	(36)
Asset retirement obligations (note 18.3)	—	20	44	—	64
Foreign currency translation effects	398	118	344	63	923

Cost at end of period	5,295	2,636	12,702	1,931	22,564
Accumulated depreciation and depletion	(1,495)	(1,657)	(8,140)	—	(11,292)

Net book value at end of period	$3,800	979	4,562	1,931	11,272

1

All waste removal costs or stripping costs incurred in the operative phase of surface mines to access the mineral reserves are recognized as part of their carrying amount. The capitalized amounts are subsequently amortized over the expected useful life of exposed ore body based on the units-of-production method.

2

As of December 31, 2024, in connection with the cement plant located in the municipality of Maceo in Colombia (the “Maceo Plant”) with an annual capacity of 1.3 million tons of cement, Cemex is performing the last infrastructure works required at the Maceo Plant to initiate commercial operations during 2025, including the access road to the plant, among others. There are also several ongoing processes for the proper operation of the assets and other legal proceedings (note 25.3). As of December 31, 2024, the carrying amount of the Maceo Plant is for an amount in Colombian Pesos equivalent to $335.

3

In 2024 includes sales of non-strategic fixed assets in the United States and the United Kingdom for $69 and $7, respectively, among others. In 2023 includes sales of non-strategic fixed assets in the United States and France for $23 and $16, respectively, among others.

4

In 2024 includes the reclassification to assets held for sale of the Dominican Republic operations for $115, as well as the divestiture of the operations in the Philippines and Guatemala for $542 and $36, respectively (note 4.2).

During the years ended December 31, 2024, 2023 and 2022 impairment losses of fixed assets by operating segment are as follows:

	2024	2023	2022
France	$45	6	—
United States	24	3	26
Caribbean TCL	16	7	14
Spain	15	2	23
United Kingdom	9	5	10
Others	13	13	4

	$122	36	77

In connection with the impairment losses presented in the table above, recognized within the line item of “Other expenses, net” (notes 7 and 29.5).

The impairment losses of fixed assets recognized in 2024, 2023 and 2022 relate mainly to: a) closing and/or reduction of operations resulting from adjusting the supply to current demand conditions; b) a change of operating model of certain assets; c) material decrease in real estate prices; and d) inactivity over long periods. In addition, during 2022, certain impairment losses were associated also with some negative effects of the COVID-19 Pandemic initiated in 2020, as a result of which, Cemex closed certain assets that will remain closed for the foreseeable future in relation to the estimated sales volumes and the Company’s ability to supply demand by achieving efficiencies in other operating assets. During 2024, 2023 and 2022 there were no reversal of impairment charges recognized in prior years.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

15.2)	ASSETS FOR THE RIGHT-OF-USE, NET

As of December 31, 2024 and 2023, consolidated assets for the right-of-use, net and the changes in this caption during 2024 and 2023, were as follows:

	2024
	Land	Buildings	Machinery and equipment	Others	Total
Assets for the right-of-use at beginning of period	$476	356	1,722	58	2,612
Accumulated depreciation	(155)	(234)	(985)	(44)	(1,418)

Net book value at beginning of period	321	122	737	14	1,194
Additions of new leases	24	76	171	19	290
Cancellations and remeasurements, net	(22)	(2)	(16)	(2)	(42)
Divestitures and reclassifications (note 4.2)	(34)	(3)	(4)	—	(41)
Business combinations (note 4.1)	6	—	—	—	6
Depreciation	(34)	(36)	(177)	(13)	(260)
Foreign currency translation effects	(16)	18	(67)	6	(59)

Assets for the right-of-use at end of period	456	365	1,571	69	2,461
Accumulated depreciation	(211)	(190)	(927)	(45)	(1,373)

Net book value at end of period	$245	175	644	24	1,088

	2023
	Land	Buildings	Machinery and equipment	Others	Total
Assets for the right-of-use at beginning of period	$439	335	1,570	55	2,399
Accumulated depreciation	(142)	(203)	(894)	(32)	(1,271)

Net book value at beginning of period	297	132	676	23	1,128
Additions of new leases	36	9	284	12	341
Cancellations and remeasurements, net	(10)	(4)	(14)	(1)	(29)
Depreciation	(14)	(32)	(135)	(12)	(193)
Foreign currency translation effects	12	17	(74)	(8)	(53)

Assets for the right-of-use at end of period	476	356	1,722	58	2,612
Accumulated depreciation	(155)	(234)	(985)	(44)	(1,418)

Net book value at end of period	$321	122	737	14	1,194

For the years ended December 31, 2024, 2023 and 2022, the combined rental expense related with short-term leases, leases of low-value assets and variable lease payments were $128, $135 and $106, respectively, and were recognized in cost of sales and operating expenses, as applicable. During the reported periods, Cemex did not have any material revenue from sub-leasing activities.

16)	GOODWILL AND INTANGIBLE ASSETS, NET

16.1)	BALANCES AND CHANGES DURING THE PERIOD

As of December 31, 2024 and 2023, consolidated goodwill, intangible assets and deferred charges were summarized as follows:

	2024			2023
	Cost	Accumulated amortization	Carrying amount	Cost	Accumulated amortization	Carrying amount
Intangible assets of indefinite useful life:
Goodwill	$7,441	—	7,441	$7,674	—	7,674
Intangible assets of definite useful life:
Extraction rights	1,796	(506)	1,290	1,768	(479)	1,289
Internally developed software	1,137	(734)	403	973	(639)	334
Customer relationships	—	—	—	196	(196)	—
Mining projects	49	(8)	41	47	(7)	40
Industrial property and trademarks	29	(17)	12	32	(16)	16
Other intangible assets	390	(216)	174	357	(180)	177

	$10,842	(1,481)	9,361	$11,047	(1,517)	9,530

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Goodwill and intangible assets – continued

Changes in consolidated goodwill for the years ended December 31, 2024 and 2023, were as follows:

	2024	2023
Balance at beginning of period	$7,674	7,538
Divestitures and reclassifications (note 4.2)	(92)	—
Business combinations (note 4.1)	5	8
Foreign currency translation effects	(146)	128

Balance at end of period	$7,441	7,674

Changes in intangible assets of definite life in 2024 and 2023, were as follows:

	2024
	Extraction rights	Internally developed software [1]	Mining projects	Industrial property and trademarks	Others	Total
Balance at beginning of period	$1,289	334	40	16	177	1,856
Amortization for the period	(47)	(103)	(1)	(1)	(33)	(185)
Additions (disposals), net [1]	55	188	3	(2)	52	296
Foreign currency translation effects	(7)	(16)	(1)	(1)	(22)	(47)

Balance at the end of period	$1,290	403	41	12	174	1,920

	2023
	Extraction rights	Internally developed software [1]	Mining projects	Industrial property and trademarks	Others	Total
Balance at beginning of period	$1,277	286	33	17	142	1,755
Amortization for the period	(42)	(91)	(1)	(1)	(20)	(155)
Impairment (note 7)	(7)	—	—	—	—	(7)
Additions (disposals), net [1]	2	148	7	2	48	207
Business combinations	26	—	—	—	—	26
Foreign currency translation effects	33	(9)	1	(2)	7	30

Balance at the end of period	$1,289	334	40	16	177	1,856

1

Includes the capitalized direct costs incurred in the development stage of internal-use software, such as professional fees, direct labor and related travel expenses. The capitalized amounts are amortized to the statement of income over a period ranging from 3 to 5 years.

16.2)	ANALYSIS OF GOODWILL IMPAIRMENT

Cemex mandatorily analyses the possible impairment of goodwill at least once a year during the last quarter, or additionally, on any interim date when impairment indicators exist, by means of determining the value in use of its groups of Cash Generating Units (“CGUs”) to which goodwill balances have been allocated. The value in use represents the discounted cash flow projections of each CGU for the next five years plus a terminal value using risk adjusted discount rates.

In 2024, Cemex did not determine goodwill impairment losses, considering that in most cases, Cemex’s cash flows projections by reportable operating segment to which goodwill balances have been allocated slightly improved as compared to 2023, mainly due to reductions in the applicable discount rates, which on weighted average decreased 70 basis points (0.7%) against 2023, while the generation of Operating EBITDA is generally expected to remain flat considering geopolitical uncertainty among other factors.

In 2023, Cemex did not determine goodwill impairment losses considering the increase in the Company’s projected cash flows linked to the improved generation of Operating EBITDA against 2022 in the majority of the reportable operating segments to which goodwill balances have been allocated and the positive outlook at the time for the following years, partly offset by the general increase in the applicable discount rates as compared to 2022, which on average increased 120 basis points or 1.2%.

In 2022, as part of the mandatory impairment tests during the fourth quarter, Cemex recognized within “Other expenses, net” (note 7), non-cash goodwill impairment losses for an aggregate amount of $365, of which, $273 related to the operating segment in the United States and $92 related to the operating segment in Spain. In both cases, the book value of the operating segments exceeded their corresponding value in use. The impairment losses in 2022 were mainly related to the significant increase in the discount rates as compared to 2021 and the resulting significant decrease in the Company’s projected cash flows in these segments considering the global high inflationary environment at the time, which increased the risk-free rates, and the material increase in the funding cost observed in the industry during the period. These negative effects more than offset the expected improvements in the estimated Operating EBITDA generation in both the United States and Spain.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Analysis of goodwill impairment – continued

As of December 31, 2024 and 2023, goodwill balances allocated by operating segment, net of cumulative impairment adjustments, were as follows:

	2024	2023
Mexico	$359	441
United States	6,176	6,176
EMEA
United Kingdom	259	264
France	194	207
Spain	55	59
Philippines [1]	—	82
Rest of EMEA [2]	50	50
SCA&C
Colombia	220	254
Caribbean TCL	83	83
Rest of SCA&C [3]	45	58

	$7,441	7,674

1	In December 2024, Cemex sold its operations and assets in the Philippines (note 4.2).
2	This caption refers to the operating segments in Israel, the Czech Republic, Egypt and Germany.
3

This caption refers to the operating segments in the Caribbean and Panama. In 2024, goodwill associated with the Company’s operations in the Dominican Republic of $13 was reclassified to “Assets held for sale” (note 4.2).

As of December 31, 2024, 2023 and 2022, Cemex’s pre-tax discount rates and long-term growth rates used to determine the discounted cash flows in the group of CGUs with the main goodwill balances were as follows:

	Discount rates			Long-term growth rates [1]
Groups of CGUs	2024	2023	2022	2024	2023	2022
United States	9.4%	10.1%	9.1%	2.1%	2.0%	2.0%
United Kingdom	9.7%	10.4%	9.1%	1.3%	1.5%	1.5%
France	9.8%	10.4%	9.2%	1.3%	1.5%	1.4%
Spain	9.8%	10.7%	9.4%	1.6%	1.6%	1.7%
Mexico	10.9%	11.6%	10.3%	0.5%	1.0%	1.1%
Colombia	12.1%	12.7%	10.9%	3.0%	3.3%	3.3%
Range of rates in other countries	9.6% — 12.8%	10.3% — 14.7%	9.3% — 13.9%	0.7% — 4.0%	1.1% — 4.0%	1.5% — 4.5%

1

Cemex’s long-term growth rates are generally based on projections issued by the International Monetary Fund (“IMF”) as maximum benchmarks but may be adjusted downwards based on industry specific expectations.

As of December 31, 2024, the discount rates used by Cemex in its cash flows projections to determine the value in use of its operating segments (group of CGUs) to which goodwill was allocated, decreased by a weighted average of 0.7% as compared to 2023, mainly considering the decrease in the risk-free rate which changed from 4.79% in 2023 to 4.25% in 2024 and the reduction in the funding cost that changed from 6.7% in 2023 to 5.3% in 2024, net of the decrease in the weight of debt which changed from 22.5% in 2023 to 21.1% in 2024 and the slight reduction in the public comparable companies’ stock volatility (“Beta”) which changed from 1.07 in 2023 to 1.05 in 2024. These reductions were partially offset by the increase in the market premium which changed from 5.9% in 2023 to 6.0% in 2024. These financial assumptions will be revised upwards or downwards again in the future.

As of December 31, 2023, the discount rates used by Cemex in its cash flows projections to determine the value in use of its operating segments to which goodwill was allocated, increased by a weighted average of 1.2% as compared to 2022, mainly considering the increase in the risk-free rate which changed from 3.58% in 2022 to 4.79% in 2023 and the reduction in the weight of debt which changed from 27% in 2022 to 22.5% in 2023. This was partially offset by the reduction in the Beta which changed from 1.08 in 2022 to 1.07 in 2023. In 2023, the funding cost remained unchanged at 6.7% as compared to 2022, as well as other assumptions that remained relatively flat in 2023 as compared to 2022.

As of December 31, 2022, the discount rates used by Cemex in its cash flows projections to determine the value in use of its operating segments to which goodwill was allocated, increased by a weighted average of 2.0% as compared to 2021, mainly considering the increase in the risk-free rate which changed from 1.82% in 2021 to 3.58% in 2022, the increase in the funding cost which changed from 4.1% in 2021 to 6.7% in 2022 and the average increase of 1.7% in the cost of equity in 2022. The other variables remained relatively flat.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Analysis of goodwill impairment – continued

In connection with the aforementioned discount rates and long-term growth, Cemex verified the reasonableness of its conclusions using sensitivity analyses to changes in assumptions, affecting the value in use of all groups of CGUs with an independent reasonably possible increase of 1% in the pre-tax discount rate, an independent possible decrease of 1% in the long-term growth rate, as well as using multiples of Operating EBITDA, by means of which, Cemex determined a weighted-average multiple of Operating EBITDA to enterprise value observed in recent mergers and acquisitions in the industry. The average multiple was then applied to a stabilized amount of Operating EBITDA and the result was compared to the corresponding carrying amount for each group of CGUs to which goodwill had been allocated. Cemex considered an average Operating EBITDA multiple of 9.7 times in 2024 obtained from its recent divestment transactions.

In relation to the economic assumptions used by the Company described above, the additional impairment losses that would have resulted from the sensitivity analyses derived from independent changes in each of the relevant assumptions, as well as the average multiple of Operating EBITDA, in those operating segments that presented relative impairment risk as of December 31, 2024, are as follows:

		Impairment effects from the sensitivity analyses to changes in assumptions as of December 31, 2024
Operating segment	Impairment losses recognized	Discount rate +1%	Long-term growth rate –1%	Multiples Operating EBITDA 9.7x
United States	$—	509	213	—
Colombia	$—	49	23	—

As of December 31, 2024, the factors considered by the Company’s management that could cause the hypothetical scenario of the previous sensitivity analyses of discount rates in the United States and Colombia, an independent increase of 450 bps (4.5%) in the Company’s funding cost observed as of December 31, 2024 of 5.3% or, an independent increase in the risk-free rate of 125 bps to reach 5.5%. Nonetheless, such assumptions did not seem reasonable as of December 31, 2024 in an environment with inflation receding and consequently with interest rates decreasing. Cemex continually monitors the evolution of the groups of CGUs to which goodwill has been allocated that have presented relative goodwill impairment risk in any of the reported periods and if the relevant economic variables and the related value in use would be negatively affected, it may result in goodwill impairment losses in the future.

Impairment tests are significantly sensitive to the estimation of future prices of Cemex’s products, the development of operating expenses, local and international economic trends in the construction industry, the long-term growth expectations in the different markets, as well as the discount rates and the growth rates in perpetuity applied. For purposes of estimating future prices, Cemex uses, to the extent available, historical data; plus the expected increase or decrease according to information issued by trusted external sources, such as national construction or cement producer chambers and/or in governmental economic expectations. Operating expenses are normally measured as a constant proportion of revenues, following experience. However, such operating expenses are also reviewed considering external information sources in respect of inputs that behave according to international prices, such as oil and gas. Cemex uses specific pre-tax discount rates for each group of CGUs to which goodwill is allocated, which are applied to discount pre-tax cash flows. The amounts of estimated undiscounted cash flows are significantly sensitive to the growth rate in perpetuity applied. The higher the growth rate in perpetuity applied, the higher the amount of undiscounted future cash flows by group of CGUs obtained. Moreover, the amounts of discounted estimated future cash flows are significantly sensitive to the weighted average cost of capital (discount rate) applied. The higher the discount rate applied, the lower the amount of discounted estimated future cash flows by group of CGUs obtained.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

17)	FINANCIAL INSTRUMENTS

17.1)	CURRENT AND NON-CURRENT DEBT

As of December 31, 2024 and 2023, Cemex’s consolidated debt summarized by interest rates and currencies, was as follows:

	2024			2023
	Current	Non-current	Total [1,2]	Current	Non-current	Total [1,2]
Floating rate debt	$23	1,305	1,328	$13	1,968	1,981
Fixed rate debt	166	4,035	4,201	12	4,235	4,247

	$189	5,340	5,529	$25	6,203	6,228

Effective rate [3]
Floating rate	5.1%	6.0%		6.4%	7.1%
Fixed rate	7.3%	4.6%		4.4%	5.0%

	2024				2023
Currency	Current	Non-current	Total	Effective rate [3]	Current	Non-current	Total	Effective rate [3]
Dollars	$161	3,595	3,756	5.1%	$1	4,348	4,349	5.5%
Euros	2	876	878	3.9%	9	990	999	4.2%
Pesos	—	842	842	11.2%	—	704	704	12.0%
Philippine Pesos	—	—	—	—	11	112	123	7.1%
Other currencies	26	27	53	5.4%	4	49	53	4.5%

	$189	5,340	5,529		$25	6,203	6,228

1	As of December 31, 2024 and 2023, from the total debt of $5,529 and $6,228, respectively, 95% and 94% was held in the Parent Company and 5% and 6% in subsidiaries of the Parent Company, respectively.
2

As of December 31, 2024 and 2023, cumulative discounts, fees and other direct costs incurred in Cemex’s outstanding debt borrowings and the issuance of notes payable (jointly “Issuance Costs”) for $29 and $47, respectively, are presented reducing debt balances and are amortized to financial expense over the maturity of the related debt instruments under the effective interest rate method.

3	In 2024 and 2023, represents the weighted-average effective interest rate of the related debt agreements determined at the end of each period.

As of December 31, 2024 and 2023, Cemex’s consolidated debt summarized by type of instrument, was as follows:

2024	Current	Non-current
Bank loans
Lines of credit, 2025 to 2026	$11	81
Syndicated loans, 2026 to 2029	—	1,731

	11	1,812

Notes payable
Medium-term notes, 2025 to 2031	150	3,538
Other notes payable, 2025 to 2027	6	12

	156	3,550

Total bank loans and notes payable	167	5,362
Current maturities	22	(22)

	$189	5,340

2023	Current	Non-current
Bank loans
Lines of credit, 2024 to 2025	$10	202
Syndicated loans, 2025 to 2028	—	2,476

	10	2,678

Notes payable
Medium-term notes, 2026 to 2031	—	3,508
Other notes payable, 2024 to 2027	5	27

	5	3,535

Total bank loans and notes payable	15	6,213
Current maturities	10	(10)

	$25	6,203

Changes in consolidated debt for the years ended December 31, 2024, 2023 and 2022 were as follows:

	2024	2023	2022
Debt at beginning of year	$6,228	6,971	7,379
Proceeds from new debt instruments	5,048	2,938	2,006
Debt repayments	(5,497)	(3,840)	(2,420)
Foreign currency translation and accretion effects	(250)	159	6

Debt at end of year	$5,529	6,228	6,971

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Consolidated debt – continued

As a result of transactions incurred during the reported periods to issue, refinance, replace and/or repurchase existing debt instruments, as applicable, Cemex paid transactional costs, including premiums and/or redemption costs (jointly the “Transactional Costs”) for aggregate amounts of $22 in 2024, $72 in 2023 and $51 in 2022. Of these Transactional Costs, $9 in 2024, $16 in 2023 and $4 in 2022, corresponding to new debt instruments or the refinancing of existing debt, adjusted the carrying amount of the related debt instruments and are amortized over the remaining term of each instrument, while $56 in 2023 and $47 in 2022 of such Transactional Costs, associated with the extinguished portion of the related debt, were recognized each period in the caption “Financial income and other items, net.” In addition, Transactional Costs pending for amortization related to extinguished debt instruments of $2 in 2024, $12 in 2023 and $6 in 2022 were also recognized within “Financial income and other items, net.”

As of December 31, 2024 and 2023, non-current notes payable for $3,550 and $3,535, respectively, were detailed as follows:

Description	Date of issuance	Issuer [1]	Currency	Principal amount	Rate	Maturity	Redeemed amount [2] $	Outstanding amount [2] $	2024	2023
2023 CEBURES variable rate [3]	05/Oct/23	Cemex, S.A.B. de C.V.	Peso	3,000	TIIE+.45%	01/Oct/26	—	144	$144	59
2023 CEBURES fixed rate [3]	05/Oct/23	Cemex, S.A.B. de C.V.	Peso	8,500	11.480%	26/Sep/30	—	408	411	292
July 2031 Notes [4]	12/Jan/21	Cemex, S.A.B. de C.V.	Dollar	1,750	3.875%	11/Jul/31	(642)	1,108	1,104	1,102
September 2030 Notes [4]	17/Sep/20	Cemex, S.A.B. de C.V.	Dollar	1,000	5.2%	17/Sep/30	(283)	717	715	714
November 2029 Notes [4]	19/Nov/19	Cemex, S.A.B. de C.V.	Dollar	1,000	5.45%	19/Nov/29	(247)	753	750	749
March 2026 Notes [4]	19/Mar/19	Cemex, S.A.B. de C.V.	Euro	400	3.125%	19/Mar/26	—	414	414	441
July 2025 Notes	01/Apr/03	Cemex Materials LLC	Dollar	150	7.70%	21/Jul/25	—	150	—	151
Other notes payable									12	27

									$3,550	3,535

1

As of December 31, 2024, except for the July 2025 Notes and other notes payable, these issuances are fully and unconditionally guaranteed by Cemex Concretos, S.A. de C.V., Cemex Operaciones México, S.A. de C.V., Cemex Innovation Holding Ltd. and Cemex Corp. The July 2025 Notes are fully and unconditionally guaranteed by Cemex Corp.

2	Presented net of all notes repurchased by Cemex. As of December 31, 2024, all repurchased notes have been canceled.
3

On February 16, 2024, Cemex reopened and placed an additional principal amount of Ps5,500 of its sustainability-linked long-term notes (Certificados Bursátiles de Largo Plazo or the “2023 CEBURES”) issued in 2023 . The reopening closed on February 20, 2024 and consisted of two tranches: the first of Ps2,000 at a floating annual interest rate of TIIE 28 plus 0.45%, and the second of Ps3,500 at a fixed annual interest rate of 11.48%. In connection with these issuances in 2024 and 2023, Cemex negotiated interest rate and currency derivative instruments to synthetically change the financial risks profile of these issuances from the Peso to the Dollar (note 17.4).

4

During 2022, pursuant to tender offers and other market transactions, Cemex partially repurchased several series of its notes for an aggregate notional amount of $1,172. The difference between the amount paid for such notes and the notional amount redeemed, net of transactional costs, generated a repurchase gain of $104, recognized in the line item “Financial income and other items, net.”

The maturities of consolidated long-term debt as of December 31, 2024, were as follows:

	Bank loans	Notes payable	Total
2026	$275	565	840
2027	694	4	698
2028	694	2	696
2029	93	750	843
2030 and thereafter	34	2,229	2,263

	$1,790	3,550	5,340

As of December 31, 2024, Cemex had the following lines of credit, of which, the committed portion refers to the revolving credit facility under the 2023 Credit Agreement, at annual interest rates ranging between 5.25% and 6.35%, depending on the negotiated currency:

	Lines of credit	Available
Other lines of credit in foreign subsidiaries [1]	$392	250
Other lines of credit from banks [1]	1,009	1,009
Revolving credit facility 2023 Credit Agreement	2,311	2,311

	$3,712	3,570

1	Uncommitted amounts subject to the banks’ availability.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Consolidated debt – continued

Sustainability-linked and green financing

As of December 31, 2024 and 2023, Cemex’s consolidated debt of $5,529 and $6,228, respectively, included balances outstanding denominated in Dollars, Euros and Pesos under either its 2021 Sustainability-linked Financing Framework (the “2021 SLFF”) or its 2023 Sustainability-linked Financing Framework (the “2023 SLFF”, and together with the 2021 SLFF, the “SLFFs”) of $4,597 in 2024 and $4,227 in 2023, representing the Company’s debt that is linked and aligned to Cemex’s strategy of CO2 emissions reduction and its ultimate vision of a carbon-neutral economy (note 24.3).

As of December 31, 2024, the balance of debt under the SLFFs includes $4,042 of debt arising from bank loans, including the 2023 Credit Agreement described below. Under the 2023 Credit Agreement, the annual performance in respect to the metrics referenced in the 2023 SLFF may result in a total adjustment of the interest rate margin of plus or minus 5 bps1, in line with other sustainability-linked facilities from investment-grade rated borrowers.

The remainder of the debt balance under the SLFFs relates to the 2023 CEBURES. Of these, $144 or the variable rate leg is linked exclusively to one metric of the 2023 SLFF and may result in an increase of 20 bps in the nominal value at redemption. The remaining $411, or the fixed rate leg is also linked to only one metric of the 2023 SLFF and may result in a per annum increase of 25 bps to the interest rate applicable to the last four semi-annual coupon payments.

On November 8, 2021, Cemex, S.A.B. de C.V. closed a Dollar-denominated $3,250 syndicated sustainability-linked credit agreement (the “2021 Credit Agreement”), which proceeds were mainly used to fully repay its previous syndicated facilities agreement entered in 2017. The 2021 Credit Agreement was the first debt instrument issued by Cemex under the 2021 SLFF. Additionally, Cemex’s securitization programs (notes 10 and 17.2) are linked to the SLFFs, utilizing one or more metrics and may result in an annual fee payment equivalent to up to 5 bps of the total facilities amount.

2023 Credit Agreement and 2021 Credit Agreement

On October 30, 2023, Cemex refinanced its 2021 Credit Agreement (as described below), extending the maturity to 2028. The refinanced 2021 Credit Agreement (the “2023 Credit Agreement”) comprises a $1,000, 5-year amortizing term loan and a $2,000, 5-year committed revolving credit facility (“RCF”). The 2023 Credit Agreement represented a reduction of $500 in the term loan and an increase of $250 in the revolver of the 2021 Credit Agreement. The 2023 Credit Agreement, denominated exclusively in Dollars, maintained its previous interest rate margin and financial covenants, consistent with an investment-grade capital structure, which provide for a maximum ratio of Consolidated Net Debt (as defined below) to Consolidated EBITDA (as defined below) (“Consolidated Leverage Ratio”) of 3.75 times throughout the life of the loan and a minimum ratio of Consolidated EBITDA to interest expense (“Consolidated Coverage Ratio”) of 2.75 times. As of December 31, 2024 and 2023, the debt outstanding under the 2023 Credit Agreement amounted to $1,000 and $1,600, which included amounts owed under the RCF of $600 in 2023.

All tranches under the 2023 Credit Agreement include a margin over SOFR1 from 100 bps1 to 175 bps, depending on the Consolidated Leverage Ratio ranging from less than or equal to 2.25 times in the lower end to greater than 3.25 times in the higher end.

The balance of debt under the 2023 Credit Agreement, in which Cemex, S.A.B. de C.V. is the borrower, is guaranteed by Cemex Concretos, S.A. de C.V., Cemex Operaciones México, S.A. de C.V., Cemex Innovation Holding Ltd. and Cemex Corp. This guarantor structure is applicable in all senior notes of the Parent Company and the previous 2021 Credit Agreement.

The 2023 Credit Agreement contains ongoing representations, warranties, affirmative and negative covenants, including financial covenants. As of December 31, 2024 and 2023, Cemex was in compliance with all covenants contained in the 2023 Credit Agreement. Cemex cannot assure that in the future it will be able to comply with all such covenants, including any financial covenants, which non-compliance, if not remedied, could result in an event of default, which could materially and adversely affect Cemex’s business and financial condition.

1

The Secured Overnight Financing Rate (“SOFR”) is a measure of the cost of borrowing cash overnight collateralized by Treasury securities. As of December 31, 2024 and 2023, SOFR rate was 4.49% and 5.38%, respectively. The contraction “bps” means basis points. One hundred basis points equal 1%.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Consolidated debt – continued

Financial Covenants

Under the 2023 Credit Agreement and the 2021 Credit Agreement, as applicable depending on the reported period, at the end of each quarter for each period of four consecutive quarters, Cemex must comply with a maximum Consolidated Leverage Ratio of 3.75 times and a minimum Consolidated Coverage Ratio of 2.75 times throughout the life of the corresponding credit agreement. These financial ratios are calculated using the consolidated amounts under the terms of the agreement.

Consolidated Leverage Ratio

•

Under the 2023 Credit Agreement and the 2021 Credit Agreement, the ratio is calculated by dividing “Consolidated Net Debt” by “Consolidated EBITDA” for the last twelve months as of the calculation date. Consolidated Net Debt equals debt, as reported in the statement of financial position, net of cash and cash equivalents, excluding any existing or future obligations under any securitization program, and any subordinated debt of Cemex, adjusted for net mark-to-market of all derivative instruments, as applicable, among other adjustments including in relation for business acquisitions or disposals.

Consolidated EBITDA: Under the 2023 Credit Agreement and the 2021 Credit Agreement, represents Operating EBITDA for the last twelve months as of the calculation date, as adjusted for any discontinued EBITDA, and solely for the purpose of calculating the Consolidated Leverage Ratio on a pro forma basis for any material disposition and/or material acquisition.

Consolidated Coverage Ratio

•	Under the 2023 Credit Agreement and the 2021 Credit Agreement, the ratio is calculated by dividing Consolidated EBITDA by the financial expense for the last twelve months as of the calculation date.

As of December 31, 2024, 2023 and 2022, under the 2023 Credit Agreement and the 2021 Credit Agreement, as applicable, the main consolidated financial ratios were as follows:

Consolidated financial ratios		Refers to the compliance limits and calculations that were effective on each date
		2024	2023	2022
Leverage ratio	Limit	<=3.75	<=3.75	<=3.75
	Calculation	1.81	2.06	2.84

Coverage ratio	Limit	>=2.75	>=2.75	>=2.75
	Calculation	7.26	7.91	6.27

As a result of noncompliance with the agreed upon financial ratios or, in such event, the absence of a waiver of compliance or a negotiation thereof, after certain procedures followed upon Cemex’s lenders’ request, they may call for the acceleration of payments due under the 2023 Credit Agreement. That scenario would have a material adverse effect on Cemex’s operating results, liquidity or financial position. Cemex’s ability to comply with these ratios may be affected by economic conditions, volatility in foreign exchange rates, as well as by overall conditions in the financial and capital markets or other factors.

Cemex will classify all of its non-current debt as current debt if: 1) as of any measurement date Cemex fails to comply with any covenants that would cause a default, including the aforementioned financial ratios; and/or 2) the cross default-clause that is part of the 2023 Credit Agreement is triggered by the provisions contained therein. Moreover, although Cemex will not classify its non-current debt as current debt in the following events, Cemex will disclose the fact if: (i) as of any date prior to a subsequent measurement date Cemex expects not to be in compliance with such financial ratios in the absence of: a) amendments and/or waivers covering the next succeeding 12 months; b) high probability that the violation will be cured during any agreed upon remediation period and be sustained for the next succeeding 12 months; and/or c) an agreement to refinance the relevant debt on a long-term basis.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

17.2) OTHER FINANCIAL OBLIGATIONS

As of December 31, 2024 and 2023, other financial obligations in the consolidated statement of financial position were detailed as follows:

	2024			2023
	Current	Non-current	Total	Current	Non-current	Total
I. Leases	$269	902	1,171	$272	986	1,258
II. Liabilities secured with accounts receivable	658	—	658	678	—	678

	$927	902	1,829	$950	986	1,936

I.	Leases (notes 8.1, 15.2, 24.1 and 29.4)

Cemex has several operating and administrative assets under lease contracts (note 15.2). As mentioned in note 29.4, Cemex applies the recognition exemption for short-term leases and leases of low-value assets. Changes in the balance of lease financial liabilities during 2024, 2023 and 2022 were as follows:

	2024	2023	2022
Lease financial liability at beginning of year	$1,258	1,176	1,176
Additions from new leases	290	341	296
Reductions from payments	(296)	(256)	(276)
Cancellations and liability remeasurements	(47)	(24)	7
Foreign currency translation and accretion effects	(34)	21	(27)

Lease financial liability at end of year	$1,171	1,258	1,176

As of December 31, 2024, the maturities of non-current lease financial liabilities are as follows:

Total
2026	$203
2027	149
2028	124
2029	85
2030 and thereafter	341

$902

Total cash outflows for leases in 2024, 2023 and 2022, including the interest expense portion as disclosed in note 8.1, were $371, $331 and $342, respectively. Future payments associated with these contracts are presented in note 24.1.

II.	Liabilities secured with accounts receivable

As mentioned in note 10, as of December 31, 2024 and 2023, the funded amounts of trade accounts receivable sold under securitization programs and/or factoring programs with recourse of $658 and $678, respectively, were recognized within the line item “Other financial obligations” in the statement of financial position. For the years ended December 31, 2024, 2023 and 2022, the net cash flows generated by (used in) these securitization programs were $3, $(18) and $79, respectively.

The balances of the Company’s other financial obligations associated with the programs for the sale of accounts receivable mentioned above are part of Cemex’s total obligations under the SLFFs framework mentioned before, which are linked and aligned to Cemex’s strategy of CO2 emissions reduction and its ultimate vision of a carbon-neutral economy (note 24.3).

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

17.3) FAIR VALUE OF FINANCIAL INSTRUMENTS

Under IFRS, fair value represents an “Exit Value” which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, considering the counterparty’s credit risk in the valuation. Exit Value is premised on the existence of a market and market participants for the specific asset or liability. When there are no market and/or market participants, IFRS establishes a fair value hierarchy that gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements), inputs other than quoted prices in active markets that are observable for the asset or liability, either directly or indirectly, used mainly to determine the fair value of securities, investments or loans that are not actively traded (Level 2 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

Financial assets and liabilities

The book values of cash, trade accounts receivable, other accounts receivable, trade payables, other accounts payable and accrued expenses, as well as short-term debt, approximate their corresponding estimated fair values due to the revolving nature of these financial assets and liabilities in the short-term.

The estimated fair value of Cemex’s non-current debt is level 1 and level 2 and is either based on estimated market prices for such or similar instruments, considering interest rates currently available for Cemex to negotiate debt with the same maturities, or determined by discounting future cash flows using market-based interest rates currently available to Cemex.

The fair values determined by Cemex for its derivative financial instruments are level 2. There is no direct measure for the risk of Cemex or its counterparties in connection with such instruments. Therefore, the risk factors applied for Cemex’s assets and liabilities originated by the valuation of such derivatives were extrapolated from publicly available risk discounts for other public debt instruments of Cemex or its counterparties.

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of Cemex’s overall exposure to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts of cash exchanged by the parties, and consequently, there is no direct measure of Cemex’s exposure to the use of these derivatives. The amounts exchanged are determined based on the notional amounts and other terms included in the derivative instruments.

As of December 31, 2024 and 2023, the carrying amounts of financial assets and liabilities and their respective fair values were as follows:

	2024		2023
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Derivative financial instruments (notes 14.2 and 17.4)	$60	60	$64	64
Other investments and non-current accounts receivable (note 14.2)	196	179	276	266

	$256	239	$340	330

Financial liabilities
Long-term debt (note 17.1)	$5,340	5,145	$6,203	6,030
Other financial obligations (note 17.2)	902	898	986	919
Derivative financial instruments (notes 17.4 and 18.3)	100	100	15	15

	$6,342	6,143	$7,204	6,964

As of December 31, 2024 and 2023, assets and liabilities carried at fair value in the consolidated statements of financial position are included in the following fair value hierarchy categories (note 29.4):

2024	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Derivative financial instruments (notes 14.2 and 17.4)	$—	60	—	60
Investments in strategic equity securities (note 14.2)	4	—	—	4
Other investments at fair value through earnings (note 14.2)	—	1	—	1

	$4	61	—	65

Liabilities measured at fair value
Derivative financial instruments (notes 17.4 and 18.3)	$—	100	—	100

2023	Level 1	Level 2	Level 3	Total
Assets measured at fair value
Derivative financial instruments (notes 14.2 and 17.4)	$—	64	—	64
Investments in strategic equity securities (note 14.2)	3	—	—	3
Other investments at fair value through earnings (note 14.2)	—	1	—	1

	$3	65	—	68

Liabilities measured at fair value
Derivative financial instruments (notes 17.4 and 18.3)	$—	15	—	15

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

17.4) DERIVATIVE FINANCIAL INSTRUMENTS

During the reported periods, in compliance with the guidelines established by its Risk Management Committee, the restrictions set forth by its debt agreements and its hedging strategy (note 17.5), Cemex held derivative instruments with the objectives explained in the following paragraphs.

As of December 31, 2024 and 2023, the notional amounts and fair values of Cemex’s derivative instruments were as follows:

	2024		2023
	Notional amount	Fair value	Notional amount	Fair value
I. Foreign exchange forwards hedging the net investment	$713	63	976	(94)
II. Cross currency swaps	658	(100)	335	23
III. Interest rate swaps	600	14	750	30
IV. Fuel price hedging	356	6	232	5
V. Foreign exchange options	650	41	300	10

	$2,977	24	2,593	(26)

The caption “Financial income and other items, net” in the statements of income includes certain gains and losses related to the recognition of changes in fair values of the derivative financial instruments during the applicable period, which represented net losses of $2 in 2024, $19 in 2023 and $5 in 2022. During the reported periods, Cemex did not have derivatives designated as fair value hedges.

I.	Net investment hedges

As of December 31, 2024 and 2023, there are Dollar/Peso foreign exchange forward contracts with target tenor ranging from 1 to 15 months for notional amounts of $492 and $518, respectively. Cemex has designated this program as a hedge of Cemex’s net investment in Pesos, pursuant to which changes in the fair market value of these instruments are recognized as part of other equity reserves. For the years 2024, 2023 and 2022, these contracts generated gains of $86 and losses of $172 and $96, respectively, which partially offset currency translation effects in each year recognized in equity generated from Cemex’s net assets denominated in Pesos. The gains generated in 2024 from these derivatives are related to the depreciation of the Peso during the year, while the losses during 2023 and 2022 were related to the appreciation of the Peso in both years.

In addition, as of December 31, 2024 and 2023, as part of Cemex’s Peso net investment hedge strategy, there are additional Dollar/Peso capped forwards, structured with option contracts, for a notional amount of $221 and $458, respectively. These capped forwards contain limits on the upside that the instrument may generate. Changes in the fair market value of such capped forward contracts are also recognized as part of other equity reserves. For the years 2024, 2023, and 2022, these contracts generated gains of $43, and losses of $54 and $2, respectively, which partially offset currency translation effects recognized in equity generated from Cemex’s net assets denominated in Pesos due to the depreciation of the Peso in 2024 and the appreciation of the Peso in 2023 and 2022.

Moreover, during the year 2022, Cemex unwound Dollar/Euro cross-currency swap contracts for a notional amount of $750, which resulted in a settlement gain of $80 in equity. Cemex designated the foreign exchange forward component of these instruments as a hedge of Cemex’s net investment in Euros and changes in fair market were recognized as part of other equity reserves, while changes in fair value of the interest rate swap component until settlement were recognized within the line item of “Financial income and other items, net,” representing gains of $8 in 2022. For the year 2022, the foreign exchange forward component generated gains of $70 recognized in equity, which partially offset currency translation losses recognized in equity generated from Cemex’s net assets denominated in Euros due to the depreciation of the Euro against the Dollar in 2022, related to the exchange of interest rates in the statement of income.

II.	Cross currency swaps

As of December 31, 2024 and 2023, Cemex held cross-currency swap contracts for a notional amount of $658 and $335, respectively, in connection with the 2023 CEBURES as described in note 17.1, aiming to change the rate and currency risk profile of such 2023 CEBURES from the Peso to the Dollar. Cemex designated these contracts as cash flow hedges of interest rate payments in relation to an equivalent amount of variable and fixed interest rate debt. Changes in fair value of these contracts for the interest rate swap leg are initially recognized as part of other equity reserves and are subsequently allocated through financial expense as interest expense on the related loans is accrued in the statement of income, while changes in fair value of the currency forward leg are recognized directly in the statement of income partially offsetting the related Peso denominated debt’s foreign exchange fluctuation. For the years 2024 and 2023, changes in the fair value of these contracts generated losses of $123 and gains of $23, respectively, recognized in other comprehensive income. Moreover, during the same periods, Cemex reclassified results from equity to the line item “Financial expenses” representing income of $28 in 2024 and $5 in 2023.

III.	Interest rate swaps

For accounting purposes under IFRS, Cemex designates interest rate swaps as cash flow hedges, to fix interest rate payments in relation to an equivalent amount of floating interest rate debt. As a result, changes in the fair value of these contracts are initially recognized as part of other equity reserves and are subsequently reclassified to financial expense as the interest expense of the related floating interest rate debt is accrued in the statement of income.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Derivative financial instruments – Interest rate swaps – continued

As of December 31, 2024 and 2023, Cemex held interest rate swaps for a notional amount of $600 and $750, respectively, with a fair market value representing assets of $14 in 2024 and $30 in 2023, negotiated in June 2018 to fix interest payments of existing bank loans bearing Dollar floating rates. For the years 2024 and 2023, changes in the fair value of these contracts generated losses of $16 and $9, respectively and for the year 2022, gains of $69, recognized in other comprehensive income. Moreover, during the same periods, Cemex reclassified results from equity to the line item “Financial expenses” representing income of $23 in 2024, $22 in 2023 and expenses of $2 in 2022.

In addition, as of December 31, 2022, Cemex held interest rate swaps for a notional of $268 negotiated to fix interest payments of existing bank loans referenced to Peso floating rates that matured in November 2023, which fair value represented an asset of $15 in 2022. For the years 2023 and 2022 until their settlement, changes in the fair value of these contracts generated losses of $15 and gains of $3, respectively, recognized in other comprehensive income. Moreover, during the same periods, Cemex recycled results from equity to the “Financial expenses” line item representing gains of $18 in 2023, and $7 in 2022.

IV.	Fuel price hedging

As of December 31, 2024 and 2023, Cemex maintained swap and option contracts negotiated to hedge the price of certain fuels in several operations, primarily diesel and gas, for aggregate notional amounts of $134 and $110, respectively, with an estimated aggregate fair value representing assets of $1 in 2024 and also in 2023. By means of these contracts, for its own consumption only, Cemex either fixed the price of these fuels, or entered into option contracts to limit the prices to be paid for these fuels, over certain volumes representing a portion of the estimated consumption of such fuels in several operations. These contracts have been designated as cash flow hedges of diesel or gas consumption, and as such, changes in fair value are recognized temporarily through other equity reserves and are recycled to operating expenses as the related fuel volumes are consumed. For the years 2024, 2023 and 2022, changes in fair value of these contracts recognized in other equity reserves represented losses of $6, $6 and $25, respectively. Moreover, during the same periods, Cemex recycled results from equity to the line items of “Cost of sales” and “Operating expenses,” as applicable, representing losses in 2024 and in 2023, of $5 and $7, respectively, and gains of $88 in 2022.

In addition, as of December 31, 2024 and 2023, Cemex held Brent oil call spreads with a notional of $150 and $122, respectively, intended economically to mitigate the exposure over a portion of the diesel cost implicit in Cemex’s distribution expense. Changes in the fair value of these contracts are recognized directly in the statement of income as part of “Financial income and other items, net” which resulted in losses of $8 in 2024 and losses of $1 in 2023.

Moreover, as of December 31, 2024, Cemex held coal call spreads with notional of $72, intended to economically mitigate the exposure over the petcoke consumption in Cemex production process. Changes in the fair value of these contracts are recognized directly in the statement of income as part of “Financial income and other items, net” which resulted in losses of $9.

V.	Foreign exchange options

As of December 31, 2024 and 2023, Cemex held Dollar/Peso call spread option contracts for a notional amount of $650 and $300, respectively. Such contracts mature between January 2026 and October 2026 and were negotiated to maintain the value in Dollars over an equivalent amount of revenue generated in Pesos. Changes in the fair value of these instruments generated gains of $15 in 2024, losses of $18 in 2023 and $13 in 2022, recognized within “Financial income and other items, net” in the statement of income.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

17.5) RISK MANAGEMENT

Enterprise risks may arise from any of the following situations: i) the potential change in the value of assets owned or reasonably anticipated to be owned, ii) the potential change in value of liabilities incurred or reasonably anticipated to be incurred, iii) the potential change in value of services provided, purchase or reasonably anticipated to be provided or purchased in the ordinary course of business, iv) the potential change in the value of assets, services, inputs, products or commodities owned, produced, manufactured, processed, merchandised, leased or sold or reasonably anticipated to be owned, produced, manufactured, processed, merchandised, leased or sold in the ordinary course of business, or v) any potential change in the value arising from interest rate or foreign exchange rate exposures arising from current or anticipated assets or liabilities.

In the ordinary course of business, Cemex is exposed to commodities risk, including the exposure from inputs such as fuel, coal, petroleum coke, carbon slags, gypsum and other industrial materials which are commonly used by Cemex in the production process, and expose Cemex to variations in prices of the underlying commodities. To manage this and other risks, such as credit risk, interest rate risk, foreign exchange risk, equity risk and liquidity risk, considering the guidelines set forth by the Parent Company’s Board of Directors, which represent Cemex’s risk management framework and that are supervised by several Committees, Cemex’s management establishes specific policies that determine strategies oriented to obtain natural hedges to the extent possible, such as avoiding customer concentration on a determined market or aligning the currencies portfolio in which Cemex incurred its debt, with those in which Cemex generates its cash flows.

As of December 31, 2024 and 2023, these strategies are sometimes complemented with the use of derivative financial instruments as mentioned in note 17.4, such as the commodity forward contracts on fuels negotiated to fix the price of these underlying commodities.

The main risk categories are mentioned below:

Credit risk

Credit risk is the risk of economic loss faced by Cemex if a customer or counterparty to a financial instrument does not meet its contractual obligations and originates mainly from trade accounts receivable. As of December 31, 2024 and 2023, the maximum exposure to credit risk is represented by the balance of financial assets. Management has developed policies for the authorization of credit to customers. Exposure to credit risk is monitored constantly according to the payment behavior of debtors. Credit is assigned on a customer-by-customer basis and is subject to assessments which consider the customers’ payment capacity, as well as past behavior regarding due dates, balances past due and delinquent accounts. In cases deemed necessary, Cemex’s management requires guarantees from its customers and financial counterparties regarding financial assets.

The Company’s management has established a policy of low risk tolerance that analyzes the creditworthiness of each client individually before offering the general conditions of payment terms and delivery. The review includes external ratings when references are available and, in some cases, bank references. Thresholds of purchase limits are established for each client, which represent the maximum purchase amounts that require various levels of approval. Customers who do not meet the levels of solvency requirements imposed by Cemex are not granted with credit terms. As of December 31, 2024, Cemex’s best estimate of potential expected losses based on the ECL model (note 10) was $77.

Interest rate risk

Interest rate risk is the risk that a financial instrument’s fair value or future cash flows will fluctuate because of changes in market interest rates, which only affects Cemex’s results if the fixed-rate long-term debt is measured at fair value. Cemex’s fixed-rate long-term debt is carried at amortized cost and therefore is not subject to interest rate risk. Cemex’s exposure to the risk of changes in market interest rates relates primarily to its long-term debt obligations with floating interest rates, which, if such rates were to increase, may adversely affect its financing cost and the results for the period.

Additionally, there is an opportunity cost for continuing to pay a determined fixed interest rate when the market rates have decreased, and the entity may obtain improved interest rate conditions in a new loan or debt issuance. Cemex manages its interest rate risk by balancing its exposure to fixed and floating rates while attempting to reduce its interest costs. Cemex could renegotiate the conditions or repurchase the debt, particularly when the net present value (“NPV”) of the estimated future benefits from the interest rate reduction is expected to exceed the cost and commissions that would have to be paid in such renegotiation or repurchase of debt.

As of December 31, 2024 and 2023, 26%, respectively, of Cemex’s long-term debt was denominated in floating rates at a weighted-average interest rate of SOFR plus 95 basis points in 2024 and 95 basis points in 2023. These figures reflect the effect of interest rate swaps held by Cemex during 2024 and 2023. As of December 31, 2024 and 2023, if interest rates at that date had been 0.5% higher, with all other variables held constant, Cemex’s net income for 2024 and 2023 would have reduced by $14 and $14, respectively, because of higher interest expense on variable rate denominated debt. Conversely, a hypothetical 0.5% decrease in interest rates would have the opposite effect. This analysis does not include the effect of interest rate swaps held by Cemex during 2024 and 2023.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Risk management – continued

Foreign currency risk

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. Cemex’s exposure to the risk of changes in foreign exchange rates relates primarily to its operating activities. Due to its geographic diversification, Cemex’s revenues and costs are generated and settled in various countries and different currencies. For the year ended December 31, 2024, 29% of Cemex’s external revenues were generated in Mexico, 32% in the United States, 6% in the United Kingdom, 5% in France, 3% in Germany, 3% in Poland, 3% in Spain, 4% in Israel and 5% in the Rest of EMEA region, 3% in Colombia, 1% in Panama, 2% in Caribbean TCL and 2% in the Rest of SCA&C, and 2% in other activities.

Foreign exchange results incurred through monetary assets or liabilities in a currency different from its functional currency are recorded in the consolidated statements of income. Exchange fluctuations associated with foreign currency indebtedness related to the acquisition of foreign entities and exchange fluctuations in related parties’ long-term balances denominated in foreign currency that are not expected to be settled in the foreseeable future, are recognized in the statement of other comprehensive income. As of December 31, 2024, excluding from the sensitivity analysis the impact of translating the net assets denominated in currencies different from Cemex’s presentation currency, considering a hypothetical 10% strengthening of the Dollar against the Peso, with all other variables held constant, Cemex’s net income for 2024 would have decreased by $183, as a result of higher foreign exchange losses on Cemex’s Dollar-denominated net monetary liabilities held in consolidated entities with other functional currencies. Conversely, a hypothetical 10% weakening of the Dollar against the Peso would have the opposite effect.

As of December 31, 2024, 68% of Cemex’s financial debt was Dollar-denominated, 16% was Euro-denominated, 15% was Peso-denominated and 1% was in other currencies. Therefore, Cemex had a foreign currency exposure arising mainly from the Dollar-denominated debt versus the several currencies in which Cemex’s revenues are settled in most countries in which it operates. Cemex cannot guarantee that it will generate sufficient revenues in Dollars from its operations to service these obligations. As of December 31, 2024, Cemex had implemented a derivative financing hedging strategy using foreign exchange options for a notional amount of $650 to hedge the value in Dollar terms of revenues generated in Pesos to partially address this foreign currency risk (note 17.4). Complementarily, Cemex may negotiate other derivative financing hedging strategies in the future if either of its debt portfolio currency mix, interest rate mix, market conditions and/or economic expectations changes.

As of December 31, 2024 and 2023, Cemex’s consolidated net monetary assets (liabilities) by currency are as follows:

	2024
	Mexico	United States	EMEA	SCA&C	Others [1]	Total
Monetary assets	$1,683	648	1,216	241	338	4,126
Monetary liabilities	1,859	2,893	2,699	701	6,352	14,504

Net monetary assets (liabilities)	$(176)	(2,245)	(1,483)	(460)	(6,014)	(10,378)

Out of which:
Dollars	$(149)	(2,248)	(16)	(24)	(4,087)	(6,524)
Pesos	(27)	—	—	—	(797)	(824)
Euros	—	—	(606)	—	(1,278)	(1,884)
Pounds	—	—	(601)	—	85	(516)
Other currencies	—	3	(260)	(436)	63	(630)

	$(176)	(2,245)	(1,483)	(460)	(6,014)	(10,378)

	2023
	Mexico	United States	EMEA	SCA&C	Others [1]	Total
Monetary assets	$1,627	651	1,491	274	(241)	3,802
Monetary liabilities	2,184	2,679	3,087	730	7,179	15,859

Net monetary assets (liabilities)	$(557)	(2,028)	(1,596)	(456)	(7,420)	(12,057)

Out of which:
Dollars	$(157)	(2,030)	(5)	(61)	(4,780)	(7,033)
Pesos	(400)	—	—	—	(524)	(924)
Euros	—	—	(660)	—	(1,563)	(2,223)
Pounds	—	—	(710)	—	97	(613)
Other currencies	—	2	(221)	(395)	(650)	(1,264)

	$(557)	(2,028)	(1,596)	(456)	(7,420)	(12,057)

1	Includes the Parent Company, Cemex’s financing subsidiaries, among other entities.

Considering that the Parent Company’s functional currency for its financial and holding company activities is the Dollar (note 29.3), foreign currency risk is associated with the translation into Dollars of subsidiaries’ net assets denominated in different currencies. When the Dollar appreciates, the value of these net assets denominated in other currencies decreases in terms of Dollars, generating negative foreign currency translation and reducing stockholders’ equity. Conversely, when the Dollar depreciates, the value of such net assets denominated in other currencies would increase in terms of Dollars generating the opposite effect. Cemex has implemented a Dollar/Peso foreign exchange forward contracts program to hedge foreign currency translation in connection with its net assets denominated in Pesos (note 17.4).

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Risk management – continued

Equity risk

Equity risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate in connection with changes in the market price of Cemex, S.A.B. de C.V.’s and/or third party’s shares. Under these equity derivative instruments, there is a direct relationship between the change in the fair value of the derivative and the change in price of the underlying share. All changes in the fair value of such derivative instruments, with certain exemptions for physically-only settled instruments, would be recognized in the statement of income as part of “Financial income and other items, net.” Although Cemex has negotiated equity forward contracts on its own shares and third-party shares in the past, during 2024, 2023 and 2022, Cemex did not have derivative financial instruments based on the price of the Parent Company’s shares or any third-party’s shares.

Liquidity risk

Liquidity risk is the risk that Cemex will not have sufficient funds available to meet its obligations. In addition to cash flows provided by its operating activities, to meet Cemex’s overall liquidity needs for operations, servicing debt and funding capital expenditures and other acquisitions, Cemex relies on cost-cutting and operating improvements to optimize capacity utilization and maximize profitability, as well as borrowing under credit facilities, proceeds of debt and equity offerings, and proceeds from asset sales. Cemex is exposed to risks from changes in foreign currency exchange rates, prices and currency controls, interest rates, inflation, governmental spending, social instability and other political, economic and/or social developments in the countries in which it operates, any one of which may materially affect Cemex’s results and reduce cash from operations. The maturities of Cemex’s contractual obligations are included in note 24.1.

As of December 31, 2024, current liabilities, which included $1,116 of current debt and other financial obligations, exceed current assets by $1,076. It is noted that as part of its operating strategy implemented by management, the Company operates with a negative working capital balance. For the year ended December 31, 2024, Cemex generated net cash flows from operating activities of $1,894. The Company’s management considers that Cemex will generate sufficient cash flows from operations in the following twelve months to meet its current obligations. In addition, as of December 31, 2024, Cemex has a committed line of credit under the RCF for $2,311. As of December 31, 2024, the total amount of the RCF was available for Cemex.

18)	TRADE ACCOUNTS PAYABLE, OTHER CURRENT LIABILITIES AND NON-CURRENT LIABILITIES

18.1)	TRADE ACCOUNTS PAYABLE

Supplier Finance Agreements

To enhance its supplier’s liquidity needs, Cemex has acted as mediator with financial institutions in several countries to establish productive supply chain programs, by means of which, any supplier registered under the program may elect to sell its account receivable from Cemex to the financial institution before the receivable’s agreed payment date. Any financial cost under these programs is assumed directly by Cemex’s suppliers. The accounts payable sold by the Company’s suppliers to these financial institutions are settled by Cemex at their original agreed due dates without extending the payment date further. As of December 31, 2024 and 2023, the consolidated balances of trade payables in the statements of financial position include $999 in 2024 and $972 in 2023 of trade payables outstanding under these productive supply chain programs with an average payment term of 92 days. These programs do not involve any additional cash flow risk to Cemex.

The balance of any trade accounts payable would be classified as debt whenever the originally agreed payment terms would be extended using the aforementioned programs with the financial institutions. As of December 31, 2024 and 2023, there are no debt balances arising from trade accounts payable.

18.2)	OTHER CURRENT LIABILITIES

As of December 31, 2024 and 2023, consolidated other current liabilities were as follows:

	2024	2023
Other accounts payable and accrued expenses [1]	$569	656
Provisions [2]	399	492
Contract liabilities with customers (note 3) [3]	269	384
Interest payable	89	88

	$1,326	1,620

1

Other accounts payable and accrued expenses mainly refer to accrued fixed and variable employee benefits, insurance payments and accruals for public services. These amounts are revolving in nature and are expected to be settled and replaced by similar amounts within the next 12 months.

2	Current provisions are detailed by concept in note 18.3 below.
3

As of December 31, 2024 and 2023, contract liabilities with customers included $225 and $339, respectively, of advances received from customers, as well as in 2024 and 2023 the current portion of deferred revenues in connection with advances under long-term clinker supply agreements of $5 in both years. Note 3 includes the changes during the period of this caption.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

18.3)	OTHER NON-CURRENT LIABILITIES

As of December 31, 2024 and 2023, consolidated other non-current liabilities were as follows:

	2024	2023
Asset retirement obligations [1]	$563	470
Environmental liabilities [2]	203	250
Accruals for legal assessments and other responsibilities [3]	95	100
Non-current liabilities for valuation of derivative instruments	100	15
Other non-current liabilities and provisions [4]	420	329

	$1,381	1,164

1

Provisions for asset retirement obligations include future estimated costs for demolition, cleaning and reforestation of production sites at the end of their operation, which are initially recognized against the related assets and are depreciated over their estimated useful life.

2

Environmental liabilities include future estimated costs arising from legal or constructive obligations, related to cleaning, reforestation and other remedial actions to remediate damage caused to the environment. The expected average period to settle these obligations is greater than 15 years.

3	Provisions for legal claims and other responsibilities include items related to tax contingencies.
4

As of December 31, 2024 and 2023, the balance includes deferred revenues of $17 and $22, respectively, that are amortized to the statement of income as deliverables are fulfilled over the maturity of long-term clinker supply agreements.

Changes in consolidated non-current other liabilities plus current provisions for the years 2024 and 2023, were as follows:

	2024
	Asset retirement obligations	Environmental liabilities	Accruals for legal proceedings	Valuation of derivative instruments	Other liabilities and provisions	Total	2023
Balance at beginning of period	$573	279	105	95	604	1,656	1,341
Additions or increase in estimates	63	6	45	123	158	395	532
Releases or decrease in estimates	(12)	(52)	(41)	(118)	(95)	(318)	(314)
Accretion expense	38	—	—	—	15	53	42
Foreign currency translation	26	(5)	(8)	—	(19)	(6)	55

Balance at end of period	$688	228	101	100	663	1,780	1,656

Out of which:
Current provisions	$125	25	6	—	243	399	492
Other non-current liabilities	563	203	95	100	420	1,381	1,164

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

19)	PENSIONS AND POST-EMPLOYMENT BENEFITS

Defined contribution pension plans

The consolidated costs of defined contribution plans for the years ended December 31, 2024, 2023 and 2022 were $74, $64 and $59, respectively. Cemex contributes periodically the amounts offered by the pension plan to the employee’s individual accounts, not retaining any remaining liability as of the financial statements’ date.

Defined benefit pension plans

Most of Cemex’s defined benefit plans have been closed to new participants for several years. Actuarial results related to pension and other post-employment benefits are recognized in earnings and/or in “Other comprehensive income” for the period in which they are generated, as appropriate. For the years ended December 31, 2024, 2023 and 2022, the effects of pension plans and other post-employment benefits are summarized as follows:

	Pensions			Other benefits			Total
Net period cost (income):	2024	2023	2022	2024	2023	2022	2024	2023	2022
Recorded in operating costs and expenses
Service cost	$7	6	7	4	4	4	11	10	11
Past service cost	—	—	1	—	—	—	—	—	1
Settlements, curtailments and other changes	—	(9)	2	—	(1)	—	—	(10)	2

	7	(3)	10	4	3	4	11	—	14

Recorded in other financial expenses
Net interest cost	32	36	22	8	8	6	40	44	28

Recorded in other comprehensive income
Actuarial (gains) losses for the period	(75)	46	(166)	1	(1)	(10)	(74)	45	(176)

	$(36)	79	(134)	13	10	—	(23)	89	(134)

As of December 31, 2024 and 2023, the reconciliation of the actuarial benefits’ obligations and pension plan assets, are presented as follows:

	Pensions		Other benefits		Total
	2024	2023	2024	2023	2024	2023
Change in benefits obligation:
Projected benefit obligation at beginning of the period	$1,909	1,811	101	92	2,010	1,903
Service cost	7	6	4	4	11	10
Interest cost	97	100	8	8	105	108
Actuarial (gains) losses	(159)	30	1	(1)	(158)	29
Reduction from disposal of assets	(17)	2	—	—	(17)	2
Settlements and curtailments	—	(2)	—	—	—	(2)
Plan amendments	—	(10)	—	(1)	—	(11)
Benefits paid	(160)	(122)	(10)	(8)	(170)	(130)
Foreign currency translation	(65)	94	(12)	7	(77)	101

Projected benefit obligation at end of the period	1,612	1,909	92	101	1,704	2,010

Change in plan assets:
Fair value of plan assets at beginning of the period	1,273	1,207	2	1	1,275	1,208
Return on plan assets	65	64	—	—	65	64
Actuarial losses	(84)	(16)	—	—	(84)	(16)
Employer contributions	85	97	10	8	95	105
Reduction from disposal of assets	(13)	1	—	—	(13)	1
Settlements	—	(2)	—	—	—	(2)
Benefits paid	(160)	(122)	(10)	(8)	(170)	(130)
Foreign currency translation	(22)	44	(1)	1	(23)	45

Fair value of plan assets at end of the period	1,144	1,273	1	2	1,145	1,275

Net projected liability in the statement of financial position	$468	636	91	99	559	735

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Defined benefit pension plans – continued

For the years 2024, 2023 and 2022, actuarial (gains) losses for the period were generated by the following main factors as follows:

	2024	2023	2022
Actuarial (gains) losses due to experience	$(26)	13	96
Actuarial (gains) losses due to demographic assumptions	(28)	(5)	(2)
Actuarial (gains) losses due to financial assumptions	(20)	37	(270)

	$(74)	45	(176)

In 2024, net actuarial gains due to financial assumptions were driven by a general increase in the discount rates applicable to the calculation of the Projected Benefit Obligation (“PBO”), mainly in the United Kingdom, Mexico and the United States, partially offset by lower returns in plan assets than estimated for a total of $84, of which $66 refers to the United Kingdom, $18 to the United States and $9 to Mexico. In addition, the actuarial gains due to experience for $26 and due to demographic assumptions of $28 were mainly generated in the United Kingdom.

In 2023, net actuarial losses due to financial assumptions were mainly driven by a decrease in the discount rates applicable to the calculation of the PBO in the United Kingdom, the United States, Germany, Colombia and Poland. Moreover, the overall net actual return on plan assets in most countries were less than the expected returns for a total of $16, of which $31 referred to the United Kingdom, partially offset by a higher performance than expected in Mexico of $12 and the United States of $8. In addition, the PBO increased by adjustments due to experience for $13, mainly in the United Kingdom and Germany.

In 2022, net actuarial gains due to financial assumptions were driven by a general increase in the discount rates applicable to the calculation of the PBO in the United Kingdom, the United States, Germany, and Mexico, partially offset by actual returns in plan assets lower than estimated for a total of $466, of which $373 referred to the United Kingdom, $52 to the United States and $19 to Mexico. In addition, the PBO increased significantly related to adjustments due to experience for $96, mainly in the United Kingdom for $77 and Germany for $13. Adjustments in demographic assumptions of $2 were not significant.

As of December 31, 2024 and 2023, based on the hierarchy of fair values, plan assets are detailed as follows:

	2024				2023
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash	$25	—	—	25	$24	—	—	24
Investments in corporate bonds	237	46	—	283	11	391	—	402
Investments in government bonds	339	—	—	339	114	209	—	323

Total fixed-income securities	601	46	—	647	149	600	—	749

Investment in marketable securities	127	73	—	200	179	43	—	222
Other investments and private funds	44	32	222	298	70	33	201	304

Total variable-income securities	171	105	222	498	249	76	201	526

Total plan assets	$772	151	222	1,145	$398	676	201	1,275

The most significant assumptions used in the determination of the benefit obligation were as follows:

	2024				2023
		United	United	Range of rates in		United	United	Range of rates in
	Mexico	States	Kingdom	other countries	Mexico	States	Kingdom	other countries
Discount rates	11.8%	5.7%	5.6%	3.3% – 9.5%	10.5%	5.2%	4.7%	3.1% – 11.0%
Rate of return on plan assets	11.8%	5.7%	5.6%	3.3% – 9.5%	10.5%	5.2%	4.7%	3.1% – 11.0%
Rate of salary increases	4.5%	—	3.2%	2.5% – 7.3%	4.5%	—	3.1%	2.5% – 7.3%

As of December 31, 2024, estimated payments for pensions and other post-employment benefits over the next 10 years were as follows:

Estimated payments
2025	$156
2026	135
2027	133
2028	133
2029 – 2034	803

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Defined benefit pension plans – continued

As of December 31, 2024 and 2023, the aggregate PBO for pension plans and other post-employment benefits and the plan assets by country were as follows:

	2024			2023
	PBO	Assets	Deficit	PBO	Assets	Deficit
Mexico	$200	30	170	$253	44	209
United States	142	143	(1)	184	188	(4)
United Kingdom	960	752	208	1,129	821	308
Germany	121	5	116	141	6	135
Other countries	281	215	66	303	216	87

	$1,704	1,145	559	$2,010	1,275	735

In some countries, Cemex has established health care benefits for retired personnel limited to a certain number of years after retirement. As of December 31, 2024 and 2023, the projected benefits obligation related to these benefits was $51 and $57, respectively, included within other benefits liability. The medical inflation rates used to determine the PBO of these benefits in 2024 and 2023 for Mexico were 8.0% and 8.0%, respectively, for Puerto Rico 7.0% in 2024 and 6.6% in 2023, for the United Kingdom were 6.7% in 2024 and 6.6% in 2023, and for TCL was a range between 5.0% and 8.0% in 2024 and 5.0% and 9.0% in 2023.

Significant settlements or curtailments related to employees’ pension benefits and other post-employment benefits during the reported periods

During 2024, there were no significant settlements or curtailments related to employees’ pension benefits and other post-employment benefits.

In 2023 as a result of an extension in the retirement age for the Company’s operations in Mexico, there was a reduction of $11 in the retirement obligations recognized against the statement of income for the period. Additionally, in France, there was a pension reform that increased the legal minimum retirement age, resulting in a total past service amendment of $1 in its pension plan recognized in the statement of income for the period.

During 2022, there were no significant settlements or curtailments related to employees’ pension benefits and other post-employment benefits.

Sensitivity analysis of pension and other post-employment benefits

As of December 31, 2024, Cemex performed sensitivity analyses on the most significant assumptions that affect the PBO, considering reasonable independent changes of plus or minus 50 basis points in each of these assumptions. The increase (decrease) that would have resulted in the PBO of pensions and other post-employment benefits are shown below:

	Pensions		Other benefits		Total
Assumptions:	+50 bps	-50 bps	+50 bps	-50 bps	+50 bps	-50 bps
Discount Rate Sensitivity	$(75)	83	(3)	3	(78)	86
Salary Increase Rate Sensitivity	4	(4)	1	(1)	5	(5)
Pension Increase Rate Sensitivity	56	(54)	—	—	56	(54)

Multiemployer defined benefit pension plans

In addition to the Company’s sponsored plans, Cemex contributes to union-sponsored multiemployer retirement defined benefit pension plans (the “Multiemployer Plans”) under the terms of collective bargaining agreements for certain union employees in the United States and the United Kingdom. The Company’s main risks of participating in Multiemployer Plans are different from its single-employer plans in the following aspects:

a)	Assets contributed to the Multiemployer Plans by one employer may be used to provide benefits to employees of other participating employers;

b)	If a participating employer stops contributing to the Multiemployer Plans, the unfunded obligations of the Multiemployer Plans may be borne by the remaining participating employers; and

c)

If Cemex chooses to stop participating in the Multiemployer Plans, the Company may be required to pay the Multiemployer Plans an amount based on the underfunded status of the Multiemployer Plans, referred to as a withdrawal liability.

The Company’s funding arrangements, rate of contributions and funding requirements were made in accordance with the contractual multiemployer agreements. The combined amounts contributed to the Multiemployer Plans were $19 in 2024, $20 in 2023 and $21 in 2022. The Company expects to contribute $20 to the Multiemployer Plans in 2025.

Among other factors, Multiemployer Plans in the red zone (critical) are generally less than 65% funded, Multiemployer Plans in the yellow zone (endangered) are less than 80% funded and Multiemployer Plans in the green zone (neither critical and declining, critical, or endangered) are at least 80% funded. Over 99% of Cemex’s obligations and contributions under the Multiemployer Plans are related to the United States where 461 former employees are beneficiaries and where, according to data obtained from Multiemployer Plans actuary, most of the plans are considered to be in the green zone and one plan is in the yellow zone. As a result, the Company’s risk of increasing contributions is considered low. In the United Kingdom, the Multiemployer Plan, which covers only two of Cemex’s former employees, is in the green zone. In both the United States and the United Kingdom, Cemex is a small participant in the applicable Multiemployer Plans.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

20)	INCOME TAXES

20.1)	INCOME TAXES FOR THE PERIOD

The amounts of income tax expense in the statements of income for 2024, 2023 and 2022 are summarized as follows:

	2024	2023	2022
Current income tax expense [1]	$343	1,101	129
Deferred income tax (benefit) expense	(276)	103	39

	$67	1,204	168

1	In 2024 includes minimum taxes which were not material (note 29.10).

20.2)	DEFERRED INCOME TAXES

As of December 31, 2024 and 2023, the main temporary differences that generated the consolidated deferred income tax assets and liabilities are presented below:

	2024	2023
Deferred tax assets:
Tax loss carryforwards and other tax credits	$446	445
Accounts payable and accrued expenses	1,084	883
Intangible assets, net and other	130	203

Total deferred tax assets, gross	1,660	1,531
Presentation of net position by same legal entity	(987)	(1,168)

Total deferred tax asset, net in the statement of financial position	673	363

Deferred tax liabilities:
Property, machinery and equipment and right-of-use asset, net	(1,298)	(1,470)
Investments and other assets	(237)	(141)

Total deferred tax liabilities, gross	(1,535)	(1,611)
Presentation of net position by same legal entity	987	1,168

Total deferred tax liabilities, net in the statement of financial position	(548)	(443)

Net deferred tax assets (liabilities)	$125	(80)

Out of which:
Net deferred tax assets in Mexican entities	$393	67
Net deferred tax liabilities in foreign entities	(268)	(147)

Net deferred tax assets (liabilities)	$125	(80)

As of December 31, 2024 and 2023, balances of the deferred tax assets and liabilities included in the statement of financial position are located in the following entities:

	2024			2023
	Assets	Liabilities	Net	Assets	Liabilities	Net
Mexican entities	$518	(125)	393	$185	(118)	67
Foreign entities	155	(423)	(268)	178	(325)	(147)

	$673	(548)	125	$363	(443)	(80)

The breakdown of changes in consolidated deferred income taxes during 2024, 2023 and 2022 was as follows:

	2024	2023	2022
Deferred income tax (benefit) expense in the statement of income	$(276)	103	39
Deferred income tax expense (benefit) in stockholders’ equity	57	(6)	14
Reclassifications [1]	14	—	7

Change in deferred income tax during the period	$(205)	97	60

1	In 2024 and 2022, refers to the effects of the reclassification of balances to assets held for sale and related liabilities (note 4.2).

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Deferred income taxes – continued

Current and/or deferred income tax relative to items of other comprehensive income during 2024, 2023 and 2022 were as follows:

	2024	2023	2022
Expense related to foreign exchange fluctuations from intercompany balances (note 21.2)	$—	5	—
Expense (benefit) associated to actuarial results (note 21.2)	11	(5)	32
Expense (benefit) related to derivative financial instruments (note 17.4)	4	(41)	(30)
Expense from foreign currency translation and other effects	33	35	12

	$48	(6)	14

As of December 31, 2024, consolidated tax loss and tax credits carryforwards expire as follows:

	Amount of carryforwards	Amount of unrecognized carryforwards	Amount of recognized carryforwards
2025	$26	18	8
2026	44	24	20
2027	50	18	32
2028	45	20	25
2029 and thereafter	6,348	4,668	1,680

	$6,513	4,748	1,765

As of December 31, 2024, in connection with Cemex’s deferred tax loss carryforwards presented in the table above, to realize the benefits associated with such deferred tax assets that have been recognized, before their expiration, Cemex would need to generate $1,765 in consolidated pre-tax income in future periods. Based on the same forecasts of future cash flows and operating results used by Cemex’s management to allocate resources and evaluate performance in the countries in which Cemex operates, along with the implementation of feasible tax strategies, Cemex believes that it will recover the balance of its tax loss carryforwards that have been recognized before their expiration. In addition, Cemex concluded that the deferred tax liabilities considered in the analysis of recoverability of its deferred tax assets will reverse in the same period and tax jurisdiction of the related recognized deferred tax assets. Moreover, a certain amount of Cemex’s deferred tax assets refers to operating segments and tax jurisdictions in which Cemex is currently generating taxable income or in which, according to Cemex’s management cash flow projections, will generate taxable income in the relevant periods before the expiration of the deferred tax assets.

The Parent Company does not recognize a deferred income tax liability related to its investments in subsidiaries considering that Cemex controls the reversal of the temporary differences arising from these investments and management is satisfied that such temporary differences will not reverse in the foreseeable future.

20.3)	RECONCILIATION OF EFFECTIVE INCOME TAX RATE

For the years ended December 31, 2024, 2023 and 2022, the effective consolidated income tax rates were as follows:

	2024	2023	2022
Earnings before income tax	$980	1,323	570
Income tax expense	(67)	(1,204)	(168)

Effective consolidated income tax expense rate [1,2]	6.8%	91.0%	29.5%

1	The average effective tax rate equals the net amount of income tax benefit or expense divided by income or loss before income taxes, as these line items are reported in the statements of income.
2	Note 29.10 includes the statutory income tax rates of the main countries in which Cemex operates.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Reconciliation of effective income tax rate – continued

Differences between the financial reporting and the corresponding tax basis of assets and liabilities and the different income tax rates and laws applicable to Cemex, among other factors, give rise to permanent differences between the statutory tax rate applicable in Mexico, and the effective tax rate presented in the consolidated statements of income, which in 2024, 2023 and 2022 were as follows:

	2024		2023		2022
	%	$	%	$	%	$
Mexican statutory tax rate	30.0%	294	30.0%	397	30.0%	171
Income tax penalties in Spain (note 20.4)	—	—	46.9%	620	—	—
Difference between accounting and tax expenses, net [1]	(9.2)%	(90)	0.4%	6	48.4%	276
Non-taxable sale of equity securities and fixed assets [2]	(10.6)%	(104)	(1.3)%	(17)	4.6%	26
Difference between book and tax inflation	6.1%	60	9.1%	120	38.1%	217
Differences in the income tax rates in the countries where Cemex operates [3]	2.5%	24	7.7%	103	(8.4)%	(48)
Changes in deferred tax assets [4]	(10.1)%	(99)	(4.3)%	(57)	(80.7)%	(460)
Changes in provisions for uncertain tax positions	1.1%	11	0.1%	1	(6.8)%	(39)
Others	(3.0)%	(29)	2.4%	31	4.3%	25

Effective consolidated income tax expense rate	6.8%	67	91.0%	1,204	29.5%	168

1	In 2022, includes $365 related to the effects of impairment charges during the period which are basically non-deductible for tax purposes (note 7).
2	In 2024, includes $72 related to non-taxable income from the sale of shares of subsidiaries and associates during the period.
3	Refers to the effects of the differences between the statutory income tax rate in Mexico of 30% and the applicable income tax rates of each country where Cemex operates.
4	Refers to the effects in the effective income tax rate associated with changes during the period in the amount of deferred income tax assets related to Cemex’s tax loss carryforwards.

The following table compares the line item “Changes in deferred tax assets” as presented in the table above against the changes in deferred tax assets in the statement of financial position for the years ended December 31, 2024 and 2023:

	2024		2023
	Changes in the statement of financial position	Amounts in reconciliation	Changes in the statement of financial position	Amounts in reconciliation
Tax loss carryforwards generated and not recognized during the year	$—	89	—	45
Derecognition related to tax loss carryforwards recognized in prior years	(100)	—	(125)	—
Recognition related to unrecognized tax loss carryforwards	105	(186)	12	(105)
Foreign currency translation and other effects	(4)	(2)	(3)	3

Changes in deferred tax assets	$1	(99)	(116)	(57)

20.4)	UNCERTAIN TAX POSITIONS AND SIGNIFICANT TAX PROCEEDINGS

Uncertain tax positions

As of December 31, 2024 and 2023, as part of current provisions and non-current other liabilities (note 18), Cemex has recognized provisions related to unrecognized tax benefits in connection with uncertain tax positions taken, in which it is deemed probable that the tax authorities would differ from the position adopted by Cemex. As of December 31, 2024, the tax returns submitted by some subsidiaries of Cemex located in several countries are under review by the respective tax authorities in the ordinary course of business. Cemex cannot anticipate if such reviews will result in new tax assessments, which would, should any arise, be appropriately disclosed and/or recognized in the financial statements. A summary of the beginning and ending balances of unrecognized tax benefits for the years ended December 31, 2024, 2023 and 2022, excluding interest and penalties, is as follows:

	2024	2023	2022
Balance of tax positions at beginning of the period	$78	41	48
Additions for tax positions of prior periods	5	34	5
Additions for tax positions of current period	14	3	5
Reductions for tax positions related to prior periods and other items	(2)	(1)	(11)
Settlements and reclassifications	(31)	—	(4)
Expiration of the statute of limitations	(8)	(2)	(2)
Foreign currency translation effects	(5)	3	—

Balance of tax positions at end of the period	$51	78	41

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Uncertain tax positions – continued

Tax examinations can involve complex issues, and the resolution of issues may span multiple years, particularly if subject to negotiation or litigation. Although Cemex believes its estimates of the total unrecognized tax benefits are reasonable, uncertainties regarding the final determination of income tax audit settlements and any related litigation could affect the amount of total unrecognized tax benefits in future periods. It is difficult to estimate the timing and range of possible changes related to uncertain tax positions, as finalizing audits with the tax authorities may involve formal administrative and legal proceedings. Accordingly, it is not possible to reasonably estimate the expected changes to the total unrecognized tax benefits over the next 12 months, although any settlements or statute of limitations expirations may result in a significant increase or decrease in the total unrecognized tax benefits, including those positions related to tax examinations being currently conducted.

Significant tax proceedings

As of December 31, 2024, the Company’s most significant tax proceedings are as follows:

•

On August 9, 2024, in connection with the fines imposed by the tax authorities in Spain (the “Tax Authorities”) related to the years 2006 to 2009, the Tax Authorities notified Cemex España, S.A. (“Cemex España”) of the final amount for a total of $473, initially payable no later than September 20, 2024. On September 6, 2024, Cemex España paid an amount equivalent to $284 (60% of the fines). In connection with the remaining 40% of the fines for an amount equivalent to $189, Cemex España filed before the National Court (Audiencia Nacional) a motion against the assessment issued by the Tax Authorities, claiming a right to a reduction of the remaining 40% for early payment considered by the applicable tax code in Spain. Furthermore, as a cautionary measure, on September 9, 2024, Cemex España filed an appeal with the Tribunal Económico Administrativo Central (“TEAC”) in connection with the motion mentioned before. On September 10, 2024, Cemex España paid an additional amount of $3 and, if the process over the reduction of the 40% is not resolved in Cemex’s favor, filed a request to the Tax Authorities for a postponement of payment and requested an authorization to pay the outstanding amount of the fines in installments over four years starting in April 2025. Cemex has offered to the Tax Authorities, as guarantee to cover such postponement, a surety insurance. As of December 31, 2024, the Tax Authorities have neither accepted nor denied such request. However, the processes filed before the National Court and TEAC plus the request for the postponement, have suspended the execution of the outstanding amount of the fines by the Tax Authorities.

•

On March 26, 2021, the Tax Authorities notified Cemex España of an assessment for income taxes in an amount equivalent to $50 as of December 31, 2024, plus late interest, derived from a tax audit process covering the tax years 2010 to 2014. This assessment was appealed before the TEAC. For the suspension of the payment of the tax assessment to be granted, Cemex España provided a payment guarantee which was approved by such tax authorities. Moreover, on November 30, 2021, the Tax Authorities notified Cemex España of a penalty for an amount equivalent to $70, derived from the tax audit process covering the same period from 2010 to 2014. This assessment was appealed before the TEAC. In December 2023, Cemex España received a partial resolution from the TEAC. On February 26, 2024, Cemex España received the provisional assessment to pay a $60 including the income tax due and the penalty. Cemex España paid the mentioned amount. As of December 31, 2024, this matter is finalized.

•

In connection with the tax return for the year 2012, the Colombian Tax Authority (the “Colombian Tax Authority”) assessed an increase in the income tax payable by Cemex Colombia S.A. (“Cemex Colombia”) and imposed an inaccuracy penalty for amounts in Colombian Pesos equivalent to $28 of income tax and $28 of penalty. After several procedures and appeals, in 2021, Cemex Colombia filed an appeal in the Administrative Court of Cundinamarca. If the proceeding is adversely resolved in the final stage, Cemex Colombia must pay the amounts determined in the official settlement plus interest accrued on the amount of the income tax adjustment until the payment date. As of December 31, 2024, Cemex considers that an adverse resolution in this proceeding after the conclusion of all available defense procedures is not probable, however, it is difficult to assess with certainty the likelihood of an adverse result in the proceeding. If adversely resolved, Cemex believes this proceeding could have a material adverse impact on the operating results, liquidity or financial position of Cemex.

•

In connection with the tax return for the year 2011, the Colombian Tax Authority notified Cemex Colombia of a proceeding in which it rejected certain deductions and determined an increase in the income tax payable and imposed a penalty for amounts in Colombian Pesos equivalent to $19 of income tax and $19 of penalty. After several procedures and appeals, in 2020, the Colombian Tax Authority confirmed the claims of the official liquidation, and this was then appealed in the Administrative Court of Cundinamarca. If the proceeding is adversely resolved in its final stage, Cemex Colombia would have to pay the amounts determined in the official settlement plus interest accrued on the amount of the income tax adjustment until the date of payment. As of December 31, 2024, Cemex considers that an adverse resolution in this proceeding after the conclusion of all available defense procedures is not probable, however, it is difficult to assess with certainty the likelihood of an adverse result in the proceeding. If adversely resolved, Cemex believes this proceeding could have a material adverse impact on the operating results, liquidity or financial position of Cemex.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

21)	STOCKHOLDERS’ EQUITY

The consolidated financial statements are presented in Dollars based on IAS 21, The Effects of Changes in Foreign Exchange Rates (“IAS 21”), while the reporting currency of the Parent Company is the Peso. As a result, for the consolidated entity, transactions of common stock, additional paid-in capital and retained earnings are translated and accrued using historical exchange rates of the dates on which the transactions occurred. As a result, although the amounts of total non-controlling interest in the consolidated financial statements and total stockholders’ equity of the Parent Company are the same, IAS 21 methodology results in differences between line-by-line items within Cemex’s total controlling interest and the Parent Company’s total stockholders’ equity. The official stockholders’ equity for statutory purposes is that of the Parent Company as expressed in Pesos. As of December 31, 2024, the line-by-line reconciliation between Cemex’s controlling interest, as reported using the Dollar as presentation currency, and the Parent Company’s stockholders’ equity, using a convenience translation of the balances in Pesos translated using the exchange rate of 20.83 Pesos per Dollar as of December 31, 2024, is as follows:

	As of December 31, 2024
	Consolidated	Parent Company
Common stock and additional paid-in capital [1]	$7,699	4,958
Other equity reserves [1,2]	(770)	3,149
Retained earnings [2]	5,247	4,069

Total controlling interest	$12,176	12,176

1

The difference relates to the method of accruing Dollars using the historical exchange rates to translate each common stock and additional paid-in capital transaction denominated in Pesos to Dollars. The cumulative effect of these changes in exchange rates is recognized against other equity reserves.

2

The difference relates to the method of accruing Dollars using the exchange rates of each month during the period for statement of income purposes. The cumulative effect of these changes in exchange rates is recognized against other equity reserves.

As of December 31, 2024 and 2023, stockholders’ equity excludes investments in CPOs of the Parent Company held by subsidiaries of $12 (20,541,277 CPOs) and $16 (20,541,277 CPOs), respectively, which were eliminated within “Other equity reserves.”

21.1)	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

As of December 31, 2024 and 2023, the breakdown of consolidated common stock and additional paid-in capital was as follows:

	2024	2023
Common stock	$318	318
Additional paid-in capital	7,381	7,381

	$7,699	7,699

As of December 31, 2024 and 2023, the common stock of Cemex, S.A.B. de C.V. was presented as follows:

	2024		2023
Shares [1]	Series A [2]	Series B [2]	Series A [2]	Series B [2]
Subscribed and paid shares	29,016,656,496	14,508,328,248	29,016,656,496	14,508,328,248
Unissued shares authorized for executives’ stock compensation programs	881,442,830	440,721,415	881,442,830	440,721,415

	29,898,099,326	14,949,049,663	29,898,099,326	14,949,049,663

1	As of December 31, 2024 and 2023, 13,068,000,000 shares correspond to the fixed portion, and 31,779,148,989 shares correspond to the variable portion, respectively.
2

Series “A” or Mexican shares must represent at least 64% of Cemex, S.A.B. de C.V.’s capital stock; Series “B” or free subscription shares must represent at most 36% of Cemex, S.A.B. de C.V.’s capital stock.

On March 22, 2024 stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) the payment of a cash dividend for a total of $120 in four equal quarterly installments beginning in June 2024 and finalizing in March 2025; (b) setting the amount of $500 or its equivalent in Pesos as the maximum amount that during fiscal year 2024, and until the next ordinary general shareholders’ meeting of Cemex, S.A.B. de C.V. is held, Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities representing such shares; (c) the appointment of the members of the Board of Directors, the Audit Committee, the Corporate Practices and Finance Committee and, the Sustainability, Climate Action, Social Impact and Diversity Committee; and (d) the extension of share-based long-term compensation programs in shares of Cemex, S.A.B. de C.V.’s until December 31, 2028. During 2024, there were no purchases of own shares under the outstanding share repurchase program.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Common stock and additional paid-in capital – continued

On March 23, 2023, stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) setting an amount of $500 or its equivalent in Pesos, as the maximum amount of resources that during fiscal year 2023, and until the next general ordinary shareholders’ meeting is held that Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities representing such shares; (b) authorize the Parent Company’s Board of Directors to determine the bases on which the acquisition and placement of said shares shall be instructed, designate the persons that shall make the decisions to acquire or place them, appoint those responsible for carrying out the transaction and giving the corresponding notices to the authorities; and (c) to decrease Cemex, S.A.B. de C.V.’s capital stock, in its variable part, through the cancellation of 662 million of own shares (22.1 million ADSs), which were acquired through the share repurchase program in 2022. During 2023, there were no purchases of own shares under the outstanding share repurchase program.

On March 24, 2022, stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) setting an amount of $500 or its equivalent in Pesos as the maximum amount of resources through the year 2022 and until the next general ordinary shareholders’ meeting is held that Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities representing such shares; (b) authorize the Parent Company’s Board of Directors to determine the bases on which the acquisition and placement of any such shares shall be instructed, designate the persons that shall make the decisions to acquire or place them, appoint those responsible for carrying out the transaction and giving the corresponding notices to the authorities; and (c) designation of the members of the Board of Directors, as well as members of the Audit, Corporate Practices and Finance, and Sustainability Committees. During 2022, 662 million own shares (22.1 million ADSs) were acquired under the outstanding share repurchase program for an amount of $111.

In 2024, 2023 and 2022, Cemex, S.A.B. de C.V. did not issue shares in connection with its executive share-based compensation programs (note 22).

21.2)	OTHER EQUITY RESERVES AND SUBORDINATED NOTES

As of December 31, 2024 and 2023, the caption of other equity reserves and subordinated notes was integrated as follows:

	2024	2023
Other equity reserves	$(2,756)	(2,349)
Subordinated notes	1,986	1,986

	$(770)	(363)

Other equity reserves

As of December 31, 2024 and 2023, other equity reserves are detailed as follows:

	2024	2023
Cumulative translation effect, tax effects from deferred income taxes recognized directly in equity (note 20.2) and derivative financial instruments designated as cash flow hedges	$(1,066)	(672)
Cumulative actuarial losses	(324)	(398)
Cumulative coupon accrued under perpetual debentures	(1,070)	(1,070)
Cumulative coupon accrued under subordinated notes	(347)	(204)
Other effects	51	(5)

	$(2,756)	(2,349)

For the years ended December 31, 2024, 2023 and 2022, the translation effects of foreign subsidiaries included in the statements of comprehensive income were as follows:

	2024	2023	2022
Foreign currency translation results [1]	$(275)	356	(235)
Foreign exchange fluctuations from debt [2]	68	(28)	(23)
Foreign exchange fluctuations from intercompany balances [3]	1	(73)	(68)

	$(206)	255	(326)

1

These effects refer to the translation result of the financial statements of foreign subsidiaries and include the changes in the fair value of foreign exchange forward contracts designated as a hedge of a net investment (note 17.4).

2	Generated by foreign exchange fluctuations over a notional amount of debt in Cemex, S.A.B. de C.V., identified and designated as a hedge of the net investment in foreign subsidiaries (note 29.3).
3

Refers to foreign exchange fluctuations arising from balances with related parties in foreign currencies that are of a long-term investment nature considering that their liquidation is not anticipated in the foreseeable future and foreign exchange fluctuations over a notional amount of debt of a subsidiary of Cemex España identified and designated as a hedge of the net investment in foreign subsidiaries.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Subordinated notes

In March 2023, the Parent Company issued $1,000 of 9.125% subordinated notes (the “2023 Subordinated Notes”). After issuance costs, the Parent Company received $992. The 2023 Subordinated Notes are aligned with the Green Financing Framework (the “GFF”) and the net proceeds obtained in the issuance should be applied to finance, in whole or in part, one or more new or existing Eligible Green Projects (“EGPs”) under its GFF’s use-of-proceeds. EGPs include those related to pollution prevention and control, renewable energy, energy efficiency, clean transportation, sustainable water and wastewater management, and eco-efficient and/or circular economy adapted products, production technologies and processes.

In June 2021, the Parent Company issued $1,000 of 5.125% subordinated notes (the “2021 Subordinated Notes”). After issuance costs, the Parent Company received $994. The net proceeds obtained were used to repurchase in full the balance then outstanding of perpetual debentures issued by subsidiaries and the repayment of debt.

Under the 2023 Subordinated Notes and the 2021 Subordinated Notes (jointly the “Subordinated Notes”), which do not have a maturity or repayment date or mandatory redemption date, interest may be deferred indefinitely at the sole discretion of the Parent Company. In addition, the Subordinated Notes: (i) are not redeemable at the option of the holders of the Subordinated Notes (the “Noteholders”), (ii) do not have the benefit of standard debt covenants, and (iii) do not include an event of default relating to a payment or covenant default with respect to any indebtedness of Cemex. Moreover, the Parent Company is in control of the instances that may lead to the repayment of the Subordinated Notes, including Cemex’s repurchase option on the fifth anniversary of each issuance, the specific redemption events as well as those under a reorganization or bankruptcy event under the applicable laws. In the hypothetical event of liquidation of the Parent Company, the Noteholders would have a claim on any residual net assets available after all liabilities have been settled; therefore, the Noteholders have no guarantee of collecting the principal amounts of the Subordinated Notes or any deferred accrued interest, if any.

Based on the above characteristics of the Subordinated Notes, included in contractual terms that are considered to be substantive, and legal considerations, under IAS 32, Financial Instruments: Presentation (“IAS 32”), Cemex concluded that the Subordinated Notes do not meet the definition of financial liability under IAS 32, and consequently are classified in controlling interest stockholders’ equity within Other equity reserves. The classification as equity of the Subordinated Notes can be summarized as follows:

•

As mentioned above, the Subordinated Notes do not meet the definition of financial liability considering that they include no contractual obligation: (i) to deliver cash or another financial asset to another entity; or (ii) to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavorable to the issuer. This is because:

•

The Noteholders have agreed to the deferral of interest and principal, given that the Parent Company has the unilateral and unconditional right to perpetually defer the payment of principal and interest;

•

The Parent Company controls any payments to be made to the Noteholders, including in the event of bankruptcy under either the laws of Mexico (Ley de Concursos Mercantiles) or U.S. bankruptcy laws (Chapter 11); and

•

The Subordinated Notes contractually evidence a residual interest in the assets of the Parent Company after deducting all of its liabilities. The only requirement to settle the Notes would be in liquidation, which is akin to an equity instrument under IAS 32.

Coupon payments on the Subordinated Notes were included in “Other equity reserves” and amounted to $143 in 2024, $120 in 2023 and $54 in 2022.

21.3)	RETAINED EARNINGS

The Parent Company’s net income for the year is subject to a 5% allocation toward a legal reserve until such reserve equals one-fifth of the common stock. As of December 31, 2024, the legal reserve amounted to $87. During 2024, as mentioned in note 21.1, the Parent Company declared dividends of $120, of which, as of December 31, 2024, the last quarterly payment of $30 remain payable.

21.4)	NON-CONTROLLING INTEREST

Non-controlling interest

Non-controlling interest represents the share of non-controlling stockholders in the equity and results of consolidated subsidiaries. As of December 31, 2024 and 2023, non-controlling interest in equity amounted to $301 and $352, respectively. In 2024, 2023 and 2022, non-controlling interests in consolidated net income were $21, $17 and $27, respectively. These non-controlling interests arise mainly from the following Cemex’s subsidiaries:

•

TCL shares trade in the Trinidad and Tobago Stock Exchange. As of December 31, 2024 and 2023, there is a non-controlling interest in TCL of 30.17% of its common shares (see note 4.3 for certain relevant condensed financial information).

•

As of December 31, 2023, there was a non-controlling interest in CHP of 10.14% of its ordinary shares. CHP’s assets consisted primarily of Cemex’s cement manufacturing assets in the Philippines. As mentioned in note 4.2, on December 2, 2024, Cemex sold all its operations and assets in the Philippines.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Non-controlling interest – continued

•

Until June 2023, after the conclusion of a tender offer and delisting process, CLH, traded its ordinary shares on the Colombian Stock Exchange. CLH is the indirect holding company of Cemex’s operations in Colombia, Panama and Nicaragua, until September 10, 2024 of the operations in Guatemala and, until August 31, 2022 of the operations in Costa Rica and El Salvador. As of December 31, 2024 and 2023, there was a non-controlling interest in CLH of 0.16% and 0.50% of its ordinary shares, respectively.

22)	EXECUTIVE SHARE-BASED COMPENSATION

Stock-based awards granted to executives are defined as equity instruments, considering that the services received from employees are settled by delivering shares. The cost of these equity instruments represents their estimated fair value at the grant date of each plan and is recognized in the statement of income during the periods in which the executives render services and vest the exercise rights.

Cemex, S.A.B. de C.V. sponsors different long-term restricted share-based compensation programs for a wide range of executives. For eligible executives, stock-based compensation represents a fixed percentage of such executive’s annual compensation (the “Stock Bonus”). This Stock Bonus was paid in the Parent Company’s CPOs until December 31, 2023 and is paid in the Parent Company’s ADSs beginning January 1, 2024, considering certain management improvements that do not affect employees, and which number is determined on the award date by reference to the Stock Bonus amount and the stock market price of such award date (i.e., once the number of shares is determined, such number is fixed and will not change as a result of changes in the stock market price).

Under our long-term share-based compensation programs, the Company sponsors a program oriented to our top management, which is subject to internal and external performance metrics and rendering of services over a three-year period (the “Performance Plan”), and another program for key executives and key performers, which is subject only to the passage of time and rendering of services over a four-year period (the “Ordinary Plan” together with the Performance Plan, the “Share-Based Compensation Programs”). Shares awarded under the Ordinary Plan are initially restricted for sale and are proportionately released to the executives as services are rendered at the end of each year at a 25% rate over a four-year period, to the extent they remain in the Company at each settlement date. Once the executive is no longer employed by the Company, any shares awarded under the Ordinary Plan are generally forfeited. The Performance Plan, depending on their weighted achievement, may result in a final payout at the end of the third year between 0% and 200% of the target for each award. The fair value of the awards under the Performance Plan is determined by using an option pricing model.

For the years 2024, 2023 and 2022, the changes in connection with the Share-Based Compensation Programs were as follows:

					ADSs equivalents delivered (thousands)
Plan	Target number of ADSs (thousands) [1]	ADS price at award’s date [2]	Fair value (%)	Fair value (millions)	2024	2023	2022	ADSs Forfeited (thousands)	ADSs Outstanding (thousands) [3]
Performance Plans
2019	2,303.0	$4.4	130%	13.2	—	—	3,062.8	—	—
2020	4,146.0	$2.3	155%	14.8	—	8,448.2	—	—	—
2021	1,227.2	$8.0	150%	14.7	446.3	—	—	780.9	—
2022	2,403.6	$4.3	149%	15.4	—	—	—	—	3,571.7
2023	2,825.4	$6.4	145%	26.1	—	—	—	—	4,094.1
2024	1,976.7	$6.3	133%	16.6	—	—	—	—	2,621.5
Ordinary Plans
2019	8,048.2	$4.7	100%	37.5	—	42.4	1,521.4	118.3	—
2020	11,162.2	$2.5	100%	28.1	—	2,293.0	2,370.9	253.7	—
2021	5,716.6	$7.2	100%	41.3	1,210.7	1,442.7	1,465.6	56.6	4.2
2022	9,483.0	$4.9	100%	46.0	2,166.0	2,450.5	2,499.8	26.4	2,298.8
2023	6,531.9	$5.9	100%	38.4	1,582.9	1,765.0	—	48.0	3,136.0
2024	8,531.7	$7.2	100%	61.5	2,248.0	—	—	—	6,283.7

					7,653.9	16,441.8	10,920.5	1,283.9	22,010.0

1	The target number of ADSs for the performance plans assume a 100% payout.
2	Average ADS price of the awards at the date of grant.
3

Until the final payout of the Performance Plans is known after the conclusion of the three-year period for each award, the number of ADSs outstanding assumes a payout considering the same percentage of fair value determined by the option pricing model.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Share-based compensation programs – continued

The combined compensation expense related to the Share-Based Compensation Programs described above as determined considering the fair value of the awards at the date of grant in 2024, 2023 and 2022, was recognized in the operating results of each subsidiary where the executives render services against other equity reserves and amounted to $55 in 2024, $61 in 2023 and $52 in 2022. The compensation expense determined at the date of grant is not reversed when the final payout of the performance programs is lower than the estimated fair value. The required Parent Company’s ADSs delivered to the executives to meet the Company’s awards are either newly issued or purchased, at the Company’s election. For these purposes, from time to time, an external trust in which the executives are beneficiaries, may receive funding from Cemex to incur these purchases. When the Parent Company funds the executives’ trust, it recognizes a decrease in other equity reserves against cash. As of December 31, 2024, there were no options or commitments to make payments in cash to the executives based on changes in the market price of the Parent Company’s ADSs.

23)	EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net income attributable to ordinary equity holders of the Parent Company (the numerator) by the weighted average number of shares outstanding (the denominator) during the period. Shares that would be issued depending only on the passage of time should be included in the determination of the basic weighted average number of shares outstanding. Diluted earnings per share should reflect in both the numerator and denominator the assumption that convertible instruments are converted, that options or warrants are exercised, or that ordinary shares are issued upon the satisfaction of specified conditions, to the extent that such assumption would lead to a reduction in basic earnings per share or an increase in basic loss per share. Otherwise, the effects of potential shares are not considered because they generate anti-dilution.

The amounts considered for calculations of earnings per share in 2024, 2023 and 2022 were as follows:

	2024	2023	2022
Denominator (thousands of shares)
Weighted-average number of shares outstanding – basic	43,405,354	43,510,758	43,554,921
Effect of dilutive instruments – share-based compensation (note 22) [1]	660,298	599,229	793,322

Weighted-average number of shares – diluted	44,065,652	44,109,987	44,348,243

Numerator
Net income from continuing operations	$913	119	402
Less: non-controlling interest net income	21	17	27

Controlling interest net income from continuing operations	$892	102	375

Net income from discontinued operations	$47	80	483

Basic earnings per share
Controlling interest basic earnings per share	$0.0217	0.0042	0.0197
Controlling interest basic earnings per share from continuing operations	0.0206	0.0023	0.0086
Controlling interest basic earnings per share from discontinued operations	0.0011	0.0018	0.0111

Controlling interest diluted earnings per share
Controlling interest diluted earnings per share	$0.0213	0.0041	0.0193
Controlling interest diluted earnings per share from continuing operations	0.0202	0.0023	0.0085
Controlling interest diluted earnings per share from discontinued operations	0.0011	0.0018	0.0109

1	Number of the Parent Company’s shares to be potentially issued under the Share-Based Compensation Programs, equivalent to 220.1 million CPOs or 22.01 million ADSs.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

24)	COMMITMENTS

24.1)	CONTRACTUAL OBLIGATIONS

As of December 31, 2024, Cemex had the following contractual obligations:

	2024
Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Long-term debt	$189	1,551	1,552	2,267	5,559
Leases [1]	320	398	255	542	1,515

Total debt and other financial obligations [2]	509	1,949	1,807	2,809	7,074
Interest payments on debt [3]	262	510	359	387	1,518
Pension plans and other benefits [4]	156	268	266	670	1,360
Acquisition of property, plant and equipment	293	174	2	—	469
Purchases of services, raw materials, fuel and energy [5]	506	793	406	513	2,218

Total contractual obligations	$1,726	3,694	2,840	4,379	12,639

1

Represent nominal cash flows. As of December 31, 2024, the NPV of future payments under the Company’s lease contracts was $1,171, of which, $352 refers to payments from 1 to 3 years and $209 refers to payments from 3 to 5 years.

2

The schedule of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, Cemex has replaced its long-term obligations for others of a similar nature.

3	Estimated cash flows on floating rate denominated debt were determined using the floating interest rates in effect as of December 31, 2024.
4	Represents estimated annual payments under these benefits for the next ten years (note 19), including the estimate of new retirees during such future years.
5

Future payments for the purchase of raw materials are presented based on contractual nominal cash flows. Future nominal payments for energy were estimated for all contractual commitments based on an aggregate average expected consumption per year using the future prices of energy established in the contracts for each period. Future payments also include Cemex’s commitments for the purchase of fuel, carbon allowances and other services.

As of December 31, 2024 and 2023, from the contractual obligations summarized in the table above, the description of the most significant contracts is as follows:

•

In March 2024, with the intention of hedging a significant portion of Cemex’s expected deficit of emission carbon allowances (“EUAs”) under the European Union’s emissions trading system (“EU ETS”) (note 29.13), Cemex entered into physically-settled forward purchase commitments for own use in 2029 and 2030 for the acquisition of 1.8 million EUAs for an aggregate price of $157.

•

In October 2022, Cemex entered into a five-year agreement with Neoris beginning in 2023 for the acquisition of Information Technology (“IT”) solutions and services for an annual amount of at least $55.

•

In February 2022, Cemex renewed or entered into new agreements with six service providers in the fields of data processing services (back office) in finance, accounting and human resources; as well as IT infrastructure services, support and maintenance of IT applications in the countries in which Cemex operates, for a tenure of five to seven years at an average annual cost of $60. These contracts replaced the agreements Cemex maintained with IBM, which expired on August 31, 2022.

•

Beginning in 2016, in connection with the Ventika S.A.P.I. de C.V. and the Ventika II S.A.P.I. de C.V. wind farms (jointly “Ventikas”) located in the Mexican state of Nuevo Leon with a combined generation capacity of 252 Megawatts (“MW”), Cemex agreed to acquire a portion of the energy generated by Ventikas for its overall electricity needs in Mexico for a period of 20 years. The estimated annual cost of this agreement is $24 if Cemex receives all its energy allocation. Nonetheless, energy supply from wind is variable in nature and final amounts are determined considering the final MW per hour (“MWh”) effectively received at the agreed prices per unit.

•

Beginning in 2010, for its overall electricity needs in Mexico, Cemex agreed with EURUS to purchase a portion of the electric energy generated for no less than 20 years. EURUS is a wind farm with an installed capacity of 250 MW operated by ACCIONA in the Mexican state of Oaxaca. The estimated annual cost of this agreement is $77 if Cemex receives all its energy allocation. Nonetheless, energy supply from wind sources is variable in nature and final amounts will be determined considering the final MWh effectively received at the agreed prices per unit.

•

Cemex maintains a commitment initiated in April 2004 to purchase the energy generated by Termoeléctrica del Golfo (“TEG”) until 2027 for its overall electricity needs in Mexico. The estimated annual cost of this agreement is $87 if Cemex receives all its energy allocation. Nonetheless, final amounts will be determined considering the final MWh effectively received at the agreed prices per unit.

•

In regard to the above, Cemex also committed to supply TEG and another third-party electrical energy generating plant adjacent to TEG with all fuel necessary for their operations until the year 2027, equivalent to 1.2 million tons of petroleum coke per year. Cemex covers its commitments under this agreement acquiring the volume of fuel from sources in the international markets and Mexico.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Contractual obligations – continued

•

On October 24, 2018, Cemex, S.A.B. de C.V. entered into an energy financial hedge agreement in Mexico, commencing October 1, 2019 and for a period of 20 years. Through the contract, the Company fixed the MWh cost over an electric energy volume of 400 thousand MWh per year, through the payment of 25.375 Dollars per MWh of electric power in exchange for a market price. The committed price to pay will increase by 1.5% annually. The differential between the agreed price and the market price is settled monthly. Cemex considers this agreement as a hedge for a portion of its aggregate consumption of electric energy in Mexico and recognizes the result of the exchange of price differentials described previously in the statements of income as a part of the costs of energy. As a result of this contract, during 2024, 2023 and 2022, the Company received net proceeds of $5, $3 and $3, respectively. Cemex does not recognize this agreement at fair value since there is no deep market for electric power in Mexico that would effectively allow for its valuation.

24.2)	COMMITMENTS FROM EMPLOYEE BENEFITS

In some countries, Cemex has self-insured health care benefits plans for its active employees, which are managed on cost-plus fee arrangements with major insurance companies or provided through health maintenance organizations. As of December 31, 2024, in particular plans, Cemex has established stop-loss limits for continued medical assistance derived from a specific cause (e.g., an automobile accident, illness, etc.) ranging for a total limit of 550 thousand Dollars. In other plans, Cemex has established stop-loss limits per employee regardless of the number of events for a total cost of 2.5 million Dollars. The contingency for Cemex if all employees qualifying for health care benefits required medical services simultaneously is significant. However, Cemex believes this scenario is remote. The amount expensed through self-insured health care benefits was $72 in 2024, $72 in 2023 and $64 in 2022.

24.3)	CLIMATE CHANGE AND COMMITMENTS FOR THE REDUCTION OF CARBON DIOXIDE (“CO2”) EMISSIONS (unaudited)

The cement industry releases CO2 as part of the production process, mainly during the calcination of limestone, as well as CO2 released through the use of fossil fuels in the kilns. Currently, it is estimated that the whole cement industry releases between 5% to 8% of global CO2 emissions per year. In Cemex, from an estimate of close to 50 million tons of gross CO2 emissions per year (excluding discontinued operations), 63% are directly related to the production process (Scope 1), 6% are indirect emissions from electricity consumption (Scope 2) and the remaining 31% arise from activities related to the rest of the supply chain which includes supply and transportation (Scope 3).

Cemex has an agenda of medium-term and long-term initiatives aiming at significantly reducing its CO2 emissions in order to align the Company’s efforts with the Paris Agreement objectives of limiting global warming to 1.5ºC above pre-industrial levels. Cemex has defined its medium-term and long-term targets, which are mainly: 1) 31% reduction in CO2 emissions by 2030, compared to its 2020 baseline in Scope 1 emissions (a 47% reduction compared to its 1990 baseline); 2) achieve a 58% reduction in Scope 2 emissions by 2030 compared to a 2020 baseline; 3) achieve reductions by 2030 compared to a 2020 baseline, of 25% in CO2 emissions per ton of purchased clinker and cement, 30% in transport emissions, 40% of Scope 3 emissions per ton of purchased fuels and 42% in absolute Scope 3 emissions from the use of traded fuels; and 4) reach net zero CO2 emissions across the Company by 2050. Cemex’s 2030 targets for its cement business were verified by the Science-Based Targets initiative (“SBTi”) to be in line with the 1.5ºC scenario. Also, Cemex’s 2050 net-zero roadmap was validated by SBTi. SBTi, the foremost entity on science-based climate action goals, drives ambitious climate action in the private sector by enabling companies to set science-based emissions reduction targets.

To meet Cemex’s 2030 targets, the objectives have an impact that ranges from -10% to +10% in the total cash payout of the annual executive variable compensation of the Chief Executive Officer, the top senior management, and more than 4,500 employees, eligible for executive variable compensation. Moreover, Cemex has detailed yearly CO2 roadmaps developed for each cement plant which include, among other factors: a) the increasing use of alternative fuels and electricity from clean sources as well as combustion enhancers such as hydrogen, b) the increasing use of decarbonated or lower carbon raw materials and cementitious materials to reduce the clinker factor, as well as c) a roll-out of other proven CO2 reduction technologies and the investments required for their implementation.

Furthermore, to achieve the net-zero CO2 emissions target globally by 2050, Cemex is working through an open innovation platform in which it partners and collaborates with start-ups, universities, other industry players and entities from other industries along with the capabilities of Cemex’s Global Research and Development, Cemex Ventures, the corporate venture capital and open innovation unit of Cemex, and the internal “Smart Innovation” process, Cemex is developing a robust research and development portfolio of projects aimed at identifying the most promising technologies to capture, store and utilize CO2. These technologies should contribute beyond 2030 to fully decarbonize Cemex’s operations. To build this portfolio, Cemex is tapping into and expects to continue to tap government funding in Europe and the United States, where there are well established programs to foster innovation in the green technologies of the future. Cemex continues to pursue its strategy in the different markets where it operates.

As of the reporting date, there are no internal plans or commitments with local authorities to shut down operating assets due to climate change issues or concerns. For the years ended December 31, 2024, 2023 and 2022, the Company’s other expenses, net, in the statement of income, include expenses and losses associated with severe weather conditions of $9, $3 and $1, respectively, mainly related with hurricanes in Mexico and the United States in 2024, winter storms in the United States in 2023 and hurricane Ian in 2022. As of December 31, 2024, Cemex does not expect additional investments, expenses, or losses in connection with these events of nature.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

25)	LEGAL PROCEEDINGS

25.1)	PROVISIONS RESULTING FROM LEGAL PROCEEDINGS

Cemex is involved in various significant legal proceedings, which adverse resolutions are deemed probable. As a result, certain provisions and/or losses have been recognized in the financial statements, representing the best estimate of foreseeable cash outflows. As of December 31, 2024, the details of the most significant cases are as follows:

•

As of December 31, 2024, Cemex has environmental remediation liabilities in the United Kingdom pertaining to closed and current landfill sites for the confinement of waste, representing the NPV of the obligations for an amount in Pounds sterling equivalent to $178. Expenditure, including monitoring, installation, repair and renewal of environmental infrastructure, was assessed and quantified over a period up to 60 years from the date of closure, in which the sites have the potential to cause environmental harm.

•

As of December 31, 2024, Cemex has environmental remediation liabilities in the United States for $37, related to: a) the disposal of various materials in accordance with past industry practice, which might currently be categorized as hazardous substances or wastes; and b) the cleanup of sites used or operated by Cemex, including discontinued operations, regarding the disposal of hazardous substances or waste, either individually or jointly with other parties. Cemex does not believe that expenditure on these matters would exceed the amounts recorded. The ultimate cost that may be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work and negotiations with, or litigation against, potential sources of recovery have been completed.

25.2)	CONTINGENCIES FROM LEGAL PROCEEDINGS

Cemex is involved in various legal proceedings, which have not required the recognition of accruals, considering that the probability of loss is less than probable. Nonetheless, until all stages in the procedures are exhausted in each proceeding, Cemex cannot assure the achievement of a final favorable resolution.

As of December 31, 2024, the most significant contingencies with a quantification of the potential loss, when it is determinable and would not impair the outcome of the relevant proceeding, were as follows:

•

The European Commission has inspected Cemex’s offices in France and requested certain information relating to the business in France in the construction chemicals sector, which includes chemical admixtures and additives for use in concrete, cement and related construction products. Cemex is fully cooperating with the authorities conducting this investigation. The fact that this investigation is being conducted does not mean that the European Commission has concluded that Cemex has violated the law. As of December 31, 2024, due to the current stages of this investigation, Cemex is not able to assess the likely outcome of the investigation as it relates to us or whether it would have a material adverse impact on our results of operations, liquidity and financial condition.

•

Cemex’s operations in the United States received a grand jury subpoena issued by the Department of Justice (the “DOJ”) in connection with an investigation of possible antitrust law violations in the cement additives and concrete admixtures sector. Cemex is fully cooperating with the authorities conducting this investigation. The fact that this investigation is being conducted does not mean that the DOJ has concluded that Cemex has violated the law. As of December 31, 2024, due to the current stage of this investigation, we are not able to assess the likely outcome of the investigation as it relates to us or whether it would have a material adverse impact on our results of operations, liquidity and financial condition.

•

In December 2016, the Parent Company received subpoenas from the SEC seeking information to determine whether there have been any violations of the U.S. Foreign Corrupt Practices Act stemming from the Maceo Project. These subpoenas do not mean that the SEC has concluded that the Parent Company or any of its affiliates violated the law. On March 12, 2018, the DOJ issued a grand jury subpoena to the Parent Company relating to its operations in Colombia and other jurisdictions. In 2020, the Company delivered all of the information and documentation that had been requested and has not received any more requests since then. The Parent Company intends to continue to cooperate fully with the SEC, the DOJ and any other investigative entity. As of December 31, 2024, the Parent Company is unable to predict the duration, scope, or outcome of either the SEC investigation or the DOJ investigation, or any other investigation that may arise, or the potential sanctions which could be borne by the Parent Company, or if such sanctions, if any, would have a material adverse impact on Cemex results of operations, liquidity or financial position.

In addition to the legal proceedings described above in notes 25.1 and 25.2, as of December 31, 2024, Cemex is involved in various legal proceedings of lesser impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damages; 3) indemnification claims relating to acquisitions or divestitures; 4) claims to revoke permits and/or concessions; and 5) other diverse civil, administrative, commercial and lawless actions. Cemex considers that in those instances in which obligations have been incurred, Cemex has accrued adequate provisions to cover the related risks. Cemex believes these matters will be resolved without any significant effect on its business, financial position or results of operations. In addition, in relation to certain ongoing legal proceedings, Cemex is sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss, but for a limited number of ongoing legal proceedings, Cemex may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believes that disclosure of such information on a case-by-case basis would seriously prejudice Cemex’s position in the ongoing legal proceedings or any related settlement discussions. Accordingly, in these cases, Cemex has disclosed qualitative information with respect to the nature and characteristics of the contingency but has not disclosed the estimate of the range of potential loss.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

25.3)	OTHER SIGNIFICANT PROCESSES

In connection with the Maceo Plant, as described in note 15.1, as of December 31, 2024, the Maceo Plant has not initiated commercial operations. The evolution and status of the main issues related to the Maceo Plant are described as follows:

•

As of December 31, 2024, part of Cemex’s investments in the Maceo Plant, including the land, the mining concession, the environmental license and the shares of Zona Franca Especial Cementera del Magdalena Medio S.A.S. (“Zomam”) (holder of the free trade zone concession), acquired in 2012 from CI Calizas y Minerales S.A. (“CI Calizas”) and part of the plant’s own assets (28%), are under a process of forfeiture of ownership that was linked to a former shareholder of CI Calizas by the Attorney General’s Office of the Colombian Nation (the “Attorney General”). The rest of the plant’s assets (72%) belongs to Cemex Colombia. As a consequence of the process of forfeiture of ownership, Cemex Colombia (i) does not have the Zomam’s legal representation, (ii) is not the legitimate owner of the land on which the Maceo Plant was built, and (iii) is not the assigned beneficiary of the mining concession or the permits associated with the project. Additionally, Cemex Colombia’s ownership of the Zomam shares and of Zomam’s assets are subject to several legal proceedings.

•

In relation with the property of Zomam’s assets and its shares, on December 2020, Cemex Colombia filed a lawsuit before the Business Superintendency of Colombia, seeking the invalidity and, alternatively, the annulment of the equity contribution in-kind carried out by Cemex Colombia to Zomam in December 2015, by means of which a portion of the Maceo Plant’s assets were contributed to such entity. As of December 31, 2024, the first and the second instance rulings, clearly stated that the capitalization made by Cemex Colombia was legal and complied with applicable laws. Against the decision, Cemex filed an extraordinary appeal, which is yet to be resolved by the Colombian Supreme Court of Justice. Additionally, on March 12, 2024, Corporación Cementera Latinoamericana S.L.U. (“CCL”), a Cemex indirect subsidiary, filed a lawsuit against Zomam, to recover $32.6 plus interest, owed by Zomam to CCL. Currently, the proceeding it’s on the initial stage and a first instance decision is yet to be obtained.

•

As to the forfeiture of ownership proceeding mentioned above, in April 2019, Cemex Colombia and one of its subsidiaries reached a conciliatory agreement with the Sociedad de Activos Especiales, S.A.S. (the “SAE”) and CI Calizas before the Attorney General’s Office and as a consequence, signed a contract of Mining Operation, Manufacturing and Delivery Services and Leasing of Properties for Cement Production (the “Operation Contract”), which allows Cemex Colombia to continue using the assets for an initial term of 21 years that can be extended for ten additional years under certain conditions. Under the Operation Contract, once the Maceo Plant begins commercial operations, Cemex Colombia and/or a subsidiary will pay on a quarterly basis: a) 0.9% of the net sales resulting from the cement produced in the plant as compensation to CI Calizas for the right of Cemex Colombia to extract and use the mineral reserves; and b) 0.8% of the net sales resulting from the cement produced in the plant as payment to Zomam for cement manufacturing and delivery services, as long as Zomam maintains the free trade zone benefit, or, 0.3% in case that Zomam losses such benefit. The Operation Contract will continue in force regardless of the result of the forfeiture of ownership process.

•

As of December 31, 2024, Cemex believes that it would be able to keep ownership of the Maceo Plant. Nevertheless, if the forfeiture of ownership proceeding over the assets is ordered in favor of the Colombian State, and if the assets were adjudicated to a third party in a public tender offer, by virtue of and early disposal proceeding, such third party would have to subrogate to the Operation Contract. As of December 31, 2024, Cemex is not able to estimate the results of such proceedings.

•

In October 2021, CI Calizas, as holder of the environmental license, began the procedures before the National Environmental License Authority (“ANLA”) to expand the environmental extraction license to 1.3 million metric tons of minerals (clay and limestone) annually from the Maceo Plant quarry without the need to bring minerals from other locations. On November 15, 2024, the ANLA archived CI Calizas’ application, this decision was appealed by CI Calizas. The ruling temporarily limits the mine’s material extraction capacity to 990 thousand tons of minerals (clay and limestone) and the plant’s production to 1.5 million metric tons of cement per year. This decision does not have a material adverse impact on the operations of the Maceo Plant. CI Calizas still has the right to file again the application to expand the environmental extraction license.

•

With this decision, most of the relevant permits of the Maceo Plant have been obtained, and thus, as of December 31, 2024, it is expected that the access road will be substantially completed in 2025 as well as the commissioning of the Maceo Plant. The Maceo Plant can begin operations adjusting its productions to the limits established by the corresponding permits and licenses without the conclusion of the access road.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

26)	RELATED PARTIES

All significant balances and transactions between the entities that constitute Cemex have been eliminated in the preparation of the consolidated financial statements. These balances with related parties resulted primarily from: (i) the sale and purchase of goods between group entities; (ii) the sale and/or acquisition of subsidiaries’ shares within Cemex; (iii) the invoicing of administrative services, rentals, trademarks and commercial name rights, royalties and other services rendered between group entities; and (iv) loans between related parties. When market prices and/or market conditions are not readily available, Cemex conducts transfer pricing studies in the countries in which it operates to comply with regulations applicable to transactions between related parties.

The definition of related parties includes entities or individuals outside Cemex, who may take advantage of being in a privileged situation due to their relationship with Cemex. Likewise, this applies to cases where Cemex may take advantage of such relationships and benefit from its financial position or operating results.

For the years ended December 31, 2024, 2023 and 2022, in the ordinary course of business, Cemex enters into transactions with related parties for the sale and/or purchase of products, the sale and/or purchase of services or the lease of assets, all of which are not significant for Cemex and, except for the transaction mentioned below, to the best of Cemex’s knowledge, are not significant to the related party, are incurred for non-significant amounts for Cemex and are executed under conditions following the same authorizations applied to other third parties. These identified transactions, which involved members of the Parent Company’s Board of Directors, members of Cemex’s Executive Committee and other members of senior management, as applicable, are reviewed by the Parent Company’s Board of Directors Corporate Practices and Finance Committee and approved or ratified at least annually by the Parent Company’s Board of Directors, as per Cemex’s applicable policies on conflicts of interest and related person transactions. These transactions with related parties also include transactions with subsidiaries with significant non-controlling interests, such as TCL and Caribbean Cement Company Limited; with other companies in which Cemex has a non-controlling position, such as GCC and Lehigh White Cement Company; with companies in which the Parent Company’s Board of Director members are members of such company’s board of directors, like Banco Santander de Negocios de México, S.A. de C.V. and affiliates, Grupo ICA, S.A. de C.V. and affiliates, FEMSA, S.A.B. de C.V., Carza, S.A.P.I. de C.V. and related companies, Nemak, S.A.B. de C.V., NEG Natural, S.A. de C.V., Banco Mercantil del Norte, S.A. and affiliates, BBVA México S.A. and affiliates, Neoris N.V.; and with companies at which members of Cemex’s Executive Committee have family members such as Cementos Españoles de Bombeo, S. de R.L. (“CEB”), HSBC México, S.A. and affiliates and the firm Mckinsey & Company Inc. México, S.C. and affiliates, among others.

For Cemex, except as set forth below, none of these transactions executed in 2024 are material to be disclosed separately. In addition, during the same periods, no member of Cemex, S.A.B. de C.V.’s senior management or Board of Directors had any outstanding loans with Cemex.

The most important transaction with related parties during 2024 included in Cemex’s financial statements was as follows:

•	For the year 2024, Cemex incurred services from CEB, a provider of ready-mix pumping services to Cemex’s customers in Mexico for $70.

For the years 2024, 2023 and 2022, the aggregate compensation paid to members of Cemex, S.A.B. de C.V.’ Board of Directors, including alternate directors, and Cemex’s senior management was $48, $71 and $44, respectively. Of these amounts, $31 in 2024, $24 in 2023, $29 in 2022, were paid as base compensation plus performance bonuses, including pension and post-employment benefits. In addition, $17 in 2024, $47 in 2023 and $15 in 2022 of the aggregate amounts in each year, corresponded to allocations of ADSs under Cemex’s executive share-based compensation programs.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

27)	PRINCIPAL SUBSIDIARIES

As mentioned in notes 4.3 and 21.4, as of December 31, 2024 and 2023, there are non-controlling interests in certain consolidated entities that are in turn holding companies of relevant operations. The principal subsidiaries as of December 31, 2024 and 2023, which ownership interest is presented according to the interest maintained by Cemex, were as follows:

		% Interest
Subsidiary	Country	2024	2023
Cemex España, S.A. [1]	Spain	99.9	99.9
Cemex, Inc.	United States of America	100.0	100.0
Cemex Nicaragua, S.A. [2]	Nicaragua	100.0	100.0
Assiut Cement Company	Egypt	95.8	95.8
Cemex Colombia, S.A. [3]	Colombia	99.7	99.7
Cemento Bayano, S.A. [4]	Panama	99.5	99.5
Cemex Dominicana, S.A. [5]	Dominican Republic	100.0	100.0
Trinidad Cement Limited	Trinidad and Tobago	69.8	69.8
Caribbean Cement Company Limited [6]	Jamaica	79.0	79.0
Cemex de Puerto Rico Inc.	Puerto Rico	100.0	100.0
Cemex France (formerly Cemex France Gestion (S.A.S.))	France	100.0	100.0
Cemex Holdings Philippines, Inc.	Philippines	—	89.9
Solid Cement Corporation	Philippines	—	100.0
APO Cement Corporation	Philippines	—	100.0
Cemex UK	United Kingdom	100.0	100.0
Cemex Deutschland, AG.	Germany	100.0	100.0
Cemex Czech Republic, s.r.o.	Czech Republic	100.0	100.0
Cemex Polska sp. Z.o.o.	Poland	100.0	100.0
Cemex Holdings (Israel) Ltd.	Israel	100.0	100.0
Cemex Topmix LLC, Cemex Supermix LLC and Cemex Falcon LLC [7]	United Arab Emirates	100.0	100.0
Cemex International Trading LLC [8]	United States of America	100.0	100.0
Sunbulk Shipping, S.L.U. [9]	Spain	100.0	100.0

1	Cemex España is the direct or indirect holding company of most of Cemex’s international operations.
2	Represents Cemex Colombia’s 99% interest and CLH’s 1% interest held indirectly through another subsidiary of CLH.
3	Represents CLH’s direct and indirect interest in ordinary and preferred shares, including own shares held in Cemex Colombia’s treasury.
4	Represents CLH’s 99.483% indirect interest in ordinary shares, which excludes a 0.516% interest held in Cemento Bayano, S.A.’s treasury.
5	See subsequent event related to this subsidiary in note 28.
6

Represents the aggregate ownership interest of Cemex in this entity of 79.04%, which includes TCL’s 74.08% direct and indirect interest and Cemex’s 4.96% indirect interest held through other subsidiaries.

7	Cemex España indirectly owns a 49% equity interest in each of these entities and indirectly holds the remaining 51% of the economic benefits, through agreements with other shareholders.
8	Cemex International Trading LLC participates in the international trading of Cemex’s products and fuel commercialization.
9

Sunbulk Shipping, S.L.U. is involved mainly in maritime and land transportation and/or shipping of goods worldwide and the handling, administration, and hiring of shipments and cargo at ports, terminals and other loading and unloading destinations worldwide, as well as the offering and contracting of services in relation thereto for Cemex’s trading entities and operations.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

28)	SUBSEQUENT EVENT

On January 30, 2025, Cemex completed the sale of its operations in the Dominican Republic (note 4.2), considering a business valuation of $950 subject to final adjustments for changing balances of cash, debt and working capital.

29)	MATERIAL ACCOUNTING POLICIES

29.1)	PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include those of Cemex, S.A.B. de C.V. and those of all controlled entities. Balances and operations between related parties are eliminated in consolidation.

Investments in associates and joint controlled entities are accounted for by the equity method. The equity method reflects the investee’s original cost and Cemex’s share of the investee’s equity and earnings after acquisition.

29.2)	USE OF ESTIMATES AND CRITICAL ASSUMPTIONS

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates. The main items subject to significant estimates and assumptions by management include impairment tests of long-lived assets, recognition of deferred income tax assets, the recognition of uncertain tax positions, the measurement of asset retirement obligations, as well as provisions regarding legal proceedings and environmental liabilities, among others. Significant judgment is required by management to appropriately assess the amounts of these concepts.

29.3)	FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

Transactions denominated in foreign currencies are recorded in the functional currency of each consolidated entity at the exchange rates prevailing on the dates of their execution. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency of each consolidated entity at the exchange rates prevailing at the statement of financial position date, and the resulting foreign exchange fluctuations are recognized in earnings, except for exchange fluctuations arising from: 1) foreign currency indebtedness associated with the acquisition of foreign entities; and 2) fluctuations associated with related parties’ balances denominated in foreign currency, whose settlement is neither planned nor likely to occur in the foreseeable future and as a result, such balances are of a permanent investment nature. These fluctuations are recorded against “Other equity reserves,” as part of the foreign currency translation adjustment (note 21.2) until the disposal of the foreign net investment, at which time, the accumulated amount in equity is recycled through the statement of income as part of the gain or loss on disposal.

The financial statements of consolidated entities, as determined using their respective functional currency, are translated to Dollars at the closing exchange rate for the statement of financial position and at the closing exchange rates of each month within the period for the statements of income. The functional currency is that in which each consolidated entity primarily generates and expends cash. The corresponding translation effect is included within “Other equity reserves” and is presented in the statement of other comprehensive income for the period as part of the foreign currency translation adjustment (note 21.2) until the disposal of the net investment in the consolidated entity.

Considering its integrated activities, for purposes of functional currency, the Parent Company deemed to have two divisions, one related with its financial and holding company activities, in which the functional currency is the Dollar for all assets, liabilities and transactions associated with these activities, and another division related with the Parent Company’s operating activities in Mexico, in which the functional currency is the Peso for all assets, liabilities and transactions associated with these activities.

The most significant closing exchange rates for the statement of financial position and the approximate average exchange rates (as determined using the closing exchange rates of each month within the period) for the statements of income with respect Cemex’s main functional currencies to the Dollar as of December 31, 2024, 2023 and 2022, were as follows:

	2024		2023		2022
Currency	Closing	Average	Closing	Average	Closing	Average
Peso	20.83	18.55	16.97	17.63	19.50	20.03
Euro	0.9654	0.9265	0.9059	0.9227	0.9344	0.9522
British Pound Sterling	0.7988	0.7819	0.7852	0.8019	0.8266	0.8139
Colombian Peso	4,409	4,104	3,822	4,272	4,810	4,277

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

29.4)	FINANCIAL INSTRUMENTS

Classification and measurement of financial instruments

Financial assets are classified as “Held to collect” and measured at amortized cost when they meet both of the following conditions and are not designated as at fair value through profit or loss: a) are held within a business model whose objective is to hold assets to collect contractual cash flows; and b) its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Amortized cost represents the NPV of the consideration receivable or payable as of the transaction date. This classification of financial assets comprises the following captions:

•	Cash and cash equivalents (note 9).

•

Trade accounts receivable, other current accounts receivable and other current assets (notes 10 and 11). Due to their short-term nature, Cemex initially recognizes these assets at the original invoiced or transaction amount less expected credit losses, as explained below.

•

Trade accounts receivable sold under securitization programs, in which certain residual interest in the trade accounts receivable sold in case of recovery failure and continued involvement in such assets is maintained, do not qualify for derecognition and are maintained in the statement of financial position (notes 10 and 17.2).

•

Investments and non-current accounts receivable (note 14.2). Subsequent changes in effects from amortized cost are recognized in the statement of income as part of “Financial income and other items, net.”

Certain strategic investments are measured at fair value through other comprehensive income within “Other equity reserves” (note 14.2). Cemex does not maintain financial assets “Held to collect and sell” whose business model has the objective of collecting contractual cash flows and then selling those financial assets.

The financial assets that are not classified as “Held to collect” or that do not have strategic characteristics fall into the residual category of held at fair value through the statement of income as part of “Financial income and other items, net” (note 14.2).

Debt instruments and other financial obligations are classified as “Loans” and measured at amortized cost (notes 17.1 and 17.2). Interest accrued on financial instruments is recognized within “Other accounts payable and accrued expenses” against financial expense. During the reported periods, Cemex did not have financial liabilities voluntarily recognized at fair value or associated with fair value hedge strategies with derivative financial instruments.

Derivative financial instruments are recognized as assets or liabilities in the statement of financial position at their estimated fair values, and the changes in such fair values are recognized in the statement of income within “Financial income and other items, net” for the period in which they occur, except in the case of hedging instruments as described below.

Hedging instruments (note 17.4)

A hedging relationship is established to the extent the entity considers, based on the analysis of the overall characteristics of the hedging and hedged items, that the hedge will be highly effective in the future and the hedge relationship at inception is aligned with the entity’s reported risk management strategy (note 17.5). The accounting categories of hedging instruments are: a) cash flow hedge; b) fair value hedge of an asset or forecasted transaction; and c) hedge of a net investment in a subsidiary.

In cash flow hedges, the effective portion of changes in fair value of derivative instruments are recognized in stockholders’ equity within other equity reserves and are reclassified to earnings as the interest expense of the related debt is accrued, in the case of interest rate swaps, or when the underlying products are consumed in the case of contracts on the price of raw materials and commodities. In hedges of the net investment in foreign subsidiaries, changes in fair value are recognized in stockholders’ equity as part of the foreign currency translation result within “Other equity reserves” (note 29.3), whose reversal to earnings would take place upon disposal of the foreign investment. Derivative instruments are negotiated with institutions with significant financial capacity; therefore, Cemex believes the risk of non-performance of the obligations agreed to by such counterparties to be minimal.

Impairment of financial assets

Impairment losses of financial assets, including trade accounts receivable, are recognized using the Expected Credit Loss model (“ECL”) for the entire lifetime of such financial assets on initial recognition, and at each subsequent reporting period, even in the absence of a credit event or if a loss has not yet been incurred, considering for their measurement past events and current conditions, as well as reasonable and supportable forecasts affecting collectability. For purposes of the ECL model of trade accounts receivable, on a country-by-country basis, Cemex segments its accounts receivable by type of client, homogeneous credit risk and days past due and determines for each segment an average rate of ECL, considering actual credit loss experience generally over the last 12 months and analyses of future delinquency, that is applied to the balance of the accounts receivable. The average ECL rate increases in each segment of days past due until the rate is 100% for the segment of 365 days or more past due.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Costs incurred in the issuance of debt or borrowings

Direct costs incurred in debt issuances or borrowings, as well as debt refinancing or non-substantial modifications to debt agreements that did not represent an extinguishment of debt by considering that the holders and the relevant economic terms of the new instrument are not substantially different to the replaced instrument, adjust the carrying amount of the related debt and are amortized as interest expense as part of the effective interest rate of each instrument over its maturity. These costs include commissions and professional fees. Costs incurred in the extinguishment of debt, as well as debt refinancing or modifications to debt agreements, when the new instrument is substantially different from the old instrument according to a qualitative and quantitative analysis, are recognized in the statement of income as incurred.

Leases (notes 15.2 and 17.2)

At the inception of a contract, Cemex assesses whether a contract is, or contains, a lease. A contract is, or contains a lease, if at the inception of the contract, it conveys the right to control the use of an identified asset for a period in exchange for consideration. Pursuant to IFRS 16, leases are recognized as financial liabilities against assets for the right-of-use, measured at their commencement date as the NPV of the future contractual fixed payments, using the interest rate implicit in the lease or, if that rate cannot be readily determined, Cemex’s incremental borrowing rate. Cemex determines its incremental borrowing rate by obtaining interest rates from its external financing sources and makes certain adjustments to reflect the term of the lease, the type of the asset leased and the economic environment in which the asset is leased.

Cemex does not separate the non-lease component from the lease component included in the same contract. Lease payments included in the measurement of the lease liability comprise contractual rental fixed payments, less incentives, fixed payments of non-lease components and the value of a purchase option, to the extent that option is highly probable to be exercised or is considered a bargain purchase option. Interest incurred under the financial obligations related to lease contracts is recognized as part of the “Interest expense” line item in the statement of income.

At the commencement date or on modification of a contract that contains a lease component, Cemex allocates the consideration in the contract to each lease component based on their relative stand-alone prices. Cemex applies the recognition exception for lease terms of 12 months or less and contracts of low-value assets and recognizes the lease payment of these leases as rental expense in the statement of income over the lease term. Cemex defined the lease contracts for office and computer equipment as low-value assets.

The lease liability is measured at amortized cost using the effective interest method as payments are incurred and is remeasured when: a) there is a change in future lease payments arising from a change in an index or rate, b) if there is a change in the amount expected to be payable under a residual guarantee, c) if the Company changes its assessment of whether it will exercise a purchase, extension or termination option, or d) if there is a revised in-substance fixed lease payment. When the lease liability is remeasured, an adjustment is made to the carrying amount of the asset for the right-of-use or is recognized within “Financial income and other items, net” if such asset has been reduced to zero.

Embedded derivative financial instruments

Cemex reviews its contracts to identify the existence of embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract and recognized in the statement of financial position as assets or liabilities, applying the same valuation rules used for other derivative instruments.

29.5)	PROPERTY, MACHINERY AND EQUIPMENT AND ASSETS FOR THE RIGHT-OF-USE (note 15)

Property, machinery and equipment are recognized at their acquisition or construction cost, as applicable, less accumulated depreciation and impairment losses. Depreciation of fixed assets is recognized as part of cost and operating expenses (notes 5 and 6) and is calculated using the straight-line method over the estimated useful lives of the assets, except for mineral reserves, which are depleted using the units-of-production method. Periodic maintenance of fixed assets is expensed as incurred. Advances to suppliers of fixed assets are presented as part of other non-current accounts receivable.

Assets for the right-of-use related to leases are initially measured at cost, which comprises the initial amount of the lease liability adjusted by any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle, remove or restore the underlying asset, less any lease incentives received. Assets for the right-of-use are generally depreciated using the straight-line method from the commencement date to the end of the lease term. Assets for the right-of-use may be reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

Cemex capitalizes, as part of the related cost of fixed assets, interest expense from existing debt during the construction or installation period of qualifying fixed assets, considering Cemex’s corporate average interest rate and the average balance of investments in process for the period.

29.6)	BUSINESS COMBINATIONS, GOODWILL AND OTHER INTANGIBLE ASSETS (notes 4.1 and 16)

The consideration transferred in business combinations is allocated to all assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any unallocated portion of the consideration transferred represents goodwill, which is not amortized and is subject to periodic impairment tests (note 29.7). Costs associated with the acquisition are expensed in the statement of income as incurred.

Intangible assets are recognized at their acquisition or development cost, as applicable, when probable future economic benefits are identified and there is evidence of control over such benefits. Definite life intangible assets are amortized on a straight-line basis or using the units-of-production method, as applicable, as part of operating costs and expenses (notes 5 and 6). Direct costs incurred in the development stage of computer software for internal use are capitalized and amortized through the operating results over the useful life of the software, which, on average is five years.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Other intangible assets – continued

Cemex’s extraction rights have a weighted average useful life of 83 years, depending on the sector and the expected life of the related reserves. Except for extraction rights which are amortized using the units-of-production method and/or as otherwise indicated, Cemex’s intangible assets are amortized on a straight-line basis over their useful lives that range on average from 3 to 20 years.

29.7)	IMPAIRMENT OF LONG-LIVED ASSETS (notes 15 and 16)

Property, machinery and equipment, assets for the right-of-use, intangible assets of definite life and other investments

These assets are evaluated for impairment upon the occurrence of internal or external impairment indicators. Impairment losses, corresponding to the excess of the asset’s carrying amount over its recoverable amount, are recorded within “Other expenses, net.” Recoverable amounts, which include the NPV of future projected cash flows arising from the asset over its useful life (value in use), are determined considering market economic assumptions.

Goodwill

Goodwill is tested for impairment when required upon the occurrence of internal or external indicators of impairment or at least once a year, during the last quarter of such year, at the level of the group of cash-generating units (“CGUs”) to which goodwill balances were allocated by determining the recoverable amount of such group of CGUs, corresponding to the NPV of estimated future cash flows to be generated by such CGUs over periods of 5 years plus terminal value (value in use). An impairment loss is recognized within “Other expenses, net” when the recoverable amount is lower than the net book value of the group of CGUs. Impairment charges recognized on goodwill are not reversed in subsequent periods.

The reportable segments reported by Cemex (note 4.3), represent Cemex’s groups of CGUs to which goodwill has been allocated for purposes of testing goodwill for impairment and represent the lowest level within Cemex at which goodwill is monitored internally by management.

29.8)	PROVISIONS (notes 18, 24 and 25)

Cemex recognizes provisions when it has a legal or constructive obligation resulting from past events, whose resolution would require cash outflows, or the delivery of other resources owned by the Company. As of December 31, 2024 and 2023, some significant proceedings that gave rise to a portion of the carrying amount of Cemex’s other current and non-current liabilities and provisions are detailed in note 25.1.

Obligations or losses related to contingencies are qualitatively disclosed in the notes to the financial statements. The effects of long-term commitments established with third parties, such as supply contracts with suppliers or customers, are recognized in the financial statements on an incurred or accrued basis, after taking into consideration the substance of the agreements. Relevant commitments are disclosed in the notes to the financial statements.

29.9)	PENSIONS AND OTHER POST-EMPLOYMENT BENEFITS (note 19)

Defined contribution pension plans

The costs of defined contribution pension plans are recognized in the operating results as they are incurred. Liabilities arising from such plans are settled through cash transfers to the employees’ retirement accounts, without generating future obligations.

Defined benefit pension plans and other post-employment benefits

The costs associated with defined benefit pension plans and other post-employment benefits, the latter comprised of health care benefits, life insurance and seniority premiums, are recognized services are rendered by the employees based on actuarial estimations of the benefits’ present value considering the advice of external actuaries. For certain pension plans, Cemex has created irrevocable trust funds to cover future benefit payments (“plan assets”). These plan assets are valued at their estimated fair value at the statement of financial position date. All actuarial gains and losses for the period, related to differences between the projected and real actuarial assumptions at the end of the period, as well as the difference between the expected and actual return on plan assets, are recognized as part of “Other items of comprehensive income, net” within stockholders’ equity.

The service cost, corresponding to the increase in the obligation for additional benefits earned by employees during the period, is recognized within operating costs and expenses. The net interest cost, resulting from the increase in obligations for changes in NPV and the change during the period in the estimated fair value of plan assets, is recognized within “Financial income and other items, net.”

Termination benefits

Termination benefits, not associated with a restructuring event, which mainly represent severance payments by law, are recognized in the operating results for the period in which they are incurred. In the event of restructuring, the expenses are recognized within “Other expenses, net.”

29.10)	INCOME TAXES (note 20)

The income taxes reflected in the statement of income include the amounts incurred during the period and the amounts of deferred income taxes, determined according to the income tax law applicable to each subsidiary, reflecting any uncertainty in income tax treatments and include the effects measured in each subsidiary by applying the enacted statutory income tax rate at the end of the reporting period. According to IFRS, all items charged or credited directly in stockholders’ equity or as part of other comprehensive income or loss for the period are recognized net of their current and deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the period in which the change is officially enacted.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Deferred income taxes

Deferred tax assets are reviewed at each reporting date and are derecognized when it is not deemed probable that the related tax benefit will be realized, considering the aggregate amount of self-determined tax loss carryforwards that Cemex believes will not be rejected by the tax authorities based on available evidence and the likelihood of recovering them prior to their expiration through an analysis of estimated future taxable income. To determine whether it is probable that deferred tax assets will ultimately be recovered, Cemex takes into consideration all available positive and negative evidence, including factors such as market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current tax structure, potential changes or adjustments in tax structure, tax planning strategies, future reversals of existing temporary differences. Deferred income tax assets and liabilities relating to different tax jurisdictions are not offset.

Uncertain tax positions

The income tax effects of uncertain tax positions are recognized when it is probable that the position will be sustained based on its technical merits and assuming that the tax authorities will examine each position with full knowledge of all relevant information. For each position, Cemex considers its probability, regardless of its relation to any broader tax settlement. The probability threshold represents a positive assertion by management that Cemex is entitled to the economic benefits of a tax position. If a tax position is considered not probable to be sustained, no benefits of the position are recognized. Interest and penalties related to unrecognized tax benefits are recorded as part of the income tax in the statements of income based on the Company’s analysis of the nature of such interest and penalties, considering recent IFRS Interpretations Committee guidance.

Effective income tax rate

The effective income tax rate is determined by dividing the line item “Income tax” by the line item “Earnings before income tax.” This effective tax rate is further reconciled to Cemex’s statutory tax rate applicable in Mexico (note 20.3). A significant effect on Cemex’s effective tax rate and consequently on the reconciliation of Cemex’s effective tax rate, relates to the difference between the statutory income tax rate in Mexico of 30% and the applicable income tax rates of each country where Cemex operates.

For the years ended December 31, 2024, 2023 and 2022, the statutory tax rates in Cemex’s main operations were as follows:

Country	2024	2023	2022
Mexico	30.0%	30.0%	30.0%
United States	21.0%	21.0%	21.0%
United Kingdom	25.0%	23.5%	19.0%
France	25.8%	25.8%	25.8%
Germany	28.2%	28.2%	28.2%
Spain	25.0%	25.0%	25.0%
Israel	23.0%	23.0%	23.0%
Colombia	35.0%	35.0%	35.0%
Other operations	15.0% – 30.0%	15.0% – 30.0%	18.0% – 30.0%

Cemex’s current and deferred income tax amounts included in the statement of income for the period are highly variable, and are subject, among other factors, to taxable income determined in each jurisdiction in which Cemex operates. Such amounts of taxable income depend on factors such as sale volumes and prices, costs and expenses, exchange rate fluctuations and interest on debt, among others, as well as the estimated tax assets at the end of the period due to the expected future generation of taxable gains in each jurisdiction.

Global minimum tax

On July 10, 2021, the intergovernmental international group promoting economic and financial cooperation known as G20 endorsed the key components of the Pillar Two tax reform that was agreed by 132 countries and jurisdictions (Inclusive Framework on Base Erosion and Profit Shifting or the “Inclusive Framework”). The key components of Pillar Two, which are commonly referred to as the “global minimum tax” introduce a minimum effective tax rate of at least 15%, calculated based on a specific rule set, known as “GloBE model rules”, which was published on December 20, 2021, by the Organization for Economic Co-operation and Development (“OECD”), as approved by the Inclusive Framework. Groups with an effective tax rate below the minimum in any particular jurisdiction would be required to pay top-up tax at the level of the ultimate parent entity or the intermediate parent entities, as applicable, based on the Income Inclusion Rule. The global minimum tax would be applied to groups with annual revenue of at least 750 million Euros. Among the countries in which Cemex operates, Switzerland and the EU have endorsed the global minimum tax, and consequently, the rule will start to be applied at the level of Cemex’s Swiss on January 1, 2025, and for Spanish intermediate parent entity started January 1, 2024, each considering all their corresponding subsidiaries. For instance, if the effective tax rate of a jurisdiction where subsidiaries of Cemex España operate as determined using each individual entity’s financial statements (considering certain adjustments) is below 15% on a combined basis, Cemex España would then need to pay in Spain the difference between the implied effective tax rate and the minimum tax rate of 15%, unless a Qualified Domestic Minimum Top-up Tax is in effect, in which case, any top-up tax would be paid in such jurisdiction. As of December 31, 2024, the effects of Pillar Two implementation are not material.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

29.11)	STOCKHOLDERS’ EQUITY

Other equity reserves and subordinated notes (note 21.2)

Groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the comprehensive income, which reflects certain changes in stockholders’ equity that do not result from investments by owners and distributions to owners, as well as Subordinated Notes (note 21.2).

The most significant items within “Other equity reserves and subordinated notes” during the reported periods are as follows:

Items of “Other equity reserves and subordinated notes” included in the determination of other comprehensive income:

•

Currency translation effects from the translation of foreign subsidiaries, including: a) exchange results from foreign currency debt related to the acquisition of foreign subsidiaries; and b) exchange results from foreign currency related parties’ balances that are of a non-current investment class (note 29.3);

•

The effective portion of the valuation and liquidation effects from derivative financial instruments under cash flow hedging relationships, which are recorded temporarily in stockholders’ equity (note 29.4);

•	Changes in fair value of other investments in strategic securities (note 29.4); and

•	Current and deferred income taxes during the period arising from items which effects are directly recognized in stockholders’ equity.

Items of “Other equity reserves and subordinated notes” not included in in the determination of other comprehensive income:

•	Effects related to controlling stockholders’ equity for changes or transactions affecting non-controlling interest stockholders in Cemex’s consolidated subsidiaries;

•

Effects attributable to controlling stockholders’ equity for financial instruments issued by consolidated subsidiaries that qualify for accounting purposes as equity instruments, such as the interest expense paid on perpetual debentures;

•	The balance of Subordinated Notes with no fixed maturity and any interest accrued thereof; and

•	The cancellation of the Parent Company’s shares held by consolidated entities or held in trust for the liquidation of executive long-term share-based compensation.

29.12)	EXECUTIVE SHARE-BASED COMPENSATION (note 22)

Share-based payments to executives are defined as equity instruments when services received from employees are settled by delivering shares of the Parent Company and/or a subsidiary; or as liability instruments when Cemex commits to making cash payments to the executives upon exercise of the awards based on changes in the Parent Company and/or the subsidiary’s stock (intrinsic value). The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the operating results during the periods in which the executives release any restriction. Cemex does not grant liability instruments.

29.13)	ALLOWANCES RELATED TO EMISSIONS OF CO2

In certain countries where Cemex operates, including the EU countries and the United Kingdom, among others, mechanisms aimed at reducing carbon dioxide emissions have been established, such as the EU ETS and UK ETS, respectively, by means of which, under the outstanding rules, the relevant environmental authorities have granted annually to the entities that release CO2, such as the cement industry, certain number of carbon emission rights (“Allowances”) free of cost. Entities in turn must submit to such environmental authorities at the end of the compliance period, Allowances for a volume equivalent to the tons of CO2 released. Companies must buy additional Allowances to meet deficits between actual CO2 emissions during the compliance period and Allowances received. In general, failure to deliver the required Allowances is subject to significant monetary penalties. Entities may also dispose of any surplus of Allowances in the market. The trend is that Allowances received free of cost will be reduced over time from 2026 to zero by 2034 so that entities are compelled to act and gradually reduce the aggregate volume of emissions. EU ETS and UK ETS rules are periodically reviewed to ensure they remain effective and aligned with the EU’s and UK’s climate goals respectively.

As of December 31, 2024, according to management estimates (unaudited), Cemex held excess Allowances received for no consideration in prior years which, together with ongoing mitigation and emission offsetting initiatives, should be sufficient to allow the Company offsetting CO2 costs in the EU and the United Kingdom operations until 2028; a significant portion of the 2029 and 2030 deficit is being covered with forward purchase commitments (note 24.1).

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2024, 2023 and 2022

(Millions of U.S. Dollars)

Allowances related to emissions of CO2 – continued

Cemex accounts for the effects associated with CO2 emission reduction mechanisms as follows:

•	Allowances received for no consideration paid are recognized at zero cost in the statement of financial position.

•	Revenues received from the sale of excess Allowances are recognized in the statement of income in the period in which they occur.

•

Allowances acquired to hedge expected deficits of CO2 emissions, i.e. for own use-only with no trading intention, are recognized as intangible assets at cost and are amortized to the cost of sales during the relevant compliance period as emissions are released.

•

Cemex would accrue a provision at market value against the cost of sales if current emissions of CO2 exceed the number of emission rights on hand and the required additional Allowances have not yet been acquired in the market.

•	In addition, in certain countries, the environmental authorities impose levies per ton of CO2 or other greenhouse gases released. Such expenses are recognized as part of the cost of sales as incurred.

29.14)	CONCENTRATION OF CREDIT

Cemex sells its products primarily to distributors in the construction industry, with no specific geographic concentration within the countries in which Cemex operates. As of and for the years ended December 31, 2024, 2023 and 2022, no single customer individually accounted for a significant amount of the reported amounts of sales or in the balances of trade accounts receivable. In addition, there is no significant concentration of a specific supplier relating to the purchase of raw materials.

29.15)	NEWLY ISSUED IFRS NOT YET ADOPTED

There are several amendments or new IFRS issued but not yet effective which are under analysis and the Company’s management expects to adopt in their specific effective dates considering preliminarily without any significant effect on the Company’s financial position or operating results, and which are summarized as follows:

Standard	Main topic	Effective date
Amendments to IAS 21, The Effects of Changes in Foreign Exchange Rates – Lack of Exchangeability

The amendments require an entity to apply a consistent approach to assessing whether a currency is exchangeable into another currency and when it is not, to determine the exchange rate to use and the disclosures to provide.

January 1, 2025

Amendments to the Classification and Measurement of Financial Instruments – Amendments to IFRS 9, Financial Instruments and IFRS 7, Financial Instruments: Disclosures

The amendments to IFRS 9 and IFRS 7 clarify the derecognition of financial liabilities on the settlement date, allow accounting options for electronic settlements, and require additional disclosures for financial assets and liabilities with contingent terms, including Environmental, Social and Governance features.

January 1, 2026

In addition, IFRS 18, Presentation and Disclosure in Financial Statements, which replaces IAS 1 and is effective beginning January 1, 2027, introduces new categories and subtotals in the statement of profit or loss, requires disclosure of management-defined performance measures, and establishes new requirements for the location, aggregation, and disaggregation of financial information. Cemex is analyzing these changes in formats and presentation.

Independent Auditors’ report

To the Board of Directors and Stockholders

Cemex, S.A.B. de C.V.

U.S. Dollars

Opinion

We have audited the consolidated financial statements of Cemex, S.A.B. de C.V. and subsidiaries (“the Group”), which comprise the consolidated statements of financial position as at December 31, 2024 and 2023, the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2024, 2023 and 2022, and notes comprising material accounting policies and other explanatory information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at December 31, 2024 and 2023, and its consolidated financial performance and its consolidated cash flows for the years ended December 31, 2024, 2023 and 2022 in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IFRS Accounting Standards).

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Mexico, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Evaluation of the goodwill impairment analysis for a group of cash-generating units

The key audit matter	How the matter was addressed in our audit

As discussed in notes 16.2 and 29.7 to the consolidated financial statements, the goodwill balance as of December 31, 2024 was $7,441 million, of which $6,176 million relate to the group of Cash-Generating Units in the United States of America (“the group of CGUs”). The goodwill balance represents 27% of the Group’s total consolidated assets as of December 31, 2024. Goodwill is tested for impairment upon the occurrence of internal or external indicators of impairment or at least once a year.

We have identified the evaluation of the goodwill impairment analysis for the group of CGUs as a key audit matter because the estimated value in use involved a high degree of subjectivity. Specifically, the discount rate and the long-term growth rate used to calculate the value in use of the group of CGUs were challenging to test and changes to these assumptions could have had a significant impact on the value in use amount.

Our audit procedures in this area included, among others, the following:

We performed sensitivity analyses over the discount rate and the long-term growth rate assumptions to assess their impact on the determination of the value in use of the group of CGUs.

We evaluated the Group’s forecasted long-term growth rates for the group of CGUs by comparing the growth assumptions to publicly available data.

We compared the Group’s historical cash flow forecasts to actual results to assess the Group’s ability to accurately forecast.

To assess the overall reasonableness of the resulting value in use determination, we evaluated the implied multiples of earnings resulting from the value in use determination against publicly available information of multiples of earnings in market transactions.

In addition, we involved our valuation specialists, who assisted in:

•   Evaluating the discount rate for the group of CGUs and performing sensitivity analyses by comparing with a discount rate range that was independently developed using publicly available data for comparable entities and evaluating the long-term growth rate by comparing it against publicly available data; and

•   Performing sensitivity analyses of the value in use of the group of CGUs using the Group’s cash flow forecasts and determining an independently developed discount rate and comparing the results of our estimates to the Group’s estimates of value in use.

Evaluation of impairment indicators related to a cement plant

The key audit matter	How the matter was addressed in our audit

As discussed in notes 15.1 and 29.7 to the consolidated financial statements, the construction in progress balance as of December 31, 2024 was $1,931 million, of which $335 million relate to the carrying amount of a cement plant in Colombia (“the Plant”). Property, machinery and equipment assets, including construction in progress, are evaluated for impairment upon the occurrence of internal or external impairment indicators. As discussed in note 25.3, the Group is involved in certain legal proceedings related to the Plant.

The evaluation of identification and assessment of impairment indicators related to the Plant is considered a key audit matter. Subjective judgment is required to evaluate the identification and assessment of impairment indicators related to the Plant due to uncertainty and judgement around the expected outcome of legal proceedings and their impact on the assessment.

Our audit procedures in this area included, among others, the following:

We evaluated the professional qualifications, competence, and capabilities of the in-house and external lawyers of the Group that assessed the current status and the expected outcome of legal proceedings.

We involved our legal specialists with specialized skills and knowledge, who assisted in our evaluation of the Group’s external counsel’s assessment of the current status and the expected outcome of the legal proceedings and the impact on the identification and assessment of impairment indicators related to the Plant by:

•   Inquiring with Group’s officials responsible for the monitoring of these legal proceedings

•   Inspecting letters received directly from the Group’s external counsel

•   Inspecting the latest correspondence issued by the corresponding authorities, as applicable.

Other Information

Management is responsible for the other information. The other information comprises the information included in the Group’s annual report for the year ended December 31, 2024, to be filed with the National Banking and Securities Commission (Mexico) (Comisión Nacional Bancaria y de Valores) and the Mexican Stock Exchange (Bolsa Mexicana de Valores) (“the Annual Report”) but does not include the consolidated financial statements and our auditors’ report thereon. The Annual Report is expected to be made available to us after the date of this auditors’ report.

Our opinion on the consolidated financial statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

When we read the Annual Report, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. ‘Reasonable assurance’ is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the group as a basis for forming an opinion on the group financial statements. We are responsible for the direction, supervision and review of the audit work performed for purposes of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

KPMG Cárdenas Dosal, S.C.

C.P.C. Arturo González Prieto

Monterrey, N.L.
February 14, 2025